Exhibit 10.5

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT THE INFORMATION HAS BEEN REDACTED.
CREDIT AND SECURITY AGREEMENT
among
BEETHOVEN FINANCING 1, LLC,
as Initial Borrower,

THE ADDITIONAL BORROWERS FROM TIME TO TIME PARTIES HERETO,

BEETHOVEN HOLDINGS 1, LLC,
as Initial SPV Guarantor,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Joint Lead Arranger,

GOLDMAN SACHS BANK USA,
as Joint Lead Arranger,

THE ADDITIONAL GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,
THE BANK OF NEW YORK MELLON,
as Administrative Agent,
and
THE BANK OF NEW YORK MELLON,
as Collateral Agent
Dated as of June 29, 2025

TABLE OF CONTENTS
Page

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SCHEDULES
SCHEDULE 1 —    Lender Information
SCHEDULE 2 —    Loan Party UCC and Notice Information
SCHEDULE 3 —    Reporting Requirements
SCHEDULE 4 —    Intellectual Property Collateral
EXHIBITS
EXHIBIT A    —    Form of Joinder Agreement
EXHIBIT B    —    Form of Release Request
EXHIBIT C    —    Form of Notice of Borrowing
EXHIBIT D    —    Form of Notice of Prepayment
EXHIBIT E    —    Form of Assignment and Acceptance
EXHIBIT F-1    —    Form of Copyright Security Agreement
EXHIBIT F-2    —    Form of Patent Security Agreement
EXHIBIT F-3    —    Form of Trademark Security Agreement
EXHIBIT G-1    —    Form of U.S. Tax Compliance Certificate (Foreign Lenders)
EXHIBIT G-2    —    Form of U.S. Tax Compliance Certificate (Foreign Participants)
EXHIBIT G-3    —    Form of U.S. Tax Compliance Certificate (Foreign Participants)
EXHIBIT G-4    —    Form of U.S. Tax Compliance Certificate (Foreign Lenders)
EXHIBIT H    —    Form of Due Diligence Summary

i

CREDIT AND SECURITY AGREEMENT, dated as of June 29, 2025, by and among BEETHOVEN FINANCING 1, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Initial Borrower”), the ADDITIONAL BORROWERS from time to time party hereto, BEETHOVEN HOLDINGS 1, LLC, a Delaware limited liability company, as guarantor (together with its permitted successors and assigns, the “Initial SPV Guarantor”), FIFTH THIRD BANK, NATIONAL ASSOCIATION and GOLDMAN SACHS BANK USA (individually, each, a “Joint Lead Arranger” and, collectively, the “Joint Lead Arranger”), the ADDITIONAL GUARANTORS from time to time party hereto, the commercial paper conduits from time to time party hereto as Conduit Lenders (as defined herein), each of the financial institutions from time to time party hereto as Committed Lenders (as defined herein), the conduit managing agents from time to time party hereto as managing agents (individually, each, a “Managing Agent” and, collectively, the “Managing Agents”), THE BANK OF NEW YORK MELLON, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), and THE BANK OF NEW YORK MELLON, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”).
RECITALS
WHEREAS, the Initial Borrower, together with each additional Borrower from time to time party hereto (collectively, the “Borrowers” and each, a “Borrower”) intend to acquire certain Music Products and related assets from time to time and desire that the Lenders make advances on a committed basis to the Borrowers on the terms and subject to the conditions set forth in this Agreement in order to finance such acquisitions; and
WHEREAS, the Lenders have agreed to extend up to $500,000,000 in Commitment Amounts to the Borrowers (subject to increase in accordance with Section 2.19), the proceeds of which will be used to acquire, or refinance the acquisition of, Music Products and related assets;
WHEREAS, the Borrowers have agreed to secure their Obligations by granting to the Collateral Agent for the benefit of the Secured Parties, a first priority security interest in all of their respective assets;
WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrowers and have agreed to secure such guarantees with a first priority security interest in all of their respective assets; and
WHEREAS, each Lender shall make such advances to the Borrowers on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
Article I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS
Section 1.01Definitions. As used in this Agreement, the following terms shall have the meanings indicated:
“Access Investors”: collectively: [***].

“Account Control Agreement” means each account control agreement among one or more Borrowers, the related Approved Account Bank and the Collateral Agent, as secured party, that confers “control” (within the meaning of the UCC) over one or more deposit accounts or securities accounts to the Collateral Agent.
“Acquisition Account” has the meaning specified in Section 8.02(d).
“Acquisition/Disposition LTV Ratio” means, as of any Asset Acquisition Date or the date of any Asset Sale, the percentage equivalent of a fraction, (x) the numerator of which is the Funded Facility Amount as of such date on a pro forma basis after giving effect to any Borrowing or Optional Prepayment, as applicable, on such date and (y) the denominator of which is the Aggregate Collateral Value as of such date minus the Excess Concentration Amounts.
“Administration Agreements” means the contractual agreements under which the Music Publishing and Master Distribution Rights, Neighboring Rights, Writer’s Share of Public Performance and proceeds therefrom are administered for the benefit of the Borrowers by the existing and future Administrators.
“Administrative Agent” has the meaning specified in the introduction to this Agreement.
“Administrator” means any Person primarily engaged in the business of administering any rights in any Music Product included in the assets of the Borrowers, including, without limitation, [***] and any of their respective Affiliates, any other music publisher, administrator, label, distributor, performance rights organization or society or collection agent, licensing agent, or any other similar licensee or user of any Music Product.
“Advance” has the meaning specified in Section 2.03.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” means (a) each Lender and each of its Affiliates, and (b) any assignee or participant of any Lender.
“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that Persons shall not be deemed to be under common control (whether direct or indirect) solely by virtue of such Persons having a common financial sponsor.
“Affiliate Transaction” has the meaning set forth in Section 5.02(i).
“Agent” means each, either or both of the Administrative Agent and the Collateral Agent, as the context may require.
“Aggregate Collateral Value” means, as of any date of determination, an amount equal to the sum of the Appraised Collateral Values and Non-Appraised Collateral Values of all assets in the Facility Pool as of such date.
“Agreement” means this Credit and Security Agreement.

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“Allocable Debt” means, as of any date of determination with respect to any Music Product, the aggregate amount of outstanding Advances made with respect to such Music Product as of its Acquisition Date.
“Annual Catalogue Appraisal” has the meaning set forth in Section 5.01(o).
“Anti-Corruption Laws” has the meaning set forth in Section 5.02(v).
“Applicable Law” means any Law of any Governmental Authority, including all federal, state and local laws and of other local regulatory authorities, to which the Person in question is subject or by which it or any of its assets or properties are bound.
“Applicable Margin” means, with respect to any Term SOFR Advance, 2.00% or, with respect to any Base Rate Advance, 1.00%.
“Appraisal” means a valuation or appraisal (including all Annual Catalogue Appraisals) of the fair market value of the Music Products of the Borrowers prepared by an Approved Appraiser (together with all supporting assumptions and related models and attachments) that calculates the Appraisal Value of such Music Products in accordance with the Appraisal Requirements, which valuation or appraisal shall, for the avoidance of doubt, include the projected Consolidated Net Publisher/Net Label Share attributable to the Music Products for the next twelve month period immediately succeeding the twelve month period covered by such Appraisal.
“Appraisal Requirements” means requirements that will be satisfied with respect to an Appraisal and its calculation of the Appraisal Value for the relevant asset or assets if:
(a)such Appraisal has been conducted by an Approved Appraiser within sixty (60) days of the delivery of such Appraisal and delivered to the Lenders;
(b)the related Appraisal Value calculation will assume a discount rate of at least the Required Discount Rate, as applied to the expected net cash flows projected to be received by the Borrowers in respect of such asset or assets for a forecast period of no longer than fifteen (15) years, with terminal values at the end of such forecast period determined based on market accepted approaches (which may be a Gordon growth model appropriately adjusted for expectations relating to artist lifespans), and must take into account the duration of each related Copyright;
(c)as of any applicable date of determination, no value is attributed to songs or albums that are unreleased as of such date, or otherwise with respect to any cash flows that are similarly conditional upon assets that do not yet exist as of such date or are not owned by a Borrower on such date (or in the case of assets to be acquired by a Borrower, not expected to be owned by such Borrower on the related Asset Acquisition Date);
(d)appropriate adjustments are made to take into account, if and as applicable: (A) genre, (B) the market position (which may include reputation and longevity) of the applicable musician or other artist within that genre, for purposes of considering decay, (C) vintage, (D) any non-traditional music rights, including without limitation rights relating to merchandising, (E) any liabilities or other amounts (including without limitation any deferred purchase price payments or earn-outs) that may be netted or deducted from Collections in respect of such asset, (F) the earlier of the scheduled date (if any) for the expiration or other termination of such asset or the cash flows arising thereunder, or the earliest date on which any such expiration or termination may occur without a Borrower’s consent, including

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pursuant to the exercise of any statutory reversion rights with respect to any Copyright in favor of an author or statutory heir(s) of an author under title 17 U.S. Code §203 and §304 as such reversion rights are customarily taken into account by applicable Approved Appraisers or applicable rating agencies, in each case in this clause (F), except to the extent that the Borrowers or the Manager have demonstrated to the reasonable satisfaction of such applicable Approved Appraisers or rating agencies that the related Asset Transfer Agreement includes provisions to mitigate the risks associated with the exercise of such reversion rights; and
(e)all other assumptions used in the Appraisal, including without limitation macro growth rates relating to streaming and applicable decay rates, are consistent with market accepted research.
“Appraisal Value” means, with respect to any asset or assets as of any date, the amount equal to the net present value of the expected net cash flows projected to be received by the Borrowers in respect of such asset or assets (taking into account all applicable liabilities (including any related management or administrative services fees that are effectively payable prior to the Advances, other than the Management Fee)), as determined in the most recent Appraisal in accordance with the Appraisal Requirements.
“Appraised Collateral Value” means, as of any date of determination with respect to any Music Products subject to an Appraisal as of such date, the lower of (i) the most recent Appraisal Value of such Music Products as of such date, and (ii) the Consolidated Net Publisher/Net Label Share attributable to such Music Products over the twelve month period immediately preceding such date multiplied by 20 (twenty); provided that, the value of any Future Compositions or Future Recordings shall be deemed to be zero.
“Approved Account Bank” means (a) any Lender, (b) any Person then acting as the Collateral Agent or (c) another Qualified Institution reasonably acceptable to the Required Lenders, in each case, or any Affiliate thereof then capable of acting in a similar capacity under the Facility Documents.
“Approved Appraiser” means (a) [***] or (b) another valuation agent, appraisal firm or similar Person as mutually agreed between the Lead Borrower and the Required Lenders (each acting in good faith).
“Artist Catalogue” means, with respect to the Borrowers’ assets, all of the Music Products, related Music Agreements and related Music Product Rights (including without limitation all related Music Publishing and Master Distribution Rights, Revenue-Generating Agreements and Cashflow Assets) arising from Musical Compositions and/or Master Recordings that were composed or performed by a single artist.
“Asset Acquisition Date” means each date on which a Music Product is acquired by any Borrower (including via the acquisition or joinder of any entity that holds any Music Products).
“Asset Acquisition Package” means, with respect to any asset or assets acquired or proposed to be acquired by any Borrower, an information package submitted to the Lenders (in such format and transmitted in such a manner as the Required Lenders may reasonably specify to the Manager and the Lead Borrower from time to time), that includes each of the following:
(a)with respect to any asset or assets (including any group of related assets acquired at substantially the same time) with an aggregate purchase price in excess of the Valuation Threshold, a

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copy of an Appraisal calculating the Appraisal Value of such asset or assets, prepared by an Approved Appraiser;
(b)a copy of the applicable asset valuation model (together with all supporting assumptions and related models and attachments, including calculations demonstrating the determination of the purchase price using a minimum weighted average cost of capital) for such asset or assets, the executive summary (if any) provided to the applicable investment committees of the Manager and the Borrowers, together with any other material information deemed necessary by the Manager for the Lender’s evaluation of an investment in such asset or assets;
(c)a copy of the completed Asset Diligence Report for such asset or assets and related rights;
(d)copies of the results of UCC, intellectual property and/or other applicable Lien searches (including, a search as to judgments, pending litigation, tax, chain-of-title for musical compositions and master recordings) determined to be satisfactory of transactions of this type by the Manager acting in accordance with the Management Standard on the relevant assets that confirm the absence of any Liens on such assets other than Permitted Liens or Liens to be released on or before the applicable Asset Acquisition Date;
(e)a copy of each of (i) the final draft of the related Asset Transfer Agreement, including all ancillary transaction documents, schedules and exhibits thereto (or if the related Asset Transfer Agreement is not in final form as of the latest date required to be delivered under Section 2.02(a), the then-current draft of such Asset Transfer Agreement) and (ii) if applicable to the related acquisition, a copy of each related Legacy Purchase Agreement (to the extent available to the Borrowers);
(f)to the extent such asset or assets are contemplated to include Intellectual Property, (x) a copy of an updated Intellectual Property Schedule clearly identifying the Intellectual Property assets that are then contemplated to be acquired as of the related Asset Acquisition Date and (y) copies of the applicable related Intellectual Property Security Agreement as then contemplated to be entered into as of the related Asset Acquisition Date; and
(g)all documentation reasonably necessary (including applicable updates to Cashflow Asset schedules) to ensure that Collections in respect of such assets will be appropriately remitted to the applicable Collection Account.
“Asset Acquisition Procedures” has the meaning specified in Section 2.02(a).
“Asset Agreement” means each Administration Agreement, each Asset Transfer Agreement, each Legacy Purchase Agreement, each Music Agreement, each Revenue-Generating Agreement, each Storage Facility Access Letter and each Asset Payment Instruction.
“Asset Diligence Report” means a due diligence summary in substantially the form attached hereto as Exhibit H, including an exception summary for the related Asset Transfer Agreement and a confidential information memorandum or other similar presentation detailing the relevant assets and the relevant art, which report will include the related acquisition purchase price.
“Asset Files” means, with respect to any Borrower, all documents and instruments evidencing such Borrower’s rights in Musical Compositions, Master Recordings, lyrics, performances (including all rights to record, rerecord, produce, reproduce or synchronize any of the foregoing), all certificates of

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Copyright registration or, where expired, certificates of renewals of copyright registration, and all copyright assignments (and corresponding proofs of recordation), all documents and instruments evidencing trademarks useful or used in connection with the exploitation of, any Music Product or any music artist or musical group, and any revenue derived therefrom, all filing receipts and/or date-stamped copies of all filings pertaining, in each case, to any assets of such Borrower, including but not limited to the related Music Agreements, other Revenue-Generating Agreements, letters of instruction or direction, and royalty assignment forms.
“Asset Payment Instruction” means, with respect to any Asset Agreement, an agreement of each applicable obligor or payor (which may be a collection agent or similar service provider) of Collections thereunder to cause such Collections to be paid, in each case until such time as the Lead Borrower has otherwise consented or directed otherwise in writing, either to (i) a Borrower Account or (ii) an account in which a Borrower holds a perfected security interest and over which a Borrower has control (for purposes of the UCC), from which the applicable Collections will be swept to a Borrower Account within five (5) Business Days of the receipt thereof.
“Asset Sale” means any disposition (by way of merger, casualty, condemnation or otherwise) of a Music Product by any Borrower or any Subsidiary.
“Asset Transfer Agreement” means each agreement or instrument by which a Borrower or any of its assets is or proposed to be bound that governs or provides for (or is proposed to govern or provide for) the transfer of one or more assets to a Borrower.
“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit E hereto, entered into by a Lender, an assignee and the Administrative Agent and, if applicable, the Lead Borrower.
“Availability Period” means the period from and including the Closing Date to and including the earlier of (a) the occurrence of an Event of Default, subject to reinstatement, with the consent of all of the Lenders and (b) the Final Maturity Date; provided that the Availability Period may be extended at the request of the Lead Borrower with the consent of all of the Lenders in their respective sole discretion.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.18(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Code” means Title XI of the United States Code.
“Bankruptcy Remote Provisions” means, with respect to the Constituent Documents of any Loan Party, the definition of “Independent Manager,” the definition of “Material Action,” any provision relating to voting thresholds, Sections 5(c), 7, 9(d), 10, 16, 20(e), 21, 22, 23, 24, 25, 26 or 31, in each case, of its limited liability company agreement, or any equivalent provisions.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“Base Rate Advance” means an Advance that bears interest at a rate based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Basel III” means the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time, including any publications addressing the liquidity coverage ratio or the supplementary leverage ratio.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Lead Borrower, with the consent of the Required Lenders, or by the Required Lenders, acting in a commercially reasonable manner (in consultation with the Lead Borrower), giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lead Borrower, with the consent of the Required Lenders, or by the Required Lenders, acting in a commercially reasonable manner (in consultation with the Lead Borrower), giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

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(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BNY Account Bank” means The Bank of New York Mellon, in its capacity as an Approved Account Bank under a related Account Control Agreement.
“BNY Fee Schedule” means the schedule of fees for services entered into between the Initial Borrower and the Agents, dated on or prior to the initial Asset Acquisition Date.
“Borrower” has the meaning specified in the Recitals hereto.
“Borrower Account” means each account, including each Managed Borrower Account and each Restricted Borrower Account.
“Borrower Information” means, with respect to any recipient thereof, any non-public or proprietary information provided to such Person by or on behalf of a Borrower with respect to such Borrower pursuant to this Agreement or any other Facility Document.
“Borrower Interest Reserve Account” has the meaning specified in Section 8.02(b).
“Borrower Liability Reserve Account” has the meaning specified in Section 2.02(a)(ix).
“Borrower Payment Account” has the meaning specified in Section 8.02(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and, in the case of a SOFR Borrowing, having the same Interest Accrual Period made by the Lenders.

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“Borrowing Date” means the date of a Borrowing.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.
“Business Objective” means (i) each Borrower’s objectives in acquiring additional music assets financed pursuant to this Agreement and refinancing all or a portion of the financing contemplated hereby through Permitted Securitizations (and the corresponding release of all or a portion of the Collateral), and (ii) any potential assignee’s ability to assist each Borrower in realizing the foregoing objectives.
“Cash” means Dollars immediately available on the day in question.
“Cashflow Asset” means any asset that gives rise to cash proceeds in the ordinary course based on its nature or terms.
“Catalogue Appraisal” means, with respect to any Music Products, an Appraisal prepared in connection with the acquisition thereof that includes such Music Products and, thereafter, each Annual Catalogue Appraisal that includes such Music Products.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means, the occurrence of one or more of the following events:
(a) 100% of the Equity Interests of any Subsidiary Guarantor (other than any Subsidiary Guarantor released pursuant to a Permitted Release) ceases to be directly owned by one or more Borrowers (or another Subsidiary Guarantor),
(b) 100% of the Equity Interests of any Borrower (other than any Borrower released pursuant to a Permitted Release) ceases to be directly owned by one or more SPV Guarantors,
(c) 100% of the Equity Interests of any SPV Guarantor (other than any SPV Guarantor released pursuant to a Permitted Release) ceases to be directly owned by the Manager,
(d) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate 100% of the Equity Interests of the Manager, or

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(e) any combination of the Warner/Bain Holders shall fail to own at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Manager.
“Closing Date” means June 29, 2025.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning specified in Section 7.01(a).
“Collateral Agent” has the meaning specified in the introduction to this Agreement.
“Collateral Documents” means, with respect to any asset owned by any Loan Party, each related Asset Agreement, Account Control Agreement, Intellectual Property Security Agreement and each other agreement and instrument governing such asset or any rights or obligations of such Borrower with respect thereto, together with all Proceeds thereof.
“Collateral Proceeds Account” has the meaning specified in Section 6.02(e).
“Collection Account” means each deposit account established in the name of a Borrower or a Subsidiary Guarantor which shall at all times be subject to an Account Control Agreement.
“Collection Period” means, with respect to any Payment Date, the period beginning immediately following the end of the last Collection Period (or in the case of the first Payment Date, beginning on the Closing Date) and ending on the last day of the calendar month immediately preceding such Payment Date.
“Collections” means, without duplication, (a) all cash collections, distributions, payments, Proceeds and other amounts paid, payable or owing to any Borrower in respect of its assets, including without limitation all such amounts arising under any Asset Agreement, all licenses or sublicenses granted by a Borrower and any further sublicenses thereof, any proceeds of insurance, guaranties, security or other support in respect of such assets, and any sales or dispositions of any asset (and in each case, including all such collections, distributions, payments, Proceeds and other amounts without regard to whether such amounts arose in compliance with or in violation of the applicable Facility Documents or Collateral Documents), plus (b) all amounts earned by any Borrower in respect of interest or other income from any Borrower Account pledged hereunder plus (c) any DSCR Cure Contributions.
“Commercial Paper” shall mean, with respect to any Conduit Lender, the short-term promissory notes issued in the commercial paper market by or for the benefit of such Conduit Lender.
“Committed Lender” and “Committed Lenders” shall mean each financial institution listed as a Committed Lender in Schedule 1, and any other Person that becomes a committed lender party hereto pursuant to an Assignment and Acceptance, in each case, together with their successors and assigns.
“Commitment Amount” means the commitment of a Lender to make an Advance in the amount set forth on Schedule 1 next to the name of such Lender or in an applicable Assignment and Acceptance, subject to adjustment in accordance with the terms hereof. The aggregate Commitment Amount as of the Closing Date is $500,000,000.

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“Competitor” means any Music Company or any fund or other entity owning or holding investments in such Person; provided that a Person will not be a Competitor (a) solely by virtue of such Person, fund or entity’s direct or indirect ownership of less than 5% of the equity interests in a Music Company or (b) if such Person is a bank, financial institution, insurance company, or any other entity managed by registered investment advisers who regularly engage in making, purchasing or investing in commercial loans as a material portion of their business.

“Conduit Assignee” means, with respect to any Conduit Lender, any commercial paper conduit, whose Commercial Paper is rated at least “A-2” from S&P and/or the equivalent rating of another NRSRO registered with the SEC, that is administered by the related Managing Agent (or for which the related Program Support Provider provides liquidity support) with respect to such Conduit Lender or any Affiliate of such Managing Agent, in each case, designated by such Managing Agent to accept an assignment from such Conduit Lender of its Advances and option to make additional Advances in accordance with the terms hereof, or a portion thereof with respect to such Conduit Lender pursuant to Section 12.01(b).
“Conduit Lender” and “Conduit Lenders” shall mean each entity listed as a Conduit Lender in Schedule 1, and any other Person that becomes a conduit lender party hereto pursuant to an Assignment and Acceptance, in each case, together with their successors and assigns.
“Conduit Lender Amounts” has the meaning set forth in Section 12.02(b).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement,, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that the Required Lenders (in consultation with the Lead Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required Lenders (in consultation with the Lead Borrower) in a manner substantially consistent with market practice (or, if the Lead Borrower (in consultation with the Required Lenders) decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Required Lenders (in consultation with the Lead Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Publisher/Net Label Share” means, for any applicable period of determination, the Net Publisher/Net Label Share received by any Borrower during such period.
“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, trust agreement, limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and

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any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization.
“Continuing Errors” has the meaning specified in Section 10.03(h)(vi).
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.
“Copyright License” means any written agreement now or hereafter in existence granting to any Borrower, or pursuant to which any Borrower grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any copyrighted material to the operations or business of such Borrower, including any agreement identified in Schedule 1 to any Copyright Security Agreement relating to such Borrower.
“Copyright Security Agreement” means a security agreement in substantially the form attached hereto as Exhibit F-1.
“Copyrights” means, collectively, all copyrights, whether registered or unregistered, owned by or assigned to, whether in whole or in part, any Borrower and all registrations and applications for the foregoing under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all copyrightable works of authorship (whether or not published), including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including the copyright registrations and copyright applications described in Schedule 1 to any Copyright Security Agreement relating to a Borrower, now existing or hereafter adopted or acquired, together with (i) all renewals and extensions of any of the foregoing, (ii) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing and (iii) all income, fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“Corporate Trust Office” means the corporate trust office of the Collateral Agent and the Administrative Agent, located at 311 S. Wacker, Suite 6200B, Chicago, IL 60606, or such other address as such party may designate from time to time by notice to the Lenders and the Borrowers, or the principal corporate trust office of any successor collateral agent, successor administrative agent.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.20.
“Cure Contribution Holding Account” means a Restricted Borrower Account established in order to hold Permitted Cure Contributions as contemplated by Section 6.03(b), which shall be maintained with an Approved Account Bank in accordance with the related Account Control Agreement and which shall be subject to the Lien of the Collateral Agent (on behalf of the Secured Parties).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day the “SOFR Determination Date”) that is five Business Days (or

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such other period as determined by the Required Lenders, acting in a commercially reasonable manner (in consultation with the Lead Borrower), based on one of the then prevailing market conventions) prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Website and a Replacement Event with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than five consecutive Business Days.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that, as reasonably determined by the Lead Borrower: (a) has failed to (i) fund any Advances that have been requested and for which the conditions precedent in Section 3.02 and Section 3.03 have been satisfied (including, for the avoidance of doubt, any Delaying Lender for so long as such Delaying Lender has failed to fund the applicable Borrowing pursuant to Section 2.08, other than a Conduit Lender exercising its sole discretion not to fund) or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified any Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to the effect (unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Lead Borrower or any Borrower, to confirm in writing to the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Lead Borrower), or (d) has, or has other than via an Undisclosed Administration a direct or indirect parent company that has, (i) with respect to which an Insolvency Event has occurred, (ii) become the subject of a bail-in action, or (iii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or territorial regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Lead Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Facility Document or constitute a “Lender” for any voting or consent rights under or with respect to any Facility Document for as long as such Lender remains a Defaulting Lender.

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“Deferred Purchase Price Asset Amount” means, with respect to any Collection Period, the total amount of Outstanding Collections in respect of Deferred Purchase Price Assets for such Collection Period.
“Deferred Purchase Price Assets” means any assets that are subject to Deferred Purchase Price Liabilities.
“Deferred Purchase Price Liability” has the meaning specified in Section 2.02(a)().
“Delayed Amount” has the meaning specified in Section 2.08.
“Delayed Funding Date” has the meaning specified in Section 2.08.
“Delaying Funding Notice” has the meaning specified in Section 2.08.
“Delaying Funding Notice Date” has the meaning specified in Section 2.08.
“Delaying Lender” has the meaning specified in Section 2.08.
“Designated Delay Lender” means (i) the specific financial institutions identified by the Lenders prior to the Closing Date that the Loan Parties have indicated are acceptable and (ii) each Lender approved in writing by the Loan Parties in their sole discretion.
“Determination Date” means the last day of each Collection Period.
“Disqualified Lender” means any Person identified as such by the Lead Borrower in writing to the Lenders (with a copy to the Administrative Agent), and each Person who is known to an applicable Lender to be an Affiliate of any such Person, prior to the Closing Date as updated and from time to time thereafter with the consent of the Required Lenders (not to be unreasonably withheld).
“Disqualified Person” has the meaning specified in Section 12.01(i).
“Distributable Cash” means, with respect to any Payment Date, without duplication: (i) all Collections received with respect to the Collection Period ending immediately prior to such Payment Date, (ii) in the event any reserves were established in any Restricted Borrower Accounts for the payment of Obligations payable under and pursuant to Section 2.11(a), 2.12, 11.03(d) or 11.04, any amounts so reserved in such Restricted Borrower Accounts, (iii) any Permitted Cure Contributions received in respect of such Payment Date pursuant to Section 6.03(a), other than any Permitted Cure Contributions required to be retained pursuant to Section 6.03(b), (iv) any Permitted Cure Contributions permitted to be released to the Borrower Payment Account for application on such Payment Date pursuant to Section 6.03(b), (v) all amounts constituting or otherwise received by any Borrower in respect of any Release Proceeds in connection with any Permitted Release, (vi) any amounts withdrawn from the Borrower Interest Reserve Account or a Cure Contribution Holding Account for application as Distributable Cash on such Payment Date in accordance with Section 9.02 and (vii) on the Final Maturity Date or if an Event of Default has occurred and is continuing, all amounts on deposit in all Borrower Accounts (including all Managed Borrower Accounts).
“Dodd Frank Act” has the meaning specified in Section 2.11(a).
“Dollars” and “$” mean lawful money of the United States of America.

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“DSCR” means an amount calculated as of any Measurement Date by dividing (x) the Net Cash Flow over the immediately preceding three (3) Collection Periods most recently ended to (y) the amount of Interest that the Borrowers will be required to pay over the next three (3) Collection Periods on the Advances on the next Payment Date on the aggregate principal balance of Advances outstanding as of such Measurement Date.
“DSCR Cure Contribution” has the meaning specified in Section 6.03(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Means” means the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by an Agent, or another method or system specified by such Agent as available for use in connection with its services hereunder.
“Eligible Assignee” means (i) a Person who is an Affiliate of a Lender, (ii) a Conduit Assignee, (iii) the specific financial institutions identified by the Lenders prior to the Closing Date that the Loan Parties have indicated are acceptable, or (iv) such other Person as may be acceptable to the Required Lenders (acting reasonably) and, so long as no Event of Default has occurred and is continuing, the Borrowers; provided that, in each case, such Person is not a Competitor, a Disqualified Lender or a Defaulting Lender.
“Eligible Investments” means, at any time, any one or more of the following obligations, instruments, investments and securities:
(a)direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America;
(b)demand deposits, time deposits, bankers’ acceptances or certificates of deposit of any depository institution or trust company (i) incorporated under the laws of the United States of America, any United States of America state or any United States of America branch of a foreign bank, (ii) subject to supervision and examination by federal or state banking or depository institution authorities, (iii) fully insured by the Federal Deposit Insurance Corp. (FDIC) and (iv) at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) of which have a short-term rating of at least “A-1” from S&P or the equivalent rating of another NRSRO;

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(c)repurchase obligations, having maturities of not more than 365 days, with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) above;
(d)short-term corporate securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof; provided, however, that (i) such investment shall not have an ‘r’ highlighter affixed to its rating and its terms shall have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change and (ii) at the time of the investment, the short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such corporation) of such corporation shall have the highest rating from S&P or the highest rating of another NRSRO;
(e)commercial paper having maturities of not more than 365 days, at the time of the investment, with the highest rating from S&P or the highest rating of another NRSRO; provided, however, that such investment shall not have an ‘r’ highlighter affixed to its rating and its terms shall have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change;
(f)guaranteed investment contracts issued by an insurance company or other corporation consented to in writing by the Required Lenders (in consultation with the Lead Borrower);
(g)investments in money market funds having a rating from S&P of at least “AAA” or the equivalent rating of another NRSRO; and
(h)any other investment consented to in writing by the Required Lenders (in consultation with the Lead Borrower); provided, however, that in no event shall any such investment have a long term rating of less than “AA” from S&P or a short-term rating of less than “A-1” from S&P or the equivalent rating of another NRSRO;
provided that each of the foregoing investments shall (i) mature no later than one (1) Business Day prior to the Payment Date immediately following the Collection Period in which such investment was made, (ii) be required to be held until maturity, (iii) exclude any mortgage backed securities and any security of the type commonly known as “strips”, (iv) be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change (provided that money market funds shall be deemed to satisfy this clause (iv)) and (v) not require a payment above par to purchase an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding

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standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (i) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by any Loan Party or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) (i) the receipt by any Loan Party or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by any Loan Party or any member of its ERISA Group of a notice of intent to terminate any Plan; (f) the incurrence by any Loan Party or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (g) the receipt by any Loan Party or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (h) the failure of any Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.
“ERISA Group” means, with respect to any Borrower, each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions related to Section 412 of the Code) with such Borrower.
“Erroneous Payment” has the meaning specified in Section 10.07(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 10.07(d).
“Errors” has the meaning specified in Section 10.03(h)(vi).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 6.01.
“Excess Concentration Amounts” means, as of any Asset Acquisition Date or the date of any Asset Sale:
[***].

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, all as from time to time in effect.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Obligation pursuant to a law in effect on the date

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on which (i) such Lender acquires such interest in an Obligation (other than pursuant to an assignment under Sections 2.11(b), 11.03(i) or 12.01(h)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 11.03(g), and (d) any Taxes under FATCA.
“Excepted Earn-out Liabilities” means a liability of a Borrower or Subsidiary Guarantor in respect of any assets that would otherwise be subject to clauses (A), (B) or (D) of Section 2.02(a)(v), except that the Manager on behalf of the applicable Borrower has delivered a written certification to the Lenders (with a copy to the Administrative Agent) that such liability is a conditional liability that is not payable unless the net Collections received in respect of such asset increase by an amount that would enable the applicable Borrower to fully satisfy such liabilities in compliance with the terms of the Facility Documents.
“Facility Documents” means this Agreement, the Lender Fee Letter, the BNY Fee Schedule, each Collateral Document, the Limited Indemnity, the Management Agreement, the Constituent Documents of each Borrower, each Account Control Agreement, each Hedging Agreement, each Assignment and Acceptance, each Joinder Agreement, each Release Request and each other agreement or instrument entered into or delivered in connection with any of the foregoing designated as a Facility Document by the Lead Borrower.
“Facility Pool” means, as of any date of determination, all assets (other than any Borrower Account or property held therein) owned by the Borrowers and included in the Collateral as of such date.
“FATCA” means Code Sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any specified period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as published in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Manager (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the average of the quotations for the day of such transactions received by the Manager (or, Goldman Sachs & Co. LLC, at its sole discretion, if the Manager does not obtain such quotations) from three federal funds brokers of recognized standing selected by it.
“Final Maturity Date” means the earliest of (a) June 29, 2030, (b) the date of the acceleration of the Advances pursuant to Section 6.02, or (c) the date on which all Obligations shall have been paid in full in cash (other than contingent indemnity obligations not yet due and owing).
“Floor” means a rate of interest equal to 0.00%.
“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) change the Final Maturity Date, (b) extend the date fixed for the payment of outstanding principal of or accrued and unpaid interest on any Advance or any accrued and unpaid fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which interest is

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payable thereon or any fee is payable hereunder, (e) release any Collateral except in accordance with Section 8.04, modify the definition of “Permitted Lien,” (f) alter the terms of Section 8.04, Section 11.01(b), Section 11.06, Section 12.01(a), Section 12.01(b) or Section 12.01(g), (g) release any Loan Party from its obligations hereunder except in accordance with Section 8.04, (h) modify the definition of the terms “Aggregate Collateral Value” (or any of the components thereof), “Commitment Amount,” “DSCR,” “Fundamental Amendment”, “Lender Percentage,” “LTV Ratio,” “Maximum LTV Ratio,” “Net Cash Flow,” “Required Lenders,” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (i) extend the Availability Period, (j) modify the Priority of Payments or otherwise alter the priorities in which the Borrowers are obligated to pay their liabilities (including, without limitation, as the result of the incurrence of additional liabilities on the part of the Borrowers that are not subject to or accounted for in the Priority of Payments), (k) change the currency required for payments of Obligations under this Agreement or (l) subordinate (or amend or modify this Agreement in any manner that has the effect of subordinating) (x) the Liens on all or substantially all (as determined by the applicable Borrower in good faith) of the Collateral to any Lien on the Collateral securing any other Indebtedness for borrowed money or Indebtedness evidenced by notes or similar instruments or (y) any of the Advances in right of payment to any other Indebtedness for borrowed money  or Indebtedness evidenced by notes or similar instruments, in each case, to either be senior in right of payment to this Agreement or be secured by a Lien on the Collateral that is senior to the Liens securing the Collateral contemplated by this Agreement (any such other Indebtedness for borrowed money to which such Liens or obligations, as applicable, are subordinated, “Senior Indebtedness”), unless, in each case, (i)  such Senior Indebtedness is expressly permitted by this Agreement as in effect on the Closing Date or (ii) each directly and adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of such Senior Indebtedness) of the Senior Indebtedness on the same terms as offered to all other providers (or their Affiliates) of the Senior Indebtedness (other than bona fide backstop fees, structuring or arrangement or similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) pursuant to a written offer made to each such directly and adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each such directly and adversely affected Lender for a period of not less than five Business Days.
“Funded Facility Amount” means, as of any date of determination, the aggregate principal amount of Advances made on or prior to such date, reduced from time to time by payments and distributions in respect of principal of such Advances.
“Future Composition” means any work that has not been written and/or composed as of the applicable Asset Acquisition Date, but which upon being written and/or composed would be a Musical Composition.
“Future Recordings” means any work that has not been recorded and/or released as of the applicable Asset Acquisition Date, but which upon being recorded and/or released would be a Master Recording.
“FX Aggregator Account” has the meaning specified in Section 8.02(e).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

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“Genre” means, with respect any Music Product, the genre specified in the Appraisal or, if not set forth therein, the Manager’s good faith determination of the genre made in accordance with the Management Standard.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.
“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities. For the avoidance of doubt, “Governmental Filings” do not include filings of financing statements under the UCC or comparable laws.
“Guarantors” means each SPV Guarantor, the Subsidiary Guarantors and each Borrower.
“Guaranty” means the Guaranty of each of the Guarantors provided pursuant to Article XIII.
“Hedge Counterparty” means (a) a Secured Hedge Counterparty or (b) a Qualified Counterparty; provided that, no counterparty described in the preceding clause (b) shall be a “Hedge Counterparty” unless such counterparty shall have executed a Hedge Counterparty Joinder and delivered such Hedge Counterparty Joinder to the Administrative Agent.
“Hedge Counterparty Joinder” means a joinder agreement, in form and substance reasonably acceptable to the Required Lenders, executed by a Qualified Counterparty, pursuant to which such Qualified Counterparty has agreed (a) to be bound by the terms of the Facility Documents, including the collateral assignment by each applicable Borrower of its rights under the applicable Hedging Agreement in accordance with the terms hereof, and (b) that, upon the occurrence and during the continuation of an Event of Default, it shall (i) follow the instructions or direction from the Required Lenders with respect to the exercise of rights and remedies by such Qualified Counterparty under such Hedging Agreement and (ii) if so requested by the Required Lenders, make all payments due and payable under such Hedging Agreement directly to the related Approved Account Bank for deposit into a Restricted Borrower Account (and each applicable Borrower consents to the foregoing and agrees that payment to the related Approved Account Bank in accordance with clause (ii) shall discharge the Hedge Counterparty’s obligation to pay such amount to such Borrower). A copy of each Hedge Counterparty Joinder shall be provided to all parties to this Agreement.
“Hedge Unwind Date” has the meaning specified in Section 9.04.
“Hedged Rate” means, as of any date of determination and for so long as the Loan Parties (or any of them) have entered into and as of such date maintain one or more Hedging Agreements for purposes of hedging the Interest Rate hereunder, the “Fixed Rate” under (and as defined in) such Hedging Agreement(s) (or such other term as used in such Hedging Agreement(s) that refers to the as-hedged

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interest rate then payable by the related Loan Party thereunder); provided that if the Loan Parties have entered into more than one such Hedging Agreement, the “Hedged Rate” shall mean the weighted average of the “Fixed Rates” (or such equivalent term) under each such Hedging Agreements then in full force and effect.
“Hedging Agreement” means, collectively, (a) an ISDA Master Agreement, the related Schedule to the ISDA Master Agreement, and the related Confirmation or (b) a long form confirmation, in each case entered into between one or more Borrowers and a Hedge Counterparty.
“Hedging Trigger Event” means, the date on which the average yield for the United States Treasury Security having a term of five years, measured based on the closing price for each of the trailing thirty (30) Business Days, is equal to or greater than 4.75% per annum.
“Illegality Notice” has the meaning specified in Section 2.14.
“Immaterial Liabilities” means (a) contingent liabilities that are in effect payable solely at the option of a Borrower, including liabilities that would only arise upon a Borrower electing, in its sole discretion, to participate in any future acquisition of assets, subject in each case, to the establishment and deposit of reserves for such liabilities in a Borrower Liability Reserve Account prior to any election by any Borrower that would cause such liabilities to be incurred, (b) contingent or other immaterial liabilities, the non-payment of which would not, as determined by the Manager in accordance with the Management Standard, result in any material loss, impairment or diminution in value of any Borrower’s assets or any other material adverse consequences to any Borrower or any Secured Party, which liabilities shall be payable from Distributable Cash in accordance with the Priority of Payments and (c) any other liabilities disclosed in writing to, and consented to by, the Required Lenders in their sole discretion.
“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding trade payables incurred in the ordinary course of business that are not overdue by more than 90 days), in each case, other than arising under any Asset Agreement; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another or any obligation of such Person with an effect substantially the same as any of the foregoing; and (viii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefor. The “amount” or “principal amount” of any guaranty or other contingent liability referred to in clause (vii) above shall be an amount equal to the

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stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation.
“Indemnified Liabilities” has the meaning specified in Section 11.04(b).
“Indemnified Party” has the meaning specified in Section 11.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Director” means, with respect to any Loan Party, a natural person who (A) at the time of his or her appointment as an Independent Director is employed by (or is otherwise designated to act as an Independent Director by) Citadel SPV LLC, CT Corporation, Corporation Service Company, Global Securitization Services, LLC, National Registered Agents, Inc., National Corporate Research Ltd., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or Maples Fiduciary Services (Delaware) Inc. or any other nationally-recognized company that provides professional independent directors or managers for special purpose entities in the ordinary course of its business and (B) is not, and has never been, and will not while serving as a director be, any of the following:
(i)a member, partner, equityholder, manager, director, officer or employee of any equityholder or Affiliate of the related Loan Party (other than as a “special member” or an independent director of an Affiliate of such Loan Party or any special purpose equityholder that is not in the direct chain of ownership of such Loan Party and that is required by a creditor to be a special purpose entity; provided that such Person is employed by a company that in the ordinary course of business provides professional independent directors or managers);
(ii)    a creditor of or a supplier or service provider (including provider of professional services) to such Loan Party, any special purpose equityholder of such Loan Party, or any of their respective equityholders or Affiliates (other than in his capacity as an employee of a nationally-recognized company that in the ordinary course of business provides professional independent directors or registered agent or registered office services to such Loan Party, or any of their respective equityholders or Affiliates); or
(iii)    an immediate family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director of a “special purpose entity” affiliated with any Loan Party shall not be disqualified from serving as an Independent Director under subparagraph (i) for so long as the fees that such individual expects to earn from serving as independent director of all Affiliates of such Loan Party in any single calendar year constitute in the aggregate less than five percent (5%) of such individual’s estimated annual income for that year. A natural person who otherwise satisfies the foregoing definition other than subparagraph (ii) by reason of being a creditor solely in his or her capacity as an independent director of a “special purpose entity” that is an Affiliate of any Loan Party shall not be disqualified from serving as an Independent Director under subparagraph (ii).

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“Initial Advance Amount” means, with respect to any asset of any Borrower as of any date, the aggregate principal amount of Advances actually made hereunder to fund the acquisition of such asset (as calculated without regard to any subsequent payments or distributions in respect of principal of such Advances).
“Initial Borrower” has the meaning specified in the introduction to this Agreement.
“Initial SPV Guarantor” has the meaning specified in the introduction to this Agreement.
“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Intellectual Property” means any and all intellectual and similar property, including Music Products, of every kind and nature now owned or hereafter acquired by any Loan Party, whether registered or unregistered, including all inventions, designs, Copyrights, Patents, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases, and all registrations for and all additions and improvements to any of the foregoing that are now owned or hereafter acquired (or contemplated to be owned or acquired, as the context may require) by any Loan Party.
“Intellectual Property Schedule” means Schedule 4 hereto, which shall list by Borrower a listing of all Registered Intellectual Property.
“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.
“Interest” means, for each day during an Interest Accrual Period and each outstanding Advance on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:		IR x P x 1/D
IR	=	the Interest Rate for such Advance on such day;

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P	=	the principal amount of such Advance on such day; and
D	=	360
“Interest Accrual Period” means, as to any Borrowing, the period commencing on the date of such Advance or Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing; provided that (i) if any Interest Accrual Period would end on a day other than a Business Day, such Interest Accrual Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Accrual Period shall end on the next preceding Business Day, (ii) any Interest Accrual Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Accrual Period) shall end on the last Business Day of the last calendar month of such Interest Accrual Period, (iii) no Interest Accrual Period shall extend beyond the Final Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.18(d) shall be available for specification in such Notice of Borrowing. For purposes hereof, the date of an Advance or Borrowing initially shall be the date on which such Advance or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance or Borrowing.
“Interest Rate” means, for any Interest Accrual Period and for each Advance outstanding by a Lender for each day during such Interest Accrual Period, a rate per annum equal to (i) in the case of a Base Rate Advance, the Base Rate plus the Applicable Margin; and (ii) in the case of a Term SOFR Advance, the Term SOFR for the Interest Accrual Period therefor plus the Applicable Margin; provided, that upon the occurrence and during the continuance of an Event of Default (which has not otherwise been waived by the Required Lenders pursuant to the terms hereof) the Interest Rate shall be the Post-Default Rate plus the Applicable Margin.
“Interest Reserve Required Amount” means, with respect to any Reporting Date, the aggregate amount of Interest expected to be due and payable in respect of the Advances during the next three (3) months, as determined based on the aggregate outstanding principal amount of Advances on such date and the Interest Rate in effect on such date; provided that, for such purposes, “Interest” shall be calculated using the lower of Term SOFR and the Hedged Rate, in each case, as of such date.
“Inventory” means, with respect to any Borrower, any physical embodiments of Music Product manufactured by or on behalf of such Borrower and used or held for use in the ordinary course of business of such Borrower and all related packaging, including without limitation, all copies of published Musical Compositions (whether in the form of sheet music, orchestrations, folios, compilations, song books or any other form of print), all phonorecords (e.g., compact discs, vinyl LPs, DVDs, cassette tapes, etc.) and digital back-ups and other duplications of sound recordings (other than any original masters of any Master Recording), all merchandise and other collateral materials, all promotional materials (including music videos, promotional films, merchandising or any other similar materials), any other materials created, produced or manufactured pursuant to a Music Agreement (other than Master Recordings), and related products and other readily marketable materials, and including raw materials used in the manufacture of any of the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, all as from time to time in effect.

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“IP License” means any Patent License, Trademark License, Copyright License or other material written license or sublicense agreement relating to Intellectual Property.
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Joinder Agreement” has the meaning specified in Section 2.01(a).
“Joint Lead Arranger” has the meaning specified in the Recitals hereto.
“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.
“Lead Borrower” means, initially the Initial Borrower, or at any time following a Permitted Release of the Equity Interests in the Initial Borrower, any other Borrower designated in writing from time to time as the “Lead Borrower” to the Administrative Agent and the Required Lenders. If at any time there is only one Borrower, that Borrower shall be the Lead Borrower without any further action on the part of the Loan Parties.
“Legacy Purchase Agreements” means, with respect to any seller(s) under an Asset Transfer Agreement, each agreement or instrument by which such seller(s) and each of its or their predecessors-in-title, acquired its or their respective interests in any Music Products from any third-party, including, as applicable, asset purchase agreements, work-for-hire agreements, Copyright assignments, recording agreements, distribution agreements, publishing agreements, administration agreements, producer agreements, mixer agreements, sample agreements, licenses, settlement agreements, or equivalent agreements or instruments.
“Lender” means, (a) each Person identified as such on Schedule 1 hereto and any other Person that shall have become a party hereto as a lender in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance, and (b) “Lenders” means, collectively, all of the foregoing lenders.
“Lender Fee Letter” means that certain lender fee letter agreement, dated as of the Closing Date, among the Initial Borrower and the initial Lenders.
“Lender Percentage” means (i) for all funding matters hereunder, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unfunded Commitment Amount of such Lender at such time and the denominator of which is the aggregate unfunded Commitment Amounts of all Lenders at such time, and (ii) with respect to all other matters, including the receipt of payments hereunder, with respect to each Lender at any time, the Lender Percentage shall be determined based on each such Lender’s pro rata share of the aggregate outstanding principal amount of all Advances as of such date.
“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential

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arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by any Loan Party of any financing statement under the UCC or comparable law of any jurisdiction).
“Limited Indemnity” means that certain Limited Indemnity Agreement, dated as of the date hereof, by and between Beethoven JV 1, LLC, as limited indemnitor, the Collateral Agent and the Lenders.
“Loan Parties” means each Borrower, each SPV Guarantor and each Subsidiary Guarantor.
“LTV Cure Contribution” has the meaning specified in Section 6.03(b).
“LTV Ratio” means, as of any date of determination, the percentage equivalent of a fraction, (x) the numerator of which is the Funded Facility Amount as of such date and (y) the denominator of which is the Aggregate Collateral Value as of such date.
“Managed Borrower Account” means each Borrower Account that is not a Restricted Borrower Account.
“Management Agreement” means the Music Portfolio Management Agreement, dated as of the date hereof, by and among the Manager, the Initial Borrower, the Initial SPV Guarantor and each other Loan Party, party hereto from time to time.
“Management Fee” has the meaning specified in the Management Agreement.
“Management Standard” has the meaning specified in the Management Agreement.
“Manager” means Beethoven JV 1, LLC, a Delaware limited liability company, in its capacity as music portfolio manager under the Management Agreement.
“Manager Termination Event” has the meaning specified in the Management Agreement.
“Managing Agent” has the meaning specified in the Recitals hereto.
“Mandatory Prepayment Amount” has the meaning set forth in Section 2.07(d).
“Margin Stock” has the meaning specified in Regulation U.
“Master Recordings” means that portion of all right, title or interest of any kind in and to any recording of sound (including any “sound recordings” as such term is defined in 17 U.S.C. § 101), which is owned and/or controlled by or licensed to the Borrower or any Subsidiary, or in which the Borrower or any Subsidiary has any economic interest, whether or not coupled with a visual image (by any method and on any substance or material or in any other form or format, now known or hereafter developed), including all multitrack master tapes (including any eight (8), sixteen (16), twenty-four (24) and forty-eight (48) track master tapes and all two (2) track sequenced, fully-mixed, edited, equalized, leadered and mastered digital audio tapes and/or Umatic 1630 tapes) and all mothers, masters, acetates and metals, stamper or pressings or other equivalent parts or reproductions of such master tapes and recordings, and all other similar materials used or useful in the recording, production or manufacture of Records or for audio transmission or for any other commercial exploitation derived from such sound recordings;

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provided, however, that digital back-ups and other duplications of original physical recordings (including, without limitation, compact discs and other Music Product in any medium that constitutes Inventory) shall not be deemed “Master Recordings” for purposes of this Agreement; provided, further, however, sound recordings that are only embodied in a digital format shall be “Master Recordings” for purposes of this Agreement.
“Material Adverse Effect” means, with respect to any Person, an action or an event that could have a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of such Person, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document against such Person or the validity, enforceability or collectability of all or any material portion of the Collateral, (c) the rights and remedies of the Agents, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of such Person to perform its obligations under any Facility Document to which it is a party, or (e) the validity, perfection, priority or enforceability of the Lien of the Collateral Agent for the benefit of the Secured Parties on the Collateral.
“Maximum Advance Amount” means $500,000,000 (as may be increased in accordance with Section 2.19).
“Maximum LTV Ratio” means, as of any date of determination, the weighted average (by Appraised Collateral Value or Non-Appraised Collateral Value, as applicable) of the Specific Maximum LTV Ratios of all Music Products.
“Measurement Date” means (a) each Borrowing Date, (b) each Reporting Date, (c) each Release Date and (d) each date on which an updated Appraisal is delivered hereunder (including each Annual Catalogue Appraisal and each Appraisal delivered at the request of the Lenders in accordance with Section 5.01(o)).
“Minimum DSCR” means, with respect to any Measurement Date, a DSCR of 1.10x.
“Minimum Equity Payment” means, with respect to any Music Products purchased on any Acquisition Date, the product of [***].
“Minimum Release Price” means, in the case of any Permitted Release in connection with the sale, disposition or other transfer of any asset included in the Facility Pool, [***].
“Money” has the meaning specified in Section 1-201(b)(24) of the UCC.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by a Borrower or a member of its ERISA Group or to which a Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“Music Agreements” means, with respect to any Borrower, all license agreements, songwriter agreements, publishing agreements, co-publishing agreements, Administration Agreements, Legacy Purchase Agreements, Asset Transfer Agreements, assignments, or any other agreements pursuant to which the Borrower or any Subsidiary acquires or has acquired rights to publish, administer, license, sublicense, control, receive income from, distribute or otherwise exploit Master Recordings, Musical Compositions, Music Product Rights or other Music Product.

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“Music Company” means a record label, music publisher or any other Person engaged in the business of owning and exploiting assets similar to the Music Products and other related assets and other activities of such Music Company entered into in furtherance of the foregoing.
“Music Product Rights” means, with respect to any Borrower, all of such Borrower’s right, title and/or interest of any kind in or to the Music Products.
“Music Products” means, with respect to any Borrower, any (i) Master Recordings, (ii) Musical Compositions, (iii) Future Recordings, (iv) Future Compositions, (v) NIL Rights, (vi) Neighboring Rights, (vii) Writer’s Share of Public Performance, (viii) any and all appurtenant rights to the foregoing pursuant to the grant of rights under the applicable Music Agreements or otherwise (including, without limitation, with respect to videos, packaging, and artwork), and (ix) any other right, title or interest acquired by Borrower pursuant to an applicable Music Agreement.
“Music Publishing and Master Distribution Rights” means, with respect to any Borrower and any Musical Composition or Master Recording included in its assets, Copyrights and related rights to exercise any of the exclusive rights under the U.S. Copyright Act that are reserved to the copyright owner, including, without limitation, the rights to reproduce, distribute, record, perform, use, and otherwise exploit such Musical Composition or Master Recording, or to authorize any third party to do any of the foregoing, to the extent of such Borrower’s interests therein.
“Musical Compositions” means that portion of all right, title and interest in and to any musical composition (including the underlying Copyrights) (whether published or unpublished, registered or unregistered), which is owned and/or controlled by or licensed to the Borrower or any Subsidiary, or in which the Borrower or any Subsidiary has any economic interest, including, without limitation, all rights to (a) the lyrics (in any language), themes, titles, musical underscores, bumpers, cues and arrangements, adaptations, editions, and translations, in each case, embodied in or derived therefrom, (b) the exploitation thereof in the form of sheet music, orchestrations, folios, compilations, songbooks and other forms of print, (c) the exploitation thereof as embodied in Records, (d) the inclusion of performances thereof in motion pictures, videotapes and other audiovisual works, and (e) the granting to third parties of the right to perform such musical composition (including, without limitation, on screen, stage or other means) publicly, world-wide or within any particular territory.
“Neighboring Rights” means any and all universe-wide so-called “neighboring rights” in any Master Recordings, as well as any income derived solely from the neighboring rights from the public performance or broadcast of a Master Recording in any manner now known or hereafter created in connection with a Person’s capacity as a recording artist, performer or producer of the sound recordings, or as the owner of such Master Recording (including, without limitation, digital audio transmissions of sound recordings or any other non-interactive digital performance of sound recordings pursuant to 17 U.S.C. § 112 or § 114) as well as any other public performances of sound recordings that are recognized by WIPO, the Rome Convention or other similar statutes or treaties and their successors or replacements, and laws and regulations currently in effect or hereinafter enacted in any country of the world.
“Net Cash Flow” means, with respect to any Collection Period as of any date, (a) the aggregate amount of Collections received by the Borrowers in respect of such Collection Period as of such date (including without limitation any Collections received in respect of any Hedging Agreement), minus (b) the sum of (i) the aggregate amount of all amounts accrued in respect of any liabilities of the Borrowers in respect of such Collection Period that are payable prior to, or pari passu with, Interest on the Advances pursuant to the Priority of Payments (including without limitation any amounts payable under any

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Hedging Agreement pursuant to clause fourth thereof), plus (ii) the amount of any accrued and unpaid Management Fees then due and payable pursuant to the Management Agreement, plus (iii) any reimbursement of expenses due to the Manager pursuant to the Management Agreement, plus (iv) the aggregate amount of expenses and other amounts payable pursuant to clause second of the Priority of Payments.
“Net Publisher/Net Label Share” means, for any applicable period of determination, the license fees, royalties and other revenue due to any Person (including revenues from any Neighboring Rights or Writer’s Share of Public Performance owned by such Person) from the exploitation of the Music Products, including revenue earned but not yet reported in accordance with such Person’s revenue recognition policies noted on such Person’s audited financial statements, less all license fees, payments, royalties and other amounts (other than Advances) due to writers, copyright owners, sub publishers and holders of other underlying rights in such Music Products, determined on a net basis by matching payments in and payments out regardless of any differences in timing of such payments.
“NIL Rights” means solely the right to use, reproduce and commercially exploit the name, image, likeness or voice (excluding in the context of exploitation of Master Recordings) of any Person in their capacity as a recording artist, performer, producer, mixer, songwriter and/or any other contributor to Musical Compositions and/or Master Recordings, to the extent such rights are independent of any other Music Product or related right.
“Non-Appraised Collateral Value” means, as of any date of determination with respect to any Music Products not subject to an Appraisal as of such date, the lower of (i) the acquisition purchase price of such Music Products paid by the applicable Borrower in immediately available funds in Dollars and (ii) the Consolidated Net Publisher/Net Label Share attributable to such Music Products over the twelve month period immediately preceding such date multiplied by 20 (twenty); provided that, the value of any Future Compositions or Future Recordings shall be deemed to be zero.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Dollar Payments” shall mean any Collections that are received by an Obligor in a currency other than Dollars.
“Non-U.S. Lender” has the meaning specified in Section 11.03(g)(ii)(B).
“Notice of Borrowing” has the meaning specified in Section 2.04(a).
“Notice of Prepayment” has the meaning specified in Section 2.07(a).
“NRSRO” means a “nationally-recognized statistical rating organization” registered with the SEC.
“Obligations” means all Indebtedness, liabilities and obligations, whether absolute, fixed or contingent, at any time or from time to time owing by any Loan Party to any Secured Party under or in connection with this Agreement or any other Facility Document, including, but not limited to, all amounts payable by any Loan Party in respect of the Advances, with interest thereon, all fees payable pursuant to the Lender Fee Letter, the BNY Fee Schedule or any other Facility Document, amounts payable under

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Hedging Agreements with Secured Hedge Counterparties and all other amounts payable hereunder, including, without duplication, all Erroneous Payment Subrogation Rights.
“Obligor” means, with respect to any Collections payable to any Borrower, the Person or Persons (including each applicable guarantor and each applicable licensee) obligated to pay such Collections or authorized or obligated to conduct activities that may give rise to Collections (whether or not such Collections actually arise).
“OFAC” has the meaning specified in Section 4.01(f).
“Optional Prepayment” has the meaning specified in Section 2.07(a).
“Optional Prepayment Date” has the meaning specified in Section 2.07(a).
“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Obligation, this Agreement or any other Facility Document, or sold or assigned an interest in any Obligation or Facility Document).
“Other Taxes” has the meaning specified in Section 11.03(c).
“Outstanding Collections” means, with respect to any date during any Collection Period, the portion of Collections accrued and unpaid as of such date that are scheduled to be received by the last day of such Collection Period, in each case, from Obligors that are otherwise current, as of such date, on all other payments due in respect of Collections and that the Manager, acting in accordance with the Management Standard, reasonably determines that it expects to receive; provided, that, to the extent any such Collections are actually received during such Collection Period, such Collections shall not be treated as Outstanding Collections.
“Participant” has the meaning specified in Section 12.01(d).
“Participant Register” has the meaning specified in Section 12.01(d).
“Patent License” means any written agreement now or hereafter in existence granting to any Borrower, or pursuant to which any Borrower grants to any other Person, any right with respect to any patent or any invention now or hereafter in existence material to the operations or business of such Borrower, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.
“Patent Security Agreement” means a security agreement in substantially the form attached hereto as Exhibit F-2.
“Patents” means, collectively, all patents (including, during the term of a patent, the inventions claimed thereunder) and industrial designs (including any continuations, extensions, divisionals, continuations in part, provisionals, reissues and re-examinations thereof), together with (i) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing and (ii) all income, fees,

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royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“PATRIOT Act” has the meaning specified in Section 11.16.
“Payment Date” means, the 15th day of each January, April, July and October, commencing in October, 2025; provided that, if any such day is not a Business Day, then such date shall be the next succeeding Business Day.
“Payment Recipient” has the meaning specified in Section 10.07(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Periodic Report” has the meaning specified in Section 8.03.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Assets” has the meaning specified in Section 2.02(a)(iv).
“Permitted Cure Contribution” has the meaning specified in Section 6.03(b).
“Permitted Holders” means any of the following: (i) the Access Investors, (ii) Warner Music Group Corp. and its Affiliates, (iii) BCSS W Holdings (A), L.P., any other fund or entity managed or advised by Bain Capital Special Situations, L.P. or its Affiliates, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Permitted Holders described in clauses (i) through (iii) is a member; provided that in the case of clause (iv) and without giving effect to the existence of such group or any other group, Permitted Holders, collectively, have beneficial ownership, directly or indirectly, of a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Manager.
“Permitted Liabilities” has the meaning specified in Section 2.02(a)(v).
“Permitted Liens” means: (a) Liens created in favor of the Collateral Agent (for the benefit of the Secured Parties) hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrowers in accordance with GAAP; (c) Liens constituting bankers’ liens, rights of setoff and similar Liens granted to financial institutions maintaining the Borrower Accounts or the Collection Accounts, in each case established in accordance with this Agreement; and (d) Liens relating to Storage Facilities or Collateral held therein that are expressly subordinated to the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) pursuant to the terms of Storage Facility Access Letters.
“Permitted Release” has the meaning specified in Section 8.04(a).
“Permitted Securitization” means a Permitted Release of the Equity Interests in a Borrower and/or a Subsidiary Guarantor in connection with the issuance of securities backed by such Borrower’s and/or Subsidiary Guarantor’s assets and/or Equity Interests.

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“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by a Borrower or a member of its ERISA Group or to which a Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“Post-Default Rate” means a rate per annum equal to the sum of (a) the Applicable Margin plus (b) 2.00% per annum.
“Prepayment Cure Contribution” has the meaning specified in Section 6.03(b).
“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Manager, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Manager shall select a comparable interest rate index. In either case, such selection shall be made by the Manager in its sole discretion and the Manager shall notify the Lead Borrower and each Lender in writing of their selection.
“Priority of Payments” has the meaning specified in Section 9.01.
“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).
“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.
“Program Support Agreement” means, with respect to any Conduit Lender, any agreement entered into by any Program Support Provider in respect of any Commercial Paper and/or the Advances of such Conduit Lender providing for the issuance of one or more letters of credit for the account of such Conduit Lender, the issuance of one or more insurance policies for which such Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Lender to any Program Support Provider of its of its Advances and option to make additional Advances in accordance with the terms hereof (or portions thereof or interests therein) and/or the making of loans and/or other extensions of credit to such Conduit Lender in connection with such Conduit Lender’s securitization program, together with any letter of credit, insurance policy or other instrument issued thereunder or guaranty thereof (but excluding any discretionary advance facility provided by a Committed Lender).
“Program Support Provider” means, with respect to any Conduit Lender, any financial institutions and any other or additional Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, and/or agreeing to make purchases from, such Conduit Lender in respect of such Conduit Lender’s Commercial Paper and/or Advances, and/or agreeing to issue a letter of credit or insurance policy or other instrument to support any obligations arising under or in connection with such Conduit Lender’s securitization program as it relates to any Commercial Paper issued by such Conduit

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Lender, and/or holding equity interests in such Conduit Lender, in each case pursuant to a Program Support Agreement, and any guarantor of any such Person.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.20.
“Qualified Counterparty” means a nationally chartered bank, national association, federal association bank, savings and loan association, investment bank, state chartered bank, lending institution, pension fund, insurance company, in each case, that has a long-term unsecured debt rating of “A-” or better by S&P or “A3” or better by Moody’s (or the equivalent of either such rating of another NRSRO) or the equivalent rating of another NRSRO.
“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s (or the equivalent of either such rating of another NRSRO) or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s (or the equivalent of either such rating of another NRSRO), (B) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s (or the equivalent of either such rating of another NRSRO) or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s (or the equivalent of either such rating of another NRSRO) or (C) is otherwise reasonably acceptable to the Required Lenders and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.
“Records” shall mean all forms of reproductions, transmissions or communications of Master Recordings, of any kind, nature or description, whether now or hereafter known, manufactured, distributed, transmitted or communicated on or at or through any medium or device primarily for home use, personal use, school use, jukebox use or use in means of transportation or commerce, including, without limitation, records of sound alone and audiovisual records (including music videos and DVD), digital compact cassette tapes, analog cassettes, audio tapes, digital audio tapes, digital or streaming downloads, ringtones, compact discs, videodiscs, minidiscs, vinyl records, SACD, DVD-Audio and CD-ROM, CD-I and CD Plus recordings. For the avoidance of doubt, “Records” shall include the streaming, interactive transmission or interactive communication of a Master Recording directly to the consumer regardless of whether such Master Recording has been previously or is subsequently embodied in a physical record configuration.
“Register” has the meaning specified in Section 12.01(c).
“Registered Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office or any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (ii) any Trademark registered with the United States Patent and Trademark Office or any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (iii) any Copyright registered with the United States Copyright Office or any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

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“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Release Proceeds” shall mean, with respect to any Permitted Release in connection with the sale, disposition or other transfer of any Music Product included in the Facility Pool, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such disposition, over (i.e., reduced by) (ii) the sum of (A) the reasonable and customary out-of-pocket expenses incurred by the Loan Parties (or the Manager on their behalf) in connection with such disposition (including, without limitation, the repayment of trade debt in connection therewith) and (B) income Taxes reasonably estimated to be (x) payable by the taxable parent entity or entities of the Loan Parties (including Taxes imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)), or (y) actually payable by the Loan Parties, in each case, within two years of such disposition as a result of any gain recognized by the Loan Parties in connection therewith.
“Release Request” means a release request executed by the Lead Borrower (or the Manager on its behalf) in substantially the form of Exhibit B hereto or any other form reasonably acceptable to the Required Lenders.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Event” has the meaning specified in the definition of “Term SOFR”.
“Reporting Date” means the date that is three (3) Business Days prior to each Payment Date.
“Requested Amount” has the meaning specified in Section 2.04(a).
“Required Discount Rate” means, with respect to any Appraisal, a per annum rate equal to the yield to maturity (adjusted to a “bond-equivalent basis” for an equivalent period) of the United States Treasury Security having a term closest to ten (10) years plus (B) 2.50%.
“Required Lenders” means, as of any date of determination, one or more Lenders representing more than 50% of the aggregate Commitment Amounts of all Lenders; provided that, following the end of the Availability Period, “Required Lenders” shall mean, as of any date of determination, Lenders holding Advances representing more than 50% of the aggregate outstanding principal amount of Advances as of such date; provided, further, that in the case of any consent required pursuant to Section 2.02(a)(iii) the consenting Lenders must include Goldman Sachs Bank USA, so long as it has a Commitment Amount or Advance outstanding; provided, further, that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, the Commitment Amount and Advances of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited

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partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, a Responsible Officer of the trustee or the administrator of the trust, acting on behalf of such trust in its capacity as trustee, (e) in the case of any Borrower, an authorized signatory appointed pursuant to such Borrower’s Constituent Documents, and (f) in the case of the Collateral Agent or the Administrative Agent, any officer within the Corporate Trust Office (or any successor group of the Collateral Agent or the Administrative Agent, as applicable), including any vice president, assistant vice president or officer of the Collateral Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust or agency matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.
“Restricted Borrower Account” means the Borrower Payment Account, the Borrower Interest Reserve Account, the Cure Contribution Holding Account, the Borrower Liability Reserve Account and each other Borrower Account designated by the Lead Borrower from time to time as a Restricted Borrower Account.
“Restricted Payments” means the declaration of any distribution or dividends or the payment of any other amount to any beneficiary or other equity investor in any Borrower on account of any Equity Interest in respect of any Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any Equity Interest in any Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any Equity Interest in respect of any Borrower.
“Re-Tested Variance Report” means, with respect to any specific collection of Music Products that has been subject to a reduction of its related Specific Maximum LTV Ratio as a result of a negative Variance set forth in a Variance Report, a subsequent Variance Report (to be delivered no earlier than twelve (12) months following the date of the Variance Report that resulted in such reduction of the related Specific Maximum LTV Ratio) demonstrating that no negative Variance exists between (a) the actual Consolidated Net Publisher/Net Label Share attributable to such Music Products during the periods from the date of the Catalogue Appraisal that was the basis for the negative Variance that resulted in the reduction of the related Specific Maximum LTV Ratio through the date of such subsequent Variance Report and (b) the projected Consolidated Net Publisher/Net Label Share attributable to such Music Products for such period as set forth in such Catalogue Appraisal for such Music Products.
“Revenue-Generating Agreement” means, with respect to any Borrower, any contractual agreement whereby the Music Product Rights are administered, distributed or otherwise exploited for the benefit (directly or indirectly) of the Borrowers, and any other agreement that constitutes a Cashflow Asset.
“Revenue-Generating Agreement Cure” means, with respect to any Revenue-Generating Agreement that has been terminated or any material provision thereof has ceased to create an enforceable obligation against the related Obligor, or any Obligor has so asserted in writing: (i) such Revenue-Generating Agreement has been amended or renewed such that the related material provision has been

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rendered enforceable or such Obligor has rescinded such claim of unenforceability, (ii) such Revenue-Generating Agreement has been replaced with one or more other Revenue-Generating Agreements (including through amendments to existing Revenue-Generating Agreements increasing the amounts payable thereunder) that the Manager reasonably determines, in accordance with the Management Standard, would produce at least a comparable amount of Collections and Distributable Cash available to pay the Obligations, (iii) a new Appraisal of the Facility Pool has been delivered that reflects an Appraisal Value at least equal to the Appraisal Value of the Facility Pool as of immediately prior to such termination, unenforceability or assertion of unenforceability, or (iv) the Required Lenders have consented to such termination (or waived such unenforceability or assertion of unenforceability) in writing.
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country or territory that is the target of comprehensive, country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).
“Sanctioned Person” means any Person: (a) listed in any Sanctions-related list of designated Persons maintained by the Government of the United States, the United Nations Security Council, the European Union, any Member State of the European Union or the United Kingdom; (b) resident, operating, or organized under the laws of, a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela or (d) who is directly or indirectly 50% or more owned or controlled by any such Person or Person(s).
“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by: the Government of the United States, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.
“Secured Hedge Counterparty” means (i) any Lender or any of its Affiliates or (ii) any other Person reasonably acceptable to the Required Lenders.
“Secured Parties” means each Agent, each Approved Account Bank, each Lender, each Secured Hedge Counterparty, each Affected Person and each Indemnified Party.
“Secured Party Representatives” has the meaning specified in Section 11.09.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

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“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the Term SOFR Advances comprising such Borrowing.
“SOFR Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or the date it becomes a party hereto, as applicable, and reflected in any of its financial projections; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Specific Maximum LTV Ratio” means with respect to any specific collection of Music Products, 57.5%; provided that if a Variance Report delivered pursuant to Section 5.01(r) with respect to such Music Products shows a negative Variance of:
(A) greater than or equal to 15%, but less than 20%, the Specific Maximum LTV Ratio for such Music Products shall reduce to 52.5% as of the date of delivery of such Variance Report;
(B) greater than or equal to 20% but less than 25%, the Specific Maximum LTV Ratio for such Music Products shall reduce to 47.5% as of the date of delivery of such Variance Report; and
(C) greater than or equal to 25% the Specific Maximum LTV Ratio for such Music Products shall reduce to 42.5% as of the date of delivery of such Variance Report;
provided, further, that, if a Specific Maximum LTV Ratio Cure applies to such collection of Music Products as of any applicable date of determination, the Specific Maximum LTV Ratio for such Music Products shall be deemed to be 57.5% for so long as such Maximum LTV Ratio Cure applies.
“Specific Maximum LTV Ratio Cure” means with respect to any specific collection of Music Products that have been subject to reduction of their related Specific Maximum LTV Ratio as a result of a negative Variance set forth in a Variance Report, a Re-Tested Variance Report has been delivered covering such Music Products; provided that, without the written consent of the Required Lenders, (i) no more than one Re-Tested Variance Report may be delivered with respect to such Music Products and (ii) the Specific Maximum LTV Ratio Cure shall only apply to such Music Products for the four (4) Payment Dates immediately following the date of the delivery of such Re-Tested Variance Report.

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“Specified Genre” means [***].
“Specified Lender Side Letter” means the letter agreement from WMG BC Holdco LLC, dated on or prior to the first Asset Acquisition Date for the benefit of certain lenders regarding specified regulatory requirements.
“Specified Music Products” means, as of any date of determination, all Music Products with respect to which (i) the related Acquisition Date occurred within the six (6) month period prior to such date of determination and (ii) for which an Appraisal, other than the Appraisal (if any) that was included as part of the Asset Acquisition Package, has not been obtained.
“SPV Guarantor” means the Initial SPV Guarantor and each other special purpose entity directly owning 100% of the equity interests of a Borrower that becomes a party hereto pursuant to Section 2.01.
“Storage Facility” means (a) each secure storage facility arranged by the Manager for the purpose of appropriately securing physical Master Recordings (in line with its customary practice and consistent with the Management Standard), (b) any location owned or leased by any Loan Party or an Affiliate of such Borrower, or (c) any other storage facility approved by the Required Lenders from time to time, each of the foregoing as identified on Schedule 2 hereto.
“Storage Facility Access Letter” means a letter, in form and substance reasonably acceptable to the Required Lenders, by and among the landlord, owner, and/or any other Person controlling any Storage Facility, the applicable Borrower, the Manager and the Administrative Agent pursuant to which such landlord, owner or other Person, as applicable, among other things, waives or subordinates any Lien on any Collateral benefiting such Person and agrees to permit the Required Lenders (or their agents) to enter such Storage Facility.
“Subject Laws” has the meaning specified in Section 4.01(f).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Subsidiary Guarantor” means, each wholly-owned Subsidiary from time to time owned or acquired by a Borrower (directly or indirectly) that accedes to this Agreement as a Subsidiary Guarantor.
“Supported QFC” has the meaning specified in Section 11.20.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and all liabilities (including penalties, additions and interest) with respect thereto.

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“Term SOFR” means, for any calculation with respect to a Term SOFR Advance, (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then, at the option of the Lead Borrower, either (i) Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (ii) Term SOFR shall be deemed to equal Daily Simple SOFR for each day the applicable Advance remains outstanding, and (b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Lenders in consultation with the Lead Borrower.
“Term SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Trademark License” means any written agreement now or hereafter in existence granting to any Borrower, or pursuant to which any Borrower grants to any other Person, any right to use any trademark material to the operations or business of such Borrower.
“Trademark Security Agreement” means a security agreement in substantially the form attached hereto as Exhibit F-3.
“Trademarks” means, collectively, all United States, state and non-U.S. trademarks, service marks, trade names, trade dress, internet domain names, designs, logos, slogans and other indicia of source or origin, whether registered or unregistered, registrations and pending applications to register the foregoing, together with (i) all goodwill of any business connected with the use thereof or symbolized

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thereby, (ii) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing and (iii) all income, fees, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to Term SOFR or Base Rate.
“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Undrawn Fee” has the meaning set forth in the Lender Fee Letter.
“Unmatured Event of Default” means any event or condition which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.
“U.S.” or “United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in section 7701(a)(30) of the Code.

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“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 11.03(g)(ii)(B)(3).
“Valuation Threshold” means, as of any date of determination with respect to any assets proposed to be acquired, (a) 20.0% multiplied by (b) the Aggregate Collateral Value as of such date (without giving effect to such asset acquisition).
“Variance” means with respect to any specific collection of Music Products the difference between (i) the actual Consolidated Net Publisher/Net Label Share attributable to such asset or assets for the period specified in the related Appraisal or asset valuation model, as applicable and (ii)(A) if an Appraisal is received, the projected Net Publisher/Net Label Share attributable to such asset or assets in the Appraisal relating to a specified period or (B) if no Appraisal is received, the applicable asset valuation model attributable to such asset or assets for a specified period as outlined in the related Asset Acquisition Package, delivered to the Borrower at the time of acquisition.
“Variance Report” means a variance report, prepared by the Manager and, delivered pursuant to Section 5.01(r), showing the Variance for a specific collection of Music Products; provided that each such report shall be calculated using methodology and assumptions reasonably acceptable to the Required Lenders; provided, further, that, for the avoidance of doubt, any Variance attributable to a Permitted Release or in respect of a Permitted Securitization in the twelve month period preceding the date of such Variance Report shall be disregarded for the purpose of such Variance Report.
“Warner/Bain Holders” means Permitted Holders described in clauses (ii) and (iii) of the definition thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Writer’s Share of Public Performance” means one hundred (100%) percent of any income payable to a Person in their capacity as a songwriter and/or composer by any Administrator as the so-called “writer’s share” solely in relation to the Musical Compositions with respect to the public performance thereof or related rights therein anywhere in the universe.
Section 1.02Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, and “or” is not exclusive, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this

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Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (c) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (f) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (h) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (i) each reference to time without further specification shall mean New York City Time.
Section 1.03Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.
Section 1.04Certain Additional Rules of Construction Regarding the Borrowers, the Collateral and the Agents. For all purposes of this Agreement, except as otherwise expressly provided herein:
(a)Any consent, direction or other action required or contemplated to be given or taken, as the case may be, by any Loan Party under or in connection with any of the Facility Documents, may be given or taken on its behalf by the Lead Borrower, or for so long as no Manager Termination Event has occurred and is continuing, the Manager. Any notice or other document or information required to be delivered to any Borrower shall be deemed delivered if delivered to the Lead Borrower, or for so long as no Manager Termination Event has occurred and is continuing, the Manager.
(b)References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.
(c)Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.
(d)Each reference to the Collateral Agent herein, except as otherwise expressly provided or unless the context otherwise requires, shall be deemed to be a reference to the Collateral Agent for the benefit of the Secured Parties.
Section 1.05Divisions. For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.06Rates. The Agents do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of

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or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR or Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agents and their respective affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Required Lenders (in consultation with the Lead Borrower) may select information sources or services in their reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II

BORROWERS; ADVANCES AND ACQUISITIONS
Section 2.01Loan Parties.
(a)In addition to the initial Loan Parties identified on the signature pages hereto, additional Persons may be added as “Borrowers” and/or “Guarantors” each of which shall be an entity that is free and clear of all liens and material liabilities and otherwise complying with the provisions of Section 5.03, and the execution by such Person of a joinder to this Agreement and the other Facility Documents in substantially the form attached hereto as Exhibit A (each, a “Joinder Agreement”).
(b)Each Loan Party shall be jointly and severally liable for all Obligations incurred by any Loan Party hereunder or under any other Facility Documents (whether existing at the time it became a Loan Party hereunder or subsequently incurred), and shall be responsible for compliance with all other terms of this Agreement and the other Facility Documents applicable to a Borrower, from and after the date it becomes a Loan Party hereunder until such time it is released therefrom pursuant to Section 8.04 hereof.
Section 2.02Asset Acquisition Procedures. (a) A Borrower may from time to time acquire Permitted Assets, subject to and in accordance with the terms, conditions and procedures set forth in this Section 2.02 (the “Asset Acquisition Procedures”):
(i)The Lead Borrower shall deliver to the Lenders a certificate of a Responsible Officer of the Lead Borrower, certifying that after giving pro forma effect to the acquisition of such Permitted Assets the Acquisition/Disposition LTV Ratio as of the related Asset Acquisition Date will be less than or equal to the Maximum LTV Ratio then in effect and attaching detailed calculations of the Acquisition/Disposition LTV Ratio.
(ii)The Lead Borrower shall deliver, to the extent available, the related Asset Acquisition Package deliverables to the Lenders five (5) Business Days, and, to the extent not provided by such date, the Lead Borrower shall deliver all remaining related Asset Acquisition Package deliverables at least two (2) Business Days prior to the acquisition of such Permitted Assets.
(iii)The Required Lenders shall have provided their written consent to such acquisition in the event that the proposed Permitted Assets have an aggregate purchase price in

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excess of either (x) $100,000,000 or (y) an amount equal to 30.0% of the Aggregate Collateral Value as of such Asset Acquisition Date.
(iv)No assets may be acquired by any Loan Party other than assets of the type described in the definitions of Music Products, Music Product Rights, and Music Publishing and Master Distribution Rights and related assets (collectively, “Permitted Assets”); provided, that the Manager has reasonably demonstrated to the Required Lenders that any acquired Artist Catalogue must have a weighted average vintage of [***], with the weighting based on revenue per song; provided, further that ordinary course additions or updates, replacements, renewals and similar amendments and modifications with respect to existing Artist Catalogues that do not cause any Borrower to incur any liabilities other than Permitted Liabilities or that do not involve any additional cash (or equivalent) consideration payable by any Loan Party shall not be considered as asset acquisition.
(v)The acquisition of such Permitted Assets may not cause any Borrower to incur any liabilities other than the following (collectively, “Permitted Liabilities”): (A) liabilities that will be paid in full in cash upon the consummation of such acquisition, (B) liabilities that are payable solely from Collections received in respect of the Permitted Assets being acquired and appropriately reflected in the related Appraisal, (C) Excepted Earn-out Liabilities subject to the requirements of Section 9.03 and (D) Immaterial Liabilities and (E) pre-funded liabilities that are fully reserved for (each such fully-reserved prefunded liability, a “Deferred Purchase Price Liability”) in one or more Borrower Accounts (each such Borrower Account, a “Borrower Liability Reserve Account”) established in the name of such Borrower for the purpose of reserving for and paying such liabilities on or before the consummation of such acquisition.
(vi)All such Permitted Assets, upon acquisition, shall constitute Collateral subject to this Agreement, and the Intellectual Property Schedule shall be updated to reflect any additional Intellectual Property assets so acquired. The Manager and each of the Borrowers shall take such additional actions, including without limitation the delivery of any physical Collateral and the Storage Facility Access Letter to a Storage Facility, subject to arrangements reasonably satisfactory to the Required Lenders, the filing of any additional financing statements and the registering or recording of any Intellectual Property Security Agreements, as may be necessary or advisable or as otherwise reasonably requested by any Agent to ensure a first priority perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Permitted Assets being acquired, and to the extent requested by the Required Lenders, deliver to the Lenders a legal opinion of external counsel covering UCC matters, in form and substance reasonably satisfactory to the Required Lenders.
(vii)To the extent any such Permitted Assets are acquired by a Borrower from or through one or more Affiliates, any Manager or any Affiliate of a Manager, if requested by the Required Lenders, the Manager and the Borrowers shall cause to be delivered to the Lenders a legal opinion of external counsel covering true sale or contribution and substantive non-consolidation matters, in form and substance reasonably satisfactory to the Required Lenders.
(a)Following consummation of the acquisition of any Permitted Assets pursuant to the foregoing clause (a), the Borrowers shall (i) unless waived by the Required Lenders, promptly deliver to the related Lenders a true and correct copies of the related Asset Transfer Agreement for such acquisition, which shall be subject to reasonable and appropriate redactions to preserve personally identifiable information with respect to the seller and the acquisition price for the Permitted Asset(s) thereunder and (ii) promptly deliver such other information and documents specifically related to such acquisition as the Required Lenders or any Lender may reasonably request, to the extent the same are in the possession of the Borrowers.
Section 2.03 Committed Advance Facility. (a) Subject to the express conditions set forth in Section 3.02 and Section 3.03, each Conduit Lender, if any, may, in its sole discretion, and if such Conduit Lender determines that it will not make (or it does not in fact make) an Advance or any portion of an Advance, its related Committed Lender(s) severally agrees to, or, if there is no Conduit Lender with respect to any Committed Lender, such Committed Lender severally agrees to make loans to the

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Borrowers (each, a “Advance”), from time to time during the Availability Period, in an aggregate amount not greater than the lesser of (x) such Lender’s Commitment Amount, (y) such Lender’s Lender Percentage of the Maximum Advance Amount (or the portion thereof not being made by its related Conduit Lenders), and (z) such Lender’s Lender Percentage of the related Initial Advance Amount. Each Lender’s Commitment Amount shall terminate and be reduced to zero automatically upon the end of the Availability Period.
(a)[Reserved]
(b)Each SOFR Borrowing shall be in an aggregate amount of $100,000 or a larger multiple of $100,000; provided that a SOFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Advance Amount. Each Base Rate Borrowing shall be in an aggregate amount equal to $100,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Advance Amount. Borrowings of more than one Type may be outstanding at the same time.
(c)Notwithstanding anything herein or in any other Facility Document to the contrary, at no time will a Conduit Lender be obligated to make Advances hereunder. While it is the intent of each Conduit Lender to fund each requested Advance through the issuance of Commercial Paper, the parties acknowledge that if any such Conduit Lender is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of the Advances, or is unable to repay such Commercial Paper upon the maturity thereof, such Conduit Lender may assign all or any portion of its Advances to its Program Support Providers at any time pursuant to the Program Support Agreement or to its Committed Lenders pursuant to Section 12.01.
Section 2.04Making of the Advances. (a) Subject to the terms and conditions of Section 2.03, if the Borrowers desire to request a Borrowing under this Agreement, the Borrowers shall give the Administrative Agent a written notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed by such a written notice consistent with such telephonic notice) (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 11:00 a.m. (New York City time) (A) in the case of a SOFR Borrowing, two (2) U.S. Government Securities Business Days prior to the date of the requested Borrowing (or such shorter notice as the Lenders, collectively, may agree in writing) or (B) in the case of a Base Rate Borrowing, two (2) Business Days prior to the date of the requested Borrowing (or such shorter notice as the Lenders, collectively, may agree in writing), setting forth (i) the related Requested Amount, (ii) a calculation of each of the LTV Ratio and the Acquisition/Disposition LTV Ratio, as determined both immediately before and after giving pro forma effect to the contemplated acquisition and the requested Borrowing, and (iii) the DSCR (after giving pro forma effect to the proposed Borrowing), which calculation shall demonstrate compliance with Section 3.03(b). A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the following Business Day unless otherwise waived by the Lenders (with such waiver being conclusively evidenced by the funding of the requested Borrowing on the proposed borrowing date). The proceeds of all Advances shall be deposited in the Acquisition Account.
Promptly on the same day following receipt of a Notice of Borrowing in accordance with this Section 2.04, the Administrative Agent shall forward a copy of the same to each Lender (or its related Managing Agent) and advise each applicable Lender (or a Managing Agent on behalf of its Lenders) of the details thereof and of the amounts of such Lender’s Advance required to be made as part of the requested Borrowing. Each Notice of Borrowing shall be substantially in the form of Exhibit C hereto, dated the date the request for the related Borrowing is being made, and shall be appropriately completed and signed by a Responsible Officer of each Borrower (or the Manager on its behalf). The proposed Borrowing Date specified in each Notice of Borrowing shall occur during the Availability Period, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $100,000 (or less, if agreed to by the Lenders in their sole and absolute discretion but not greater than the related Initial Advance Amount). Each Managing Agent shall promptly advise its related Conduit Lender, if any, of any notice given pursuant to this Section 2.04(a) and shall promptly thereafter

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(but in no event later than 10:00 a.m. (New York City time) on the date of such Advance) notify the Administrative Agent, the Borrowers and the related Committed Lender(s) whether such Conduit Lender has determined to make all or any portion of the Advances requested by such Notice of Borrowing that are to be made by its related Committed Lender.
(a)Funding by Lenders. Subject to the terms and conditions herein, each Lender shall make its Lender Percentage (as such Lender Percentage may be reduced or increased from time to time in accordance with the terms hereof) of the applicable Requested Amount on each Borrowing Date (x) by wire transfer of immediately available funds by 11:00 a.m. on such Borrowing Date to the Administrative Agent pursuant to wiring instructions provided by the Administrative Agent, and the Administrative Agent will hold and pay such funds to the Borrowers, on behalf of the Lenders, by wire transfer of immediately available funds by 2:00 p.m. on such Borrowing Date to the Acquisition Account, or (y) if requested in writing (email is acceptable) by the Administrative Agent, by wire transfer of immediately available funds by 2:00 p.m. on such Borrowing Date directly to the Acquisition Account pursuant to wiring instructions provided by the Administrative Agent (at the written direction of the Lead Borrower).
Section 2.05Evidence of Indebtedness.
(a)Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to it and resulting from the Advances made by such Lender to the Borrowers, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided, however, that in case of a conflict between the Register and the records of such Lender, the Register shall prevail absent manifest error.
(b)Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records (including the Register, as described in Section 12.01(c)) in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal and interest thereon due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by each Approved Account Bank hereunder for the account of the Lenders and each Lender’s share thereof. Notwithstanding anything to the contrary herein, the Required Lenders (in consultation with the Lead Borrower) shall be responsible for calculating and confirming any and all amounts due, interest, compliance with financial covenants and each other trigger or rate hereunder and under the other Facility Documents and each such calculation and confirmation shall be conclusive and binding for all purposes, absent manifest error or contrary instruction by all Lenders.
(c)Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Advances and other Obligations hereunder in accordance with the terms of this Agreement.
Section 2.06Payment of Principal, Interest and Certain Fees. The Borrowers shall pay principal and Interest on the Advances as follows:
(a)100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be due and payable on the Final Maturity Date.
(b)Interest shall accrue on the unpaid principal amount of each Advance at the applicable Interest Rate from the related Borrowing Date until such principal amount is paid in full in cash.
(c)Accrued Interest on each Advance shall be due and payable in arrears (x) on each Payment Date, and (y) in connection with any prepayment in cash of the Advances pursuant to Section 2.07(a); provided that (i) with respect to any prepayment in full in cash of the Advances outstanding,

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accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrowers and (ii) with respect to any partial prepayment of the Advances outstanding occurring on any Optional Prepayment Date, accrued Interest on such amount to but excluding such Optional Prepayment Date may be reserved in a Restricted Borrower Account and shall be payable on the immediately following Payment Date in accordance with the Priority of Payments.
(d)Subject to clause (e) below, the obligation of the Borrowers to pay the Obligations, including, but not limited to, the obligation of the Borrowers to pay the Lenders the outstanding principal amount of the Advances and accrued Interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15, Section 2.16 and Article IX) and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower or any other Person may have or have had against any Secured Party or any other Person (other than a defense that payment was made); provided that except as described in clauses (a) and (c) above, all amounts due to be paid by the Borrowers hereunder and under the Facility Documents shall be payable solely to the extent of Distributable Cash (including applicable amounts reserved in and withdrawn from applicable Borrower Accounts) in accordance with the Priority of Payments.
(e)[Reserved].
(f)Each Borrower shall pay principal and Interest on the Advances and all other Obligations in accordance with the Priority of Payments as set forth in Article IX.
Section 2.07Prepayment of Advances and Commitment Reductions.
(a)Optional Prepayments. The Borrowers may, from time to time on any Business Day, voluntarily prepay any outstanding Advances in whole or in part, together with all amounts due pursuant to Sections 2.06(c) and 2.12 (each, an “Optional Prepayment”); provided that (i) the Lead Borrower shall have delivered to the Administrative Agent written notice of such Optional Prepayment, appropriately completed and signed by a Responsible Officer (or the Manager on its behalf) of the Lead Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed by such a written notice consistent with such telephonic notice) (such notice, a “Notice of Prepayment”) in the form of Exhibit D hereto by not later than 11:00 a.m. (New York City time) (A) in the case of a SOFR Borrowing, two (2) U.S. Government Securities Business Days before the date of prepayment or (B) in the case of prepayment of a Base Rate Borrowing, one (1) Business Day before the date of prepayment, and (ii) in the case of any Optional Prepayment occurring on a date other than a Payment Date (each, an “Optional Prepayment Date”), the Borrowers shall concurrently pay, or reserve for in a Restricted Borrower Account, all other Obligations accrued as of the Optional Prepayment Date that would be payable prior to or pari passu with such Optional Prepayment pursuant to the Priority of Payments on the following Payment Date. Each Notice of Prepayment shall specify (x) the date of such Optional Prepayment and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Any Notice of Prepayment received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next Business Day. Upon receipt of such Notice of Prepayment, the Administrative Agent shall promptly forward each Lender a copy thereof. Each such Notice of Prepayment shall be irrevocable (but may be conditioned upon the occurrence of certain refinancing events set forth in such Notice of Prepayment) and effective upon the date received and shall be dated the date such notice is given, signed by a Responsible Officer of each Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrowers pursuant to this Section 2.07(a) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances of the Borrowers. If a Notice of Prepayment is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (including, but not limited to, any accrued Interest and applicable fees). The Borrowers shall ensure that amounts sufficient to pay the full payment amount is available in the Borrower Payment Account in immediately available funds by no later than 11:00 a.m. on the date of such Optional Prepayment. For the avoidance of any doubt, the Borrowers may only provide a Notice of Prepayment to prepay Advances that are outstanding on the date such Notice of Prepayment is delivered and may not provide a Notice of Prepayment to prepay any future Advances.

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(b)Additional Prepayment Provisions. Each prepayment of principal pursuant to this Section 2.07 shall be subject to Sections 2.06(c) and 2.12 and the Priority of Payments, and shall be applied to the Advances as directed by the Borrowers.
(c)Interest on Prepaid Advances. Except to the extent reserved in a Restricted Borrower Account for payment on the following Payment Date in connection with an Optional Prepayment Date, in accordance with and pursuant to Section 2.06(c), the Borrowers shall pay all accrued and unpaid Interest on the Advances that are prepaid on the date of such prepayment.
(d)Mandatory Prepayments. In the event of any Permitted Release pursuant to Section 8.04(a)(iv), the Borrowers shall be obligated to prepay, in accordance with the Priority of Payments, the Advances in an amount (such amount, the “Mandatory Prepayment Amount”) equal to the lesser of (i) greater of (x) related Release Proceeds and (y) the Minimum Release Price and (ii) the amount necessary after giving pro forma effect to such Permitted Release, to cause the LTV Ratio to be less than or equal to the Maximum LTV Ratio, notwithstanding that such mandatory prepayment shall still constitute an “Optional Prepayment” hereunder.
(e)Commitment Reduction. The Borrowers may from time to time on any Business Day voluntarily reduce the Maximum Advance Amount and, on a pro rata basis, the Commitment Amount of each Lender by written notice delivered to the Administrative Agent (who shall promptly forward a copy of the same to each Lender) at least two (2) Business Days prior to the effective date of such reduction. No such reduction shall reduce the Commitment Amount of any Lender below the then aggregate outstanding principal amount of all Advances of such Lender unless such reduction is accompanied by an Optional Prepayment in the amount by which such Advances would exceed any such reduced Commitment Amount.
Section 2.08Delayed Funding. After any Borrower delivers a Notice of Borrowing pursuant to Section 2.03 hereof, a Designated Delay Lender (or the related Managing Agent on its behalf), may, not later than 4:00 p.m. New York City time on the date that is one (1) Business Day prior to the proposed Borrowing date, deliver a written notice (a “Delayed Funding Notice”, and the date of such delivery, the “Delayed Funding Notice Date”) to such Borrower of its intention to fund the related Borrowing (such amount, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or before the thirty-fifth (35th) day following the date of such request for a Borrowing (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Borrowing date; provided that in no event shall the aggregate unfunded Delayed Amount at any time exceed one hundred percent (100%) of the Lender Percentage of the Maximum Advance Amount to be funded by such Designated Delay Lender. By delivery of a Delayed Funding Notice, each Designated Delay Lender shall be deemed to represent and warrant and the effectiveness of such Delayed Funding Notice shall be subject to the conditions that (x) charges relating to the “liquidity coverage ratio” under Basel III have been incurred on the related Committed Lender’s interests or obligations hereunder and (y) it is seeking or has obtained a delayed funding option in transactions similar to the transactions contemplated hereby as of the date of such Delayed Funding Notice. Any Designated Delay Lender (or its related Managing Agent, as applicable) that delivers a Delayed Funding Notice with respect to any Borrowing date shall be referred to herein as a “Delaying Lender” with respect to such Borrowing date. If the applicable conditions to any Borrowing described in Section 3.02 and Section 3.03 are satisfied on the requested Borrowing date, there shall be no conditions whatsoever to the obligation of the Committed Lenders to fund the requested amount on the related Delayed Funding Date. On each Delayed Funding Date, the Delaying Lender shall fund an aggregate amount equal to the Delayed Amount for such Delayed Funding Date. If the Borrowers are unable to borrow the full amount of the requested Borrowing from the Lenders that are not Delaying Lenders, then no later than one (1) Business Day before the requested Borrowing Date and with respect to any Advance, the Borrowers may either (i) revoke the related Notice of Borrowing, or (ii) reduce the amount of the Advance requested in the related Notice of Borrowing.
Section 2.09Maximum Lawful Rate. It is the intention of the parties hereto that the Interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any Interest is charged to, collected from or received from or on behalf of the Borrowers by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the

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payment of amounts then due and owing by the Borrowers to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances made to the Borrowers.
Section 2.10Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, no Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.
Section 2.11Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;
(ii)subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Affected Person any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance made by such Affected Person;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Affected Person (whether of principal, interest or any other amount) then, upon request of such Affected Person, the Borrowers will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Affected Person could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Affected Person the amount shown as due on any such certificate on the next Payment Date in accordance with the Priority of Payments as long as such certificate is received at least five (5) Business Days prior to such Payment Date or if not, on the immediately succeeding Payment Date.
(d)Mitigation. Upon the occurrence of any event giving rise to the Borrowers’ obligation to pay additional amounts to a Lender pursuant to clause this Section 2.11 and Section 11.03, such Lender will (i) use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the

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Borrowers to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision or (ii) take such other measures as such Lender may deem reasonable, in each case, if as a result thereof the circumstances which would cause such Lender to be an Affected Person would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 2.11 and Section 11.03 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances or the interests of such Lender. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or other measures.
(e)Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrowers shall not be required to compensate an Affected Person pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Affected Person notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.12Compensation; Breakage Payments. In the event of (a) the payment of any principal of any Term SOFR Advance other than on the last day of the Interest Accrual Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Advance other than on the last day of the Interest Accrual Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Advance on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Advance other than on the last day of the Interest Accrual Period applicable thereto as a result of a request by the Borrowers pursuant to Section 12.01(h), then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (including, in the case of any Conduit Lender, the applicable Program Support Provider(s) through its Program Support Agreement or funds obtained by issuing promissory notes or obtaining deposits or loans from third parties, but only to the extent that the related Committed Lender would be entitled to any payment hereunder). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.13Inability to Determine Rates. Subject to Section 2.18, if, on or prior to the first day of any Interest Accrual Period for any Term SOFR Advance:
(a)the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof (including, for the avoidance of doubt, any determination of Daily Simple SOFR in accordance with the provisions of such definition), or
(b)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Advance or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Accrual Period with respect to a proposed Term SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent,
(c)then, in each case, the Administrative Agent will promptly so notify the Borrowers and each Lender.

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(d)Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make Term SOFR Advances, and any right of the Borrowers to continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances, shall be suspended (to the extent of the affected Term SOFR Advances or affected Interest Accrual Periods) until the Administrative Agent (at the written instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Advances (to the extent of the affected Term SOFR Advances or affected Interest Accrual Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances in the amount specified therein and (ii) any outstanding affected Term SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Accrual Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.12. Subject to Section 2.18, if the Required Lenders reasonably determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be reasonably determined by the Required Lenders without reference to clause (c) of the definition of “Base Rate” until the Required Lenders revoke such determination.
Section 2.14Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender (or in the case of a Conduit Lender, its Program Support Provider, but only to the extent that the related Committed Lender would be entitled to any payment hereunder) or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender, who shall promptly forward such notice to the Borrowers (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Advances, and any right of the Borrowers to continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances, shall be suspended, and (b) the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Required Lenders without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Required Lenders that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances to Base Rate Advances (the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Required Lenders without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Accrual Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Advances to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
Section 2.15Rescission or Return of Payment. Each Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrowers or any of its Affiliates), the obligation of such Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such obligations, all as though such payment had not been made.
Section 2.16Post-Default Interest. The Borrowers shall pay interest on all Obligations that are not paid when due for the period from the due date thereof until the date the same is paid in full in cash at the Post-Default Rate plus the Applicable Margin. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

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Section 2.17Payments Generally. (a) All amounts owing and payable to any Secured Party, including any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrowers from the Borrower Payment Account, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Manager, the Agents and each Lender shall provide wire instructions for themselves and any applicable affiliated recipients or related counsel to the Borrowers, each Approved Account Bank and the Agents. Any payments received after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. To the extent any payment is made to an Approved Account Bank for the account of the Lenders under the Priority of Payments, such Approved Account Bank promptly will make such payment amount available to each Lender on a pro rata basis based on the amount due and owed to each Lender at such time by wire transfer to such Lender’s account.
(a)Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by the Lead Borrower (acting reasonably and in good faith), and such determination shall be conclusive absent manifest error.
(b)All amounts due and payable to a Committed Lender that has a related Conduit Lender or to such Conduit Lender shall be made to such Lenders’ Managing Agent for the account of such Lenders.
Section 2.18Benchmark Replacement Setting.
(e)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event, the Required Lenders (in consultation with the Lead Borrower) may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as a Responsible Officer of the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.18(a)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)No swap agreement shall be deemed to be a “Facility Document” for purposes of this Section 2.18.
(f)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.
(g)Notices; Standards for Decisions and Determinations. The Lead Borrower will promptly notify the other Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lead Borrower will notify the other Borrowers and the Lenders of (x) the removal or reinstatement of any tenor of a

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Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lead Borrower or the Required Lenders pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.
(h)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders (in consultation with the Lead Borrower) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Required Lenders (in consultation with the Lead Borrower) may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders (in consultation with the Lead Borrower) may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(i)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of Term SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances and any outstanding affected Term SOFR Advances will be deemed to have been converted to Base Rate Advances at the end of the applicable Interest Accrual Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 2.19Increase in Commitment.
Provided that no Event of Default, Unmatured Event of Default or Manager Termination Event shall exist and be continuing, upon written notice to the Administrative Agent, the Lead Borrower may request prior to end of the Availability Period, that each of the Lenders ratably increase their respective Commitment Amount, in an aggregate amount such that after giving effect to such request the total Commitment Amount shall not exceed $700,000,000. Such notice shall specify (i) the aggregate amount of such increase and (ii) the time period within which the Lenders are requested to respond to the Lead Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent). Each Lender shall notify the Administrative Agent and the Lead Borrower within the applicable time period (which shall not be less than ten (10) Business Days) whether or not such Lender agrees, in its sole discretion, to make such ratable increase to such Lender’s Commitment Amount or otherwise agrees to any lesser increase in its Commitment Amount. Any Lender not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment Amount. If the Commitment Amount of any Lender is increased in accordance with this Section 2.19, the Lenders and the Lead Borrower shall determine the effective date of such Commitment Amount increase and shall enter into such documents as agreed to by such parties to document such increase.

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The Administrative Agent (at the written direction of the Lead Borrower) and the Borrowers are expressly permitted, with the consent of the Required Lenders (not to be unreasonably withheld), to amend this Agreement to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent in consultation with the Lenders to give effect to any increase pursuant to this Section 2.19; provided that no such amendment shall materially and adversely affect the rights or interests of any Lenders, as certified to the Administrative Agent by the Lead Borrower and absent express written objection by the Required Lenders.
Article III

CONDITIONS PRECEDENT
Section 3.01Conditions Precedent to Effectiveness of this Agreement. This Closing Date and the effectiveness of this Agreement shall be subject to the conditions precedent that the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent and the Required Lenders:
(a)this Agreement, the Constituent Documents of the Initial Borrower and the Initial SPV Guarantor, the Lender Fee Letter and the BNY Fee Schedule shall be duly executed and delivered by the parties thereto, which shall each be in full force and effect;
(b)a certificate of a Responsible Officer of the Initial Borrower and the Initial SPV Guarantor attaching and certifying (i) its Constituent Documents, (ii) its resolutions or other action of its member approving the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party and (v) that no Unmatured Event of Default or Event of Default has occurred and is continuing;
(c)a certificate of a Responsible Officer of the Manager attaching and certifying (i) its Constituent Documents, (ii) its resolutions or other action of its governing body approving the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party and (v) that no Manager Termination Event has occurred and is continuing;
(d)legal opinions (addressed to the Administrative Agent, the Lenders and their permitted assignees) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Initial Borrower and the Initial SPV Guarantor and (ii) Debevoise & Plimpton LLP, counsel to the Manager, covering such matters with respect to the Initial Borrower, the Initial SPV Guarantor or the Manager, as applicable, as any Agent or its counsel shall reasonably request, including but not limited to, as applicable, corporate organization, capacity, power and authority, due execution and delivery, recognition of judgments, enforceability, no conflicts, no litigation, margin stock, Investment Company Act and substantive non-consolidation and UCC matters (including, without limitation, creation and perfection of security interests), each in form and substance satisfactory to the Agent or Agents requesting such opinion;

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(e)good standing certificates with respect to each of the jurisdictions where Initial Borrower and the Initial SPV Guarantor are organized;
(f)proper financing statements, to be duly filed under the UCC, in all jurisdictions that the Required Lenders deem necessary or desirable in order to perfect the Liens on the Collateral contemplated by this Agreement;
(g)an Independent Director shall have been appointed for the Initial Borrower and the related SPV Guarantor;
(h)to the extent requested at least ten (10) Business Days prior to the Closing Date, the Lenders shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(i)an officer’s certificate from the Initial Borrower and the Initial SPV Guarantor stating that all conditions precedent under this Section 3.01 have been satisfied or waived by an authorized party.
Section 3.02Conditions Precedent to Initial Borrowing. The initial Advance to be made hereunder, and the election of each Conduit Lender and the obligation of each other Lender, to fund, on the initial Borrowing Date shall be subject to the fulfillment of the following conditions:
(a)each Facility Document contemplated to be in effect on or prior to the initial Borrowing Date each duly executed and delivered by the parties thereto, which shall each be in full force and effect;
(b)evidence satisfactory to the Required Lenders that the Borrower Payment Account and the Borrower Interest Reserve Account have been established;
(c)a Specified Lender Side Letter in form and substance satisfactory to the beneficiary of such letter, duly executed by a Responsible Officer of each Loan Party;
(d)to the extent requested at least ten (10) Business Days prior to the first Acquisition Date, the Collateral Agent shall have received at least five (5) Business Days prior to such Acquisition Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(e)the reporting requirements under Schedule 3 have been reasonably agreed upon by the Required Lenders and the Lead Borrower.
Section 3.03Conditions Precedent to Each Borrowing. Each Advance to be made hereunder, if any, (including the initial Advance), and the election of each Conduit Lender and the obligation of each other Lender, to fund, on each Borrowing Date shall be subject to the fulfillment of the following conditions:
(a)the Required Lenders (with a copy to the Administrative Agent) shall have received
(i)a Notice of Borrowing with respect to such Advance;
(ii)and if such date is an Asset Acquisition Date, the related Asset Acquisition Package for the assets to be acquired from the proceeds of such Advance (including, without limitation, duly executed copies of each Intellectual Property Security Agreement then contemplated to be entered into as of the related Asset Acquisition Date), and the related Asset Acquisition Procedures shall have been complied with (including, without limitation, the filing,

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registration or recording of all additional financing statements and the registering or recording of any Intellectual Property Security Agreements necessary to ensure the Collateral Agent’s first priority perfected security interest (on behalf of the Secured Parties) in the assets being acquired);
(b)if such Borrowing Date is an Asset Acquisition Date, (i) the Acquisition/Disposition LTV Ratio shall be less than the Maximum LTV Ratio then in effect after giving effect to such acquisition and such Advance, (ii) the DSCR (after giving pro forma effect to the proposed Borrowing) shall be equal to or greater than the Minimum DSCR and (iii) the LTV Ratio shall be less than the Maximum LTV Ratio then in effect after giving effect to such Advance, in each case, as demonstrated in the calculations attached to the applicable Notice of Borrowing;
(c)if such Borrowing Date is an Asset Acquisition Date and an additional Loan Party is being joined on such date pursuant to Section 2.01(a) then:
(i)good standing certificates with respect to each of the jurisdictions where each such additional Loan Party is organized;
(ii)legal opinions (addressed to the Administrative Agent, the Lenders and their permitted assignees) of counsel to the Loan Parties covering such matters with respect to each such additional Loan Party, as any Agent or its counsel shall reasonably request, each in form and substance substantially the same as the opinions delivered on the Closing Date or otherwise reasonably satisfactory to the Person requesting such opinion; and
(iii)each such additional Loan Party shall have executed and delivered a Joinder Agreement in the form of Exhibit A.
(d)if such Borrowing Date is not an Asset Acquisition Date, (i) the LTV Ratio shall be less than the Maximum LTV Ratio then in effect after giving effect to such Advance and (ii) the DSCR (after giving pro forma effect to the proposed Borrowing) shall equal or exceed the DSCR in effect immediately prior to the Borrowing (or, if the Borrowers have completed an acquisition of assets during the then-current Collection Period, the DSCR on a pro forma basis after giving effect to such acquisition of assets, in effect as of the date of the Notice of Borrowing), in each case, as demonstrated in the calculations attached to the applicable Notice of Borrowing; provided that, (x) the Aggregate Collateral Value will be calculated on a pro forma basis to exclude the Appraisal Values and Non-Appraisal Values of each Specified Music Product and (y) the Administrative Agent and each Lender will be provided evidence reasonably satisfactory to them of the Allocable Debt for each Music Product as of such date after giving effect to such Advance;
(e)immediately after the making of such Advance on the applicable Borrowing Date (and the concurrent consummation of any acquisitions of assets financed by such Advance), the aggregate outstanding principal balance of the Advances (x) shall be less than or equal to the Aggregate Collateral Value at such time, as demonstrated in the calculations attached to the applicable Notice of Borrowing and (y) shall not exceed the Commitment Amount at any time;
(f)each of the representations and warranties of each Loan Party contained in this Agreement and the other Facility Documents shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);
(g)evidence satisfactory to the Required Lenders that any necessary Borrower Liability Reserve Accounts has been established;
(h)if such Borrowing Date is an Asset Acquisition Date, Lien searches pursuant to the UCC and copyright searches at the United States Copyrights Office demonstrating that the related assets to be acquired on such date are free and clear of liens;

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(i)(i) no Manager Termination Event, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance, and (ii) the amount on deposit in the Borrower Interest Reserve Account shall be at least equal to the Interest Reserve Required Amount;
(j)if such Borrowing Date is an Asset Acquisition Date, all terms and conditions of each applicable Asset Transfer Agreement required to be satisfied in connection with the transfer of any asset being pledged hereunder on such Borrowing Date, including the perfection of the applicable Borrower’s and the Secured Parties’ interests therein, shall have been satisfied in full;
(k)if such Borrowing Date is an Asset Acquisition Date, the Borrowers and the Manager shall have taken all steps necessary under all Applicable Law in order to cause to exist in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, subsisting and enforceable first priority perfected security interest in each applicable Borrower’s right, title and interest in any additional assets being acquired by such Borrower in connection with such Borrowing Date;
(l)receipt of all fees and expenses to be received by each Agent and each Lender (including fees and expenses of each Agent’s counsel) on or prior to such Borrowing Date pursuant to the Lender Fee Letter and the BNY Fee Schedule or otherwise have been received;
(m)evidence satisfactory that after giving pro forma effect to such Advance, the outstanding principal amount of all Advances does not exceed 57.5% of the Aggregate Collateral Value;
(n)if such Borrowing Date is an Asset Acquisition Date, evidence satisfactory to each Lender that the Minimum Equity Payment for the Music Products being acquired on such Asset Acquisition Date has been funded by the Equity Holders of the applicable Borrower; and
(o)an officer’s certificate from the Lead Borrower stating that all conditions precedent under this Section 3.03 have been satisfied or waived.
Article IV

REPRESENTATIONS AND WARRANTIES
Section 4.01Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to each of the Secured Parties on and as of the Closing Date and each Borrowing Date, as follows:
(a)Due Organization. Such Loan Party is duly organized and validly existing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.
(b)Due Qualification and Good Standing. Such Loan Party is in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable. Such Loan Party is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on any Loan Party.
(c)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by such Loan Party of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action and have been duly executed and delivered by it or on its behalf and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may

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be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (to the extent not related to inequitable conduct of such Loan Party), regardless of whether considered in a proceeding in equity or at law.
(d)Non-Contravention. None of the execution and delivery by such Loan Party of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute (with or without notice of lapse of time or both) a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any respect, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Collateral Documents, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a conflict with, a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in each case referred to in clauses (ii) and (iii), to the extent such conflict, breach, violation, default or acceleration would reasonably be expected to result in a Material Adverse Effect on the Loan Parties (taken as a whole). Without limiting any restrictions or other covenants hereunder, such Loan Party is not, in default under any such indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Collateral Document, with respect to which such default, either individually or in the aggregate with other defaults, would reasonably be expected to have a Material Adverse Effect on the Loan Parties (taken as a whole). Such Loan Party is not subject to any proceeding, action, litigation or investigation pending, or to the knowledge of such Person, overtly threatened in writing against or affecting it or its assets, before any Governmental Authority seeking to prevent the consummation or performance of any of the transactions contemplated by this Agreement and the other Facility Documents or that could result in a Material Adverse Effect on the Loan Parties (taken as a whole).
(e)Governmental Authorizations; Private Authorizations; Governmental Filings. Such Loan Party has obtained or applied for, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are reasonably necessary for it to properly carry out its business and made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by such Loan Party under this Agreement, the pledge of the Collateral by such Loan Party under this Agreement and the performance by such Loan Party of its obligations under this Agreement and the other Facility Documents to which it is a party, in each case, to the extent a failure to do so would reasonably be expected to result in a Material Adverse Effect on the Loan Parties (taken as a whole), and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained, applied for or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by such Loan Party under this Agreement, the pledge of the Collateral by such Loan Party under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party, in each case, to the extent a failure to do so would reasonably be expected to result in a Material Adverse Effect on the Loan Parties (taken as a whole).
(f)Compliance with Agreements, Laws, Etc. Such Loan Party has duly observed and complied (i) in all respects with all Applicable Laws relating to the conduct of its business and its assets, including all activities contemplated by the Facility Documents, unless a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Loan Parties (taken as a whole) (ii) in all material respects with its Constituent Document, (iii) with any judgment, decree, writ, injunction, order, award or other action of any Governmental Authority having or asserting jurisdiction over it or any of its properties, unless a failure to do so could not result in a Material Adverse Effect on the Loan Parties (taken as a whole) and (iv) with the terms and provisions of this Agreement and each other Facility Document to which it is a party. Such Loan Party has preserved and kept in full force and effect its legal existence, rights, privileges, qualifications and franchises. Without limiting the foregoing, (x) to the extent applicable, such Loan Party is in compliance in all material respects with the regulations and rules

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promulgated by the U.S. Department of Treasury or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) such Loan Party has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) to the knowledge of such Loan Party (based on the implementation of its internal procedures and controls), no direct investor in such Loan Party is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.
(g)Location and Legal Name. Such Loan Party’s (i) chief executive office, (ii) principal place of business, (iii) registered office, (iv) jurisdiction of incorporation, organization or formation, as applicable, (v) the location in which it maintains its books and records, (vi) tax identification, other applicable entity identification number or other relevant information necessary for UCC filings in applicable jurisdictions, (vii) to the extent applicable, each alternative name and former name used by such Loan Party and (viii) to the extent any of the foregoing information has changed in the past five years, all prior such information for such five-year period, is in each case listed on Schedule 2 hereto, as updated from time to time in accordance with Section 5.02(h).
(h)Investment Company Act; Volcker Rule. Such Loan Party is not required to register as an “investment company” within the meaning of the Investment Company Act. Such Loan Party is not a “covered fund” under Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act. In determining that it is not a covered fund, such Loan Party has determined that it is excluded from the definition of “investment company” in Section 3(a) of the Investment Company Act although other exemptions may be available.
(i)Information and Reports. Each Notice of Borrowing, each Release Request, each Periodic Report, each Asset Acquisition Package (other than any Asset Diligence Report) and all other written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by or on behalf of such Loan Party or the Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are, when taken together with all related written information furnished by or on behalf of such Loan Party or the Manager, true, complete and correct in all material respects as of the date such information is provided, stated or certified and does not omit any material fact necessary in order to make the statements contained therein not misleading. Without limiting the foregoing, Borrower has furnished a true, complete and correct copy of the Asset Diligence Report prepared for the Borrowers, each Asset Transfer Agreement and each Legacy Purchase Agreement, in each case, as of the date provided pursuant to Section 2.02(a) or (b), as applicable, and to the extent required to be provided hereunder, each Administration Agreement, each Music Agreement and each Revenue-Generating Agreement (as applicable) in connection with each related asset acquisition. With respect to each acquisition of assets by any Loan Party financed with (or to be financed with) the proceeds of an Advance, each related Appraisal delivered hereunder satisfies the Appraisal Requirements, and each related Asset Acquisition Package delivered hereunder has been delivered in compliance with the Asset Acquisition Procedures.
(j)ERISA. Neither such Loan Party nor any member of its ERISA Group has, or during the past six years has had, any material liability or material obligation with respect to any Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group).
(k)Taxes. Such Loan Party has filed all federal income tax returns and all material other tax returns which are required to be filed by it, if any, and has paid all Taxes, shown to be due and payable (taking into account extensions) on such returns, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except (i) for any Taxes which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(l)Tax Status. For U.S. federal income tax purposes (i) each Loan Party is classified as a “disregarded entity” whose sole regarded owner for U.S. federal income tax purposes is a

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U.S. Person, (ii) no Loan Party nor any record or beneficial owner of a Loan Party has made an election under Treasury regulations section 301.7701-3 for any Loan Party to be classified as an association taxable as a corporation and no Loan Party is otherwise treated as an association taxable as a corporation, including a taxable mortgage pool treated as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (iii) no Loan Party is subject to any requirement to withhold tax with respect to payments or income allocable to its direct or indirect beneficial owners (including under Section 1446 of the Code).
(m)Collections and Accounts. All Collections in respect of such Loan Party’s assets shall be deposited either directly into its Collection Account or directly to the Borrower Payment Account, and all necessary Asset Payment Instructions are in full force and effect to ensure the foregoing. No Person has any interest in any Collection Account other than those Persons permitted to have an interest therein pursuant to the applicable Account Collateral Agreement. No Person other than the Loan Parties, the Secured Parties and the related Approved Account Bank has any interest in any Borrower Account.
(n)Plan Assets. The assets of such Loan Party are not, and shall not be, treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Such Loan Party has not taken, or omitted to take, and shall not take or omit to take, any action which would reasonably be expected to result in any of the Collateral being treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
(o)Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, such Loan Party is Solvent.
(p)Prior Business Activity and Indebtedness. Such Loan Party has no business activity except as contemplated in this Agreement and the other Facility Documents, and as of the date hereof is not party to any other debt, financing or other transaction or agreement other than the Facility Documents. Such Loan Party has not incurred, created or assumed any Indebtedness except for Indebtedness that has been paid in full in cash on or prior to the date hereof (excluding contingent obligations relating thereto that have not accrued) and any Indebtedness arising under or expressly permitted by this Agreement or the other Facility Documents.
(q)Subsidiaries; Investments. The Borrowers have no subsidiaries and do not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person, other than any special purpose wholly-owned subsidiary of a Borrower organized in the State of Delaware with Constituent Documents substantially similar to those of the Initial Borrower.
(r)Ordinary Course of Business. Each payment of interest and principal on the Advances will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of such Loan Party and (ii) made in the ordinary course of business or financial affairs of such Loan Party.
(s)Asset Agreements. With respect to each Asset Agreement as of the related Asset Acquisition Date:
(i)each Borrower has performed all of the material terms, covenants and conditions on its part, which are contained in the Asset Agreements or otherwise pertain to any one or more of the Music Products except for the failure of any such performance that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(ii)each of the Asset Agreements is in full force and effect, except any such Asset Agreements the loss of which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

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(iii)to the knowledge of any Borrower, (i) no default by any party thereto exists and (ii) no party thereto is delinquent in payment of any other amounts required to be paid thereunder, in each case, that would reasonably be expected to result in a Material Adverse Effect;
(iv)such Asset Agreement complies with, and will not violate, any Applicable Law except as would not reasonably be expected to result in a Material Adverse Effect;
(v)such Asset Agreement permits each Borrower party thereto to grant a security interest of its interests thereunder to the Collateral Agent without any consent or approval from any other Person pursuant to this Agreement and the Collateral Documents; and
(vi)as of such Asset Acquisition Date, the Collateral includes each Borrower’s rights to receive payments under the Asset Agreements.
(t)Intellectual Property.
(i)(1) Schedule 4(a) of the Intellectual Property Schedule sets forth a true and complete list of all issued Patents and pending Patent applications owned by such Loan Party; (2) Schedule 4(b) of the Intellectual Property Schedule sets forth a true and complete list of all registered Trademarks and all applications for registrations of Trademarks owned by such Loan Party; and (3) Schedule 4(c) of the Intellectual Property Schedule sets forth a true and complete list of all registered Copyrights and all applications for registration of Copyrights owned by such Loan Party, together with a correct and complete description, with respect to each registered Copyright that is a Musical Composition or Master Recording, of (A) the Loan Parties’ undivided Copyright ownership interest in such Musical Composition or Master Recording, as applicable, and (B) the applicable registration number(s) and registration date(s) from the United States Copyright Office and from any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof; provided that, in each case of clauses (1)-(3), with respect to registered Intellectual Property and applications therefor in countries other than the United States, such Intellectual Property is listed to the extent that the Loan Parties have actual knowledge thereof.
(ii)Except as disclosed to the Required Lenders (with a copy to the Administrative Agent) in writing prior to the applicable Asset Acquisition Date, all Copyrights that are Musical Compositions and/or Master Recordings have been duly registered in the United States Copyright Office, or will be submitted for registration, prior to the applicable Asset Acquisition Date and each Person transferring any such Copyright to a Loan Party has (prior to the applicable Asset Acquisition Date) recorded, and each applicable Loan Party shall (on the applicable Asset Acquisition Date) submitted to record, its interest therein in the United States Copyright Office.
(iii)To such Loan Party’s knowledge, all Intellectual Property owned by such Loan Party is valid, subsisting, unexpired and enforceable and has not been abandoned. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity, enforceability or ownership of any Registered Intellectual Property owned by such Loan Party other than as disclosed to the Required Lenders in writing (with a copy to the Administrative Agent). No action or proceeding is pending seeking to limit, cancel or question the validity, enforceability or ownership of any Registered Intellectual Property owned by such Loan Party other than as disclosed to the Required Lenders in writing (with a copy to the Administrative Agent).
(iv)Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is necessary to the conduct of such Loan Party’s business as currently conducted except for such Intellectual Property the failure of which to own or license or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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(v)No Musical Composition or Master Recording violates or infringes any common law or statutory rights (including Copyrights) or any other rights or works of any third party or Person, except where such violation or infringement could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, (A) no product or service of any Loan Party infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, (B) there is no material violation by any Person of any right of any Loan Party with respect to any Intellectual Property owned or used by any Loan Party, (C) each of the Loan Parties owns or possesses all consents, licenses, certificates, authorizations, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, necessary to conduct such Loan Party’s business , that individually or in the aggregate are material, without conflict with the rights of others, and (D) none of such Loan Party’s Intellectual Property infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(u)Representations Relating to the Collateral.
(i)The Loan Parties own and have legal and beneficial title to all Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens.
(ii)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Collateral Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with its terms under the Applicable Law, is prior to all other Liens and is enforceable as such against creditors of and purchasers from any Loan Party, subject to Permitted Liens. All filings (including UCC filings and Intellectual Property Security Agreements) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent on behalf of the Secured Parties, in the Collateral have been or, concurrently with the effectiveness of this Agreement, shall be made and are or will be effective.
(iii)This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(74) of the UCC as in effect from time to time in the State of New York.
(iv)Other than Permitted Liens, such Loan Party has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. Such Loan Party has not authorized the filing of and is not aware of any financing statements against such Loan Party that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and such Loan Party is not aware of any judgment liens, PBGC liens or tax lien filings against such Loan Party.
(v)Such Loan Party has taken, or prior to the initial Advance hereunder shall take, all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect to each Borrower Account.
(vi)All actions necessary in order to create a valid, continuing and perfected security interest (as defined in Section 1-201(b)(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties have been taken, including without limitation the filing of all applicable financing statements, the submission for recording of all applicable Copyright Security Agreements, the entry into each applicable Account Control Agreement and the delivery of all physical Collateral to the Collateral Agent; such security interest is prior to all other Liens (other than Permitted Liens), claims and encumbrances and is enforceable as such against creditors of and purchasers from such Loan Party.
(vii)Such Loan Party has received all consents and approvals required by the terms of the Collateral Documents in respect of the acquisition of its assets and the pledge of its assets hereunder to the Collateral Agent, for the benefit of the Secured Parties, and no further

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notice or consent to any Person is required for the enforcement or exercise of the rights and remedies of the Secured Parties following an Event of Default.
(viii)Each Appraisal delivered hereunder in respect of such Loan Party’s assets complies with the Appraisal Requirements, and such Loan Party has no reason to believe that the Appraisal Value of such Loan Party’s assets, as reflected in the most recent Appraisal delivered hereunder, does not reflect the reasonable fair value of such assets.
(ix)There are no liabilities associated with such Loan Party’s assets for which any Loan Party is responsible other than Permitted Liabilities.
(v)Representations Relating to the Collateral in Connection with a Borrowing. Such Loan Party acknowledges and agrees that, upon each delivery of a Notice of Borrowing to the Administrative Agent, such Loan Party will be deemed to have represented, warranted and certified for all purposes hereunder that in the case of each item of Collateral pledged to the Collateral Agent, on the date thereof and on the relevant Borrowing Date:
(i)such Loan Party is the owner of such Collateral free and clear of any Liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the related Borrowing Date and (B) Permitted Liens;
(ii)such Loan Party has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;
(iii)such Loan Party has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted or permitted pursuant to this Agreement;
(iv)such Loan Party has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent for the benefit of the Secured Parties; and
(v)upon the proper filing and recording of the Collateral Documents, Collateral Agent shall have a first priority perfected security interest in the Collateral, except as otherwise permitted by this Agreement.
(w)USA PATRIOT Act. (a) None of the Loan Parties or any of their respective Affiliates, or any of their respective directors, officers or employees; and (b) to the knowledge of such Loan Party, no agent or Person (other than the directors and officers covered in clause (a) above) acting on behalf of such Loan Party or any Affiliate that will act in any capacity in connection with or benefit from this Agreement, is (1) a Sanctioned Person; (2) a Person that resides or has a place of business in a Sanctioned Country or which is designated as a “non-cooperative jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. No Borrowing, use of proceeds or other transaction by a Loan Party contemplated by this Agreement will violate Sanctions applicable to any party to this Agreement.
Article V

COVENANTS
Section 5.01Affirmative Covenants of the Loan Parties. Each Loan Party, and the Manager on behalf of each Loan Party, covenants and agrees that, until the date that all Obligations have been paid in full in cash (other than contingent indemnity obligations not yet due and owing):

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(a)Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all respects with all Applicable Laws relative to the conduct of its business or to its assets, including all laws applicable to its assets and its activities and obligations as contemplated by the Facility Documents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect on any Loan Party, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises (including all licenses or qualifications applicable to its assets and its activities contemplated by the Facility Documents), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on any Loan Party, (iv) comply with the terms and conditions of each Facility Document and in all material respects with its Constituent Documents to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on any Loan Party. Each Loan Party has instituted, and will continue to maintain and enforce, policies and procedures reasonably designed to promote compliance with the Anti-Corruption Laws.
(b)Enforcement. (i) It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken, that would release any Obligor from any of such Obligor’s covenants or obligations under any Collateral Document, except in the case of (A) payment in full in cash of all Collections contemplated to be paid thereunder, (B) subject to the terms of this Agreement, (1) amendments to Asset Agreements that are reasonably deemed by the Manager to be necessary, immaterial, or beneficial, taken as a whole, to the Loan Parties, are otherwise in compliance with the terms hereof, and not detrimental to the Agents and the Lenders and (2) enforcement actions taken with respect to any defaults or breaches by any Obligor under any Collateral Document in accordance with the provisions hereof and the Management Agreement (including the Management Standard), (C) actions by the Manager in conformity with the Management Standard and this Agreement or the Management Agreement or as otherwise required hereby or thereby, as the case may be, or (D) as required pursuant to Applicable Law or, unless in violation of this Agreement, any other Facility Documents.
(i)Such Loan Party (and the Manager on behalf of each Loan Party) shall punctually perform or cause to be performed all of its obligations and agreements contained in this Agreement or any other Facility Document, and shall (i) enforce, to the extent reasonably requested by the Required Lenders, and (ii) otherwise use commercially reasonable efforts to enforce the obligations and agreements of each Obligor under each Collateral Document (including without limitation any obligations or agreements intended to restrict or prohibit actions to prohibit, impede, delay or hinder the exploitation or monetization of any Intellectual Property or other Collateral or reducing, diminishing, divesting, derogating or otherwise adversely affecting any Loan Party’s rights or interests therein), in each case in a manner consistent with the Management Standard.
(c)Further Assurances. Such Loan Party shall take such reasonable action from time to time as shall be necessary to ensure that its Music Products, Music Product Rights, Intellectual Property and other assets constitute “Collateral” hereunder. Such Loan Party will, and promptly upon the reasonable request of the Administrative Agent, acting at the written direction of the Required Lenders, shall, at the Loan Parties’ expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral (including without limitation all Intellectual Property) pledged by the Loan Parties for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens), including all further actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, this Agreement and the other Facility Documents. Without limiting its obligation to maintain and protect the Collateral Agent’s first priority security interest in the Collateral, such Loan Party hereby (i) authorizes the Administrative Agent (including for purposes of Section 9-509 of the UCC), at the written direction of the Required Lenders, to file or record financing statements (including financing statements describing the Collateral as “all assets” or the equivalent), continuation statements and other filing or recording documents or instruments with respect to the Collateral in such

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form and in such offices as the Required Lenders deem necessary or desirable to perfect the security interests of the Collateral Agent (for the benefit of the Secured Parties) under this Agreement under each method of perfection required herein with respect to the Collateral and (ii) authorizes the Administrative Agent, at the written direction of the Required Lenders, to file with the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, any Intellectual Property Security Agreements or other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted therein by such Loan Party, without its signature, and naming such Loan Party as debtor and the Collateral Agent as secured party (for the benefit of the Secured Parties); provided that neither Agent assumes (nor shall be deemed to have assumed) any obligation whatsoever of any Loan Party to maintain and protect the Collateral Agent’s security interest in the Collateral (for the benefit of the Secured Parties), and all costs of, or incidental to, any of the foregoing filings, recordings, registrations or other actions shall be paid or reimbursed by the Loan Parties. Such Loan Party will, in connection with the foregoing, deliver such proof of corporate action, incumbency of officers or other documents as are reasonably requested by the Administrative Agent to evidence appropriate authority of the officers signing or authorizing any such documents, instruments or filings.
(d)Other Information. It shall provide to the Administrative Agent and the Lenders:
(i)beginning with the fiscal year ending September 2025, as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year, an audited consolidated balance sheet of the Loan Parties (or, as elected by the Lead Borrower, the Person consolidating the Loan Parties) as at the end of such fiscal year and the related consolidated statements of income and cash flows for such annual period, all reported on in conformity with GAAP, which financial statements shall be prepared and certified without any material qualification relating to going concern (except (i) to the extent such qualification results solely from (x) the impending maturity of any indebtedness or (y) any prospective or actual breach under (or potential liability on a future date or in a future period to satisfy) any financial covenant under, any indebtedness or (ii) an “emphasis of matter” paragraph);
(ii)within ninety (90) days following the end of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending December 2025, an unaudited consolidated balance sheet of the Loan Parties (or, as elected by the Lead Borrower, the Person consolidating the Loan Parties) as at the end of such fiscal quarter and the related consolidated statements of income and cash flows for such quarterly period;
(iii)all such financial statements shall be prepared in reasonable detail and in accordance with GAAP in all material respects applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);
(iv)simultaneously with the delivery of each set of financial statements and financial information referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of each Loan Party certifying that no Manager Termination Event, Unmatured Event of Default or Event of Default then exists and, otherwise, setting forth the details thereof and the amount and the action which the Loan Parties, the Manager or other relevant Person is taking or proposes to take with respect thereto (which, in the case of an Unmatured Event of Default, shall be described if such action is known to the Borrowers at the time such certificate is delivered);
(v)as soon as possible and no later than five (5) Business Days after a Responsible Officer of a Loan Party obtains actual knowledge of the occurrence and continuance of any (x) Unmatured Event of Default or (y) Event of Default, a certificate of a Responsible Officer of each Loan Party setting forth the details thereof and the action which the Loan Parties, the Manager or other relevant Person is taking or proposes to take with respect thereto (which, in the case of an Unmatured Event of Default, shall be described if such action is known to the Loan Parties at the time such certificate is delivered);

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(vi)from time to time such additional information or documents regarding each Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the LTV Ratio and the DSCR within the Periodic Report, as of any prior Measurement Date) as the Administrative Agent, at the written direction of the Required Lenders, may reasonably request;
(vii)promptly after the occurrence of any ERISA Event that would reasonably be expected to result in material liability to any Loan Party, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;
(viii)(A) by no later than five (5) Business Days (or if earlier, the first Measurement Date) following knowledge thereof by any Loan Party, a written notice to each Agent if any Obligor became subject to an Insolvency Event, is deceased or fraud is discovered in connection with the origination or acquisition of the relevant asset, and (B) at any time upon the reasonable request by any Agent or a Lender, such Loan Party shall provide, or cause to be provided, to the Agents or the Lenders any information or document relating to the Collateral;
(ix)promptly following any request therefor by any Lender, such Loan Party shall provide, to the extent commercially reasonable, information and documentation reasonably requested by any Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) or other applicable anti-money laundering laws, including but not limited to a beneficial ownership certification in form reasonably acceptable to the applicable Agent or Lender and shall promptly notify the Administrative Agent of any change(s) to beneficial ownership or control party information;
(x)within ten (10) Business Days of the occurrence of any proceeding, action or litigation pending before any Governmental Authority (to the extent such Loan Party has knowledge or notice thereof), which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on any Loan Party (taken as a whole), a written notice to the Required Lenders (with a copy to each Agent);
(xi)simultaneously with the delivery of each Periodic Report, any reports and calculations prepared by, on behalf of or for any Manager or any Loan Party with regards to the Collections during the related Collection Period, if any; and
(xii)upon request, copies of or access to all account statements and similar records relating to the Collection Accounts and each Borrower Account, promptly after the same become available.
(e)Access to Records and Documents. Upon reasonable advance notice and during normal business hours, the Loan Parties shall permit any Lender (or any Person designated by any Agent or such Lender) to visit and inspect and make copies thereof no more than one (1) time per year, or as often and at any time in the sole discretion of the Required Lenders following the occurrence of an Event of Default which remains continuing and has not been waived, of (i) the Manager’s and each Loan Party’s books, records and accounts relating to its business, financial condition, operations, assets, the Collateral and its performance under the Facility Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, (ii) any Collateral Documents and the ability to review and access any payment history with respect to the Collateral in the possession of or reasonably available to any Loan Party or any Manager and (iii) a listing or other description of all assets then owned by each Loan Party that are contemplated to generate any material amount of Collections, together with information sufficient to reconcile such listings with the information contained in Appraisals and Periodic Reports. The Loan Parties shall be responsible for the costs and expenses for one such visit per calendar year requested by the Administrative Agent (at the written direction of the Required Lenders), up to $50,000 per annum (which amount shall be in the aggregate for any visit conducted prior to an Event of Default under the Facility Documents), unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all costs and expenses for each visit. The Loan

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Parties (and the Manager on their behalf) shall also consult with the Required Lenders (or any Person designated by the Required Lenders) in connection with any exercise of any similar inspection rights granted to it with respect to any Manager, any Obligor or any other Person, and will use commercially reasonable efforts to have the findings of any such inspection provided directly to the Required Lenders, or will promptly provide any such findings provided to it in connection with the exercise of such inspection rights to the Required Lenders. In the event a Loan Party has not exercised any such inspection rights granted to it, the Administrative Agent, solely if directed by the Required Lenders, shall request such Loan Party to exercise such rights, and such Loan Party will use reasonable efforts to comply with any such reasonable request to exercise inspection and audit rights.
(f)Use of Proceeds. It may use the proceeds of any Advance made hereunder (i) to fund, pay or refinance the acquisition cost of assets acquired by such Loan Party in accordance with the Asset Acquisition Procedures on the related Borrowing Date, and all fees and expenses related thereto, and (ii) for general corporate and working capital purposes; provided that, no proceeds of any Advance shall be used for any acquisition or investment by a Loan Party, other than as permitted by clause (i) above.
Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.
(g)[Reserved].
(h)No Other Business. Such Loan Party shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, acquiring and owning music assets and entering into Collateral Documents in connection therewith and entering into the Facility Documents and any other agreements contemplated by this Agreement, and such limited activities as are related or ancillary thereto as contemplated by its Constituent Documents, and shall not engage in any other activity or take any other action that would cause any Loan Party to be subject to U.S. federal, state or local income tax on a net basis.
(i)Tax Matters. Such Loan Party shall treat the Advances as debt for U.S. federal, state and local income and franchise tax purposes and will take no contrary position except to the extent that a “determination” is made within the meaning of Section 1313(a) of the Code (or an analogous provision of other Law) that the Advances may not be treated as debt for such purposes. Such Loan Party shall at all times maintain its status as a “disregarded entity” for U.S. federal income tax purposes and shall not elect to be classified as other than a “disregarded entity” for U.S. federal income tax purposes, nor shall such Loan Party take any other action or actions that would cause it to be classified, taxed or treated as a corporation for U.S. federal income tax purposes, including a taxable mortgage pool treated as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Loan Party on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder)). Such Loan Party shall only have owners of Equity Interests that are treated as U.S. Persons and shall not be subject to any requirement to withhold tax with respect to payments or income allocable to its direct or indirect beneficial owners (including under Section 1446 of the Code). In the event that any Loan Party becomes classified as a partnership for federal income tax purposes, (i) the partnership representative (or comparable person under state or local law, as applicable) shall, to the extent eligible, make the election under Section 6221(b) of the Code (or any similar comparable provision of state or local tax law) with respect to such Loan Party and take any other action such as filings, disclosures and notifications necessary to effectuate such election, and (ii) if the election described in the preceding clause (i) is not available, the partnership representative (or comparable person under state or local law, as applicable) shall, to the extent eligible, make the election under Section 6226(a) of the Code (or any similar comparable provision of state or local tax law) with respect to such Loan Party and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

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(j)Collections. Such Loan Party shall cause and direct the Manager and each applicable Obligor to pay and deposit all Collections in respect of its assets directly to its respective Collection Account or to the Borrower Payment Account (or, solely with respect to any Non-Dollar Payments, the FX Aggregator Account). If for any reason such Loan Party, the Manager or any of their Affiliates otherwise receives any Collections, it shall cause such amounts to be deposited directly into the Borrower Payment Account (or such other account designated by the Administrative Agent, at the written direction of the related Loan Party) within two (2) Business Days following receipt and identification of the same. Any such Collections, for so long as they are in the possession of any Loan Party, the Manager or any of their Affiliates or any other Person, shall be held in trust for the benefit of the Secured Parties. Such Loan Party shall cause all Collections received in any Collection Account to be timely remitted to the Borrower Payment Account. Such Loan Party shall ensure that, except as expressly permitted hereunder, no Person other than the Collateral Agent shall have any Lien on, or any dominion or control of, any Borrower Account or any Collection Account.
(k)Priority of Payments. Such Loan Party shall ensure that all Collections and all other Distributable Cash is applied solely in accordance with the Priority of Payments and the other applicable provisions of this Agreement.
(l)Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, such Loan Party shall remain Solvent.
(m)Insolvency Events. Such Loan Party shall timely object to all proceedings of the type described in clause (a) of the definition of “Insolvency Event” instituted against it.
(n)Performance and Compliance with Collateral Documents. Such Loan Party shall deliver, or cause to be delivered to the Lenders (with copies to the Administrative Agent), copies of all proposed additional Collateral Documents and amendments thereto to which it is or will be a party, prior to its execution and delivery thereof, and shall promptly deliver duly executed copies of such documents upon its entry into the same. Such Loan Party shall, at its expense, timely and fully perform and comply with all provisions, covenants and other promises (if any) required to be observed by it under each Collateral Document, including by withdrawing or causing to be withdrawn amounts from the applicable Borrower Liability Reserve Account to pay any liabilities thereunder when the same become due and payable.
(o)Appraisals. Such Loan Party will obtain or cause to be obtained updated Appraisals from Approved Appraisers complying with the Appraisal Requirements for each relevant asset owned by such Loan Party, (i) on each Borrowing Date (solely with respect to each new asset being acquired concurrently with such Borrowing Date), (ii) from time to time as determined by the Manager in accordance with the Management Standard, to ensure that the related Appraisal Value for such asset reflects the reasonable fair value of such asset and is reasonably current (and in any event as of a date within the most recent Appraisal), it being understood that such Appraisal pursuant to this clause (ii) shall not replace such Loan Party’s obligation to provide Appraisals otherwise required by this clause (o), (iii) from time to time as the written request of the Required Lenders and (iv) in respect of the entire Facility Pool, as of each anniversary of the first Asset Acquisition Date (each Appraisal delivered pursuant to this clause (iv), an “Annual Catalogue Appraisal”), delivered to the Lenders within six (6) weeks of each such anniversary and followed by a Variance Report in accordance with the requirements in Section 5.01(r) below; provided, that any Appraisal obtained pursuant to clause (iii) shall be done at the sole cost and expense of such requesting Lenders. The Lead Borrower may, in its sole discretion, engage one or more Approved Appraisers to perform not more than two additional Appraisals, in the aggregate, within sixty (60) days of the delivery of any Annual Catalogue Appraisal and, upon delivery of any such additional Appraisal, if so elected by the Lead Borrower, the Appraisal Value of the Facility Pool shall be the average of the Annual Catalogue Appraisal and all such additional Appraisals.
(p)Hedging. Within sixty (60) days of the occurrence of a Hedging Trigger Event, the Initial Borrower shall enter into and maintain one or more Hedging Agreements in form and substance reasonably satisfactory to the Required Lenders for the purpose of offsetting or mitigating the related interest rate risk associated with at least 70% but not more than 110% of the aggregate principal amount of the Advances outstanding as of any date with a term through the date described in clause (a) of the

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definition of “Final Maturity Date”. Such Loan Party shall not enter into any other Hedging Agreements without the consent of all of the Lenders and in no event shall the Loan Parties be permitted to enter into any speculative hedges or similar positions.
(q)Books and Records. Such Loan Party shall maintain, or cause to be maintained on its behalf, proper and complete financial and accounting books and records.
(r)Variance Reports. Such Loan Party will obtain from the Manager a Variance Report: (i) with respect to any specific Artist Catalogue, as of the date that is twelve (12) months following the date of acquisition of such Artist Catalogue and (ii) with respect to all Artist Catalogues that have been owned by a Loan Party for more than twelve (12) months, the date of each Appraisal delivered pursuant to Section 5.01(o) above. The Manager shall deliver a copy of each Variance Report prepared in accordance with this Section 5.01(r) to each Lender on or prior to the earlier of the Reporting Date or the Borrowing Date next following the date of such report.
(s)Excepted Earn-out Liabilities. The Borrowers will pay any Excepted Earn-out Liabilities when due under any Asset Transfer Agreement and shall reserve for such Excepted Earn-out Liabilities out of Collections pursuant to Section 9.03.
Section 5.02Negative Covenants of the Loan Party. Each Loan Party covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full in cash (other than contingent indemnity obligations not yet due and owing)):
(a)Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.
(b)Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor engage in any Asset Sale or sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full in cash of the Obligations or a Permitted Release).
(c)Amendments to Constituent Documents. Without the written consent of the Administrative Agent (as directed in writing by the Required Lenders), it shall (x) not take any action inconsistent with its Constituent Documents or (y) amend or modify (i) any Bankruptcy Remote Provisions or (ii) any other provisions of its Constituent Documents if such amendment or modification of such other provisions would reasonably be expected to have a Material Adverse Effect.
(d)ERISA. Neither it nor any member of its ERISA Group shall incur any material liability with regard to a Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group) and it shall not permit its assets to be treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
(e)Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens expressly permitted by this Agreement and the other Facility Documents.
(f)Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

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(g)Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so; provided, however, that the Borrowers shall be permitted to make Restricted Payments in a manner consistent with and in compliance with this Agreement, so long as, as of the date of the release of such Restricted Payment, (i) no Event of Default or Unmatured Event of Default has occurred and is continuing and (ii) the LTV Ratio is less than or equal to 55.0%; provided, further, that the foregoing shall not limit the ability of the Borrowers to use funds released to the Borrowers pursuant to the Priority of Payments to acquire new Music Products in accordance with the terms hereof.
(h)Changes to Filing Information. It shall not change its name or jurisdiction of organization or cause or permit any other change that would cause the UCC information set forth in Schedule 2 hereto to be inaccurate or incomplete, unless it gives written notice to each Agent (which may be through the delivery of an updated Schedule 2) no less than ten (10) Business Days prior to such change, and takes all actions necessary to protect and perfect a first priority perfected security interest in the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties), and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements that are necessary to maintain or continue the perfection of the security interests of the Collateral Agent under this Agreement under each method of perfection required herein with respect to the Collateral (and shall provide copy of the same to each Agent). For the avoidance of doubt, neither Agent shall have any duty to confirm that the requirements under this Section 5.02(h) have been satisfied.
(i)Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (such transaction, an “Affiliate Transaction”), except as expressly contemplated by this Agreement and the other Facility Documents, unless, in the case of any Affiliate that is not another Borrower, such Affiliate Transaction is upon terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (and, in making such determination, the Borrowers shall be entitled to rely on a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction).
(j)Amendments to Certain Documents. It shall not cause, enter into, permit or consent to any amendment, supplement or other modification to or any Administration Agreement, Music Agreement or Revenue-Generating Agreement except (i) with the consent of the Required Lenders or (ii) solely with respect to any such amendment, supplement or other modification to any Administration Agreement, Music Agreement or Revenue-Generating Agreement, as would not have a Material Adverse Effect on any Borrower or any Secured Party, as directed by the Manager in accordance with the Management Standard with prompt written notice thereof to the Required Lenders (with a copy to the Administrative Agent); provided that an amendment, supplement or other modification that alters the amount or timing of Collections shall not in itself be deemed to have such a Material Adverse Effect, so long as (x) an updated Appraisal is delivered in connection with such amendment, supplement or other modification and (y) no Manager Termination Event, Unmatured Event of Default or Event of Default shall result therefrom.
(k)Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.
(l)Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and shall maintain internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Subject Laws.
(m)No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

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(n)Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than pursuant to or as expressly permitted by this Agreement and the other Facility Documents and shall not accept any advances or incur other obligations, in each case, from any third party, secured by or in lieu of future Collections on the Music Products. It shall not acquire any assets except in compliance with this Agreement and the other Facility Documents, including Section 2.02 hereof.
(o)Validity of this Agreement. It shall not (i) except as permitted by this Agreement, take any action that would permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties and subject to Permitted Liens).
(p)Subsidiaries. It shall not have or permit the formation of any subsidiaries, except, in the case of the Borrowers and the Subsidiary Guarantors party hereto.
(q)Employees. It shall not have any employees (other than officers and directors to the extent they are employees).
(r)Non-Petition. Such Loan Party shall not be party to any agreements under which it has any material obligations or liability (direct or contingent), other than the Facility Documents, Asset Transfer Agreements, Storage Facility Access Letters and Asset Payment Instructions, and use commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions in any agreement into which it enter into under which it has any material obligations or liability (and shall not amend or eliminate such provisions in any agreement to which it is party).
(s)[Reserved].
(t)Accounts. Such Loan Party shall not assign or grant an interest in any rights it may have in any Collection Account or any Borrower Account to any Person other than the Collateral Agent. Such Loan Party shall not at any time invest, or permit any investment of, the funds deposited in any Collection Account or any Borrower Account other than in Eligible Investments. Such Loan Party shall not close or agree to close any Collection Account, the Acquisition Account or any Borrower Account, or except as expressly provided herein with respect to Borrower Accounts, open or permit to be opened any new account in its name or in which any of its property will be deposited or held, without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).
(u)Sanctions. Such Loan Party shall not, and will procure that its Affiliates and its directors, officers, employees, agents, and joint venture partners shall not: (a) use, directly or indirectly, all or any part of the proceeds of any borrowing for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions, or in any other manner that would result in violation of Sanctions applicable to any party hereto; and (b) fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person, in violation of Sanctions.
(v)Anti-Corruption Laws. None of: (a) any Loan Party, any Affiliate, or any of their respective directors, officers, or employees; and (b) to the knowledge of any Loan Party, any person acting on behalf of such Loan Party or any Affiliates of such Loan Party, shall directly or indirectly use all or any part of the proceeds of any Advance for any purpose in violation of any applicable laws, rules, or regulations pertaining to bribery or corruption (“Anti-Corruption Laws”), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any applicable Anti-Corruption Law.

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(w)SPV Guarantor. No SPV Guarantor shall own or possess any material assets other than (i) the equity interests of its related Borrower, (ii) solely with respect to the Initial SPV Guarantor, the Borrower Accounts and (ii) assets held on a temporary basis.
Section 5.03Certain Undertakings Relating to Separateness. (a) Without limiting any, and subject to all, other covenants of the Loan Parties contained in this Agreement, each Loan Party shall conduct its business and operations separate and apart from that of any other Person (other than another Loan Party, but including their other respective Affiliates) and in furtherance of the foregoing, each Loan Party shall comply with all requirements of its Constituent Documents and shall additionally:
(i)not amend, restate, supplement or otherwise modify its Constituent Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Facility Documents;
(ii)maintain separate books and records in a manner sufficient to permit the assets and liabilities of the Loan Parties to be readily identifiable and distinguishable from those of any other Person;
(iii)hold itself out to the public and all other Persons as a legal entity separate from any other Person;
(iv)file its own tax returns as may be required under applicable law to the extent (A) not part of a consolidated group filing a consolidated return or (B) not treated as a division or disregarded entity for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law;
(v)except as expressly permitted by the Facility Documents, not commingle its assets with those of any other Person;
(vi)conduct its own business in its own name and strictly comply with all organizational formalities to maintain its separate existence;
(vii)pay its own liabilities out of its own funds and not hold out the credit or assets of any other Person as being able to satisfy its obligations (other than as required or permitted by this Agreement and the other Facility Documents);
(viii)observe all organizational formalities required by Applicable Law and its Constituent Documents;
(ix)not hold out its credit or assets as being available to satisfy the obligations of any other Person (other than the other Loan Parties hereunder);
(x)correct any known misunderstanding regarding its separate identity;
(xi)not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent, with any Affiliate other than another Loan Party;
(xii)otherwise maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual asset or assets, as the case may be, from those of any Affiliate or any other Person; and
(xiii)cause all Persons acting on its behalf to act at all times with respect to such Loan Party in a manner consistent with and in furtherance of the foregoing and in the best interests of such Loan Party.
(a)Each Loan Party shall ensure that it maintains at least one (1) Independent Director at all times, and further ensure that any actions relating to (x) the dissolution or liquidation of

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any Loan Party or (y) the initiation of, participation in, acquiescence in or consent to any of the events described in the definition of “Insolvency Event,” in each case, are only taken with the prior written consent of such Independent Director (the foregoing clauses (x) and (y), collectively, the “Independent Director Actions”). No Loan Party (nor any Person acting on its behalf) shall remove or replace any such Independent Director except for cause in accordance with its respective Constituent Document, any such removal or replacement will be subject in all cases to the appointment of an eligible successor Independent Director, and no Independent Director shall be removed or replaced unless the Borrower provides the Required Lenders with no less than five (5) Business Days’ prior written notice of (i) any proposed removal of such Independent Director, and (ii) the identity of the proposed replacement Independent Director, together with a written certification from a Responsible Officer of the Borrower that such replacement satisfies the requirements for an Independent Director as set forth in the definition thereof. Upon the occurrence of any death, disability, resignation or other event that causes any such Independent Director to cease to be able to perform the functions of an Independent Director or otherwise creates a vacancy in such position, the Loan Parties shall promptly (and in any event within two (2) Business Days) notify the Required Lenders thereof in writing, and as promptly as practicable appoint a successor Independent Director reasonably acceptable to the Required Lenders satisfying the definition of “Independent Director,” as certified to the Required Lenders by a Responsible Officer of such Loan Party in writing; it being understood that no action requiring the consent of such Independent Director (including, without limitation, any Independent Director Action) may be taken with respect to such Loan Party unless and until such successor Independent Director has been duly appointed. No such Independent Director may at any time serve as a trustee in bankruptcy for any Loan Party, the Manager or any of their respective Affiliates. No Loan Party shall make any amendment or change to its Constituent Documents which amends or alters any provision applicable to the rights and duties of the Independent Director without the written consent of the Administrative Agent (at the written direction of the Required Lenders).
(b)Each Loan Party hereby acknowledges that each Lender is entering into the transactions contemplated by this Agreement in reliance upon the credit of the Loan Parties as a separate credit group independent of their other Affiliates, and each Loan Party’s identity as a legal entity that is separate from its Affiliates.
Article VI

EVENTS OF DEFAULT
Section 6.01Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)(i) a default in the payment when due of any principal of any Advance, (ii) a default, and such default shall continue unremedied for three (3) or more Business Days, in the payment when due of any interest on any Advance, or any other payment or deposit required to be made hereunder or under any other Facility Documents or (iii) the failure to reduce the outstanding Advances to $0 on the Final Maturity Date; or
(b)as of any Measurement Date, either (x) the DSCR is less than the Minimum DSCR or (y) the LTV Ratio is greater than the Maximum LTV Ratio, and in either case the Loan Parties shall have failed to cure such event as contemplated and to the extent permitted under Section 6.03 for five (5) or more consecutive Business Days; or
(c)the Collateral Agent shall fail to have a first priority perfected security interest (for the benefit of the Secured Parties) in any material portion of the Collateral (subject to Permitted Liens), except with respect to any affirmative action taken by an Agent resulting in non-perfection; or
(d)the failure of any representation or warranty of any Loan Party made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when

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the same shall have been made (except to the extent any such representation or warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) and such failure shall remain uncured for a period in excess of thirty (30) days after the earlier of (x) written notice to the Loan Parties (which may be by email) by any Lender and (y) actual knowledge of a Responsible Officer of any Loan Party; provided that if such default or breach is reasonably susceptible of cure, but not within such thirty (30) day period, then the applicable Loan Party may be permitted up to an additional thirty (30) days to cure such default or breach in the manner provided in the Facility Documents provided that such Loan Party diligently and continuously pursues such cure; or
(e)a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of any Loan Party under this Agreement or the other Facility Documents and the continuation of such default or breach for a period of thirty (30) days after the earlier of (x) written notice to the Loan Parties (which may be by email) by any Lender and (y) actual knowledge of a Responsible Officer of any Loan Party; provided that if such breach is reasonably susceptible of cure, but not within such thirty (30) day period, then the applicable Loan Party may be permitted up to an additional thirty (30) days to cure such default or breach in the manner provided in the Facility Documents provided that such Loan Party diligently and continuously pursues such cure; or
(f)a default in the performance or breach of any of the covenants set forth in Section 2.02, 5.01(a)(ii), 5.01(b), 5.01(i), 5.01(n), 5.01(o), 5.02, 5.03(a)(i) or 8.04 of this Agreement; provided, however, that if such default or breach is curable and the Administrative Agent (as directed in writing and determined by the Required Lenders in their sole and absolute discretion), shall have given notice to the Borrowers to cure such default or breach, failure to cure such default or breach within ten (10) days following such notice to the Borrowers; or
(g)one or more enforceable judgments, orders or decrees for the payment of an amount exceeding $1,000,000 or adverse rulings (not fully paid or covered by insurance) shall be rendered against any Loan Party or the Manager (which, in the case of the Manager, exceeds $5,000,000 in the aggregate in uninsured liabilities and would otherwise reasonably be expected to have a Material Adverse Effect on such Person) and with respect to which such Person has knowledge (or should have knowledge) and such judgment or ruling shall remain unsatisfied, unvacated, unbonded or unstayed for a period in excess of sixty (60) days; or
(h)an Insolvency Event relating to any Loan Party or the Manager shall have occurred; or
(i)the Management Agreement fails to be in place or is otherwise terminated and the Borrowers fail to appoint a replacement manager acceptable to the Required Lenders within thirty (30) days following the date of such default, occurrence, failure or termination; or
(j)a Change of Control shall have occurred without the consent of the Required Lenders; or
(k)any Loan Party becomes treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; or
(l)any Loan Party becomes an investment company required to be registered under the Investment Company Act; or
(m)(i) any Facility Document (other than an Administration Agreement, Music Agreement or Revenue-Generating Agreement) shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party or the Manager, as applicable, or (ii) any Loan Party or the Manager shall contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder; or
(n)as of any date of determination, one or more Revenue-Generating Agreement(s) that, either individually or in the aggregate, represent an Appraisal Value that would exceed five percent

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(5%) of the Aggregate Collateral Value, during the ninety (90) day period immediately prior to such date, shall terminate or cease to create an enforceable obligation against the related Obligor(s), or any Obligor(s) so assert(s) in writing, and no Revenue-Generating Agreement Cure has occurred within sixty (60) days following such date of determination, and the foregoing would be reasonably expected to result in a Material Adverse Effect.
Section 6.02Remedies upon an Event of Default.
(a)Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a Secured Party under Applicable Law, including the UCC, the Administrative Agent, solely at the written direction of the Required Lenders, by notice to the Borrowers, shall declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrowers hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by each Borrower; provided that, upon the occurrence of any Event of Default described in Section 6.01(h), the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.
(b)Upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided solely at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral pursuant to and in accordance with the UCC, the Borrowers will sell or otherwise dispose of all or any of their assets to repay the Obligations as directed by the Administrative Agent (at the written direction of the Required Lenders), provided that any such sale or other disposition directed by the Administrative Agent (acting at the written direction of the Required Lenders) shall be on commercially reasonable terms. The proceeds of any such sale or disposition shall be applied in accordance with the Priority of Payments.
(c)The Required Lenders hereby agree that they shall not direct the Administrative Agent or the Collateral Agent to give any notice of exclusive control, default notice or other similar notice under any Facility Document unless an Event of Default shall have occurred and is continuing. Following the waiver of any Event of Default in accordance with the terms hereof, and subject to the satisfaction of the terms and conditions specified in such waiver (if any), the Required Lenders agree to promptly direct the Administrative Agent and the Collateral Agent in writing to notify the recipient of any such notice of exclusive control, default notice or other similar notice that it is withdrawing such notice previously delivered in connection with such Event of Default under the Facility Documents.
(d)For the purpose of enabling each Agent to exercise rights and remedies under this Agreement at such time as such Agent shall be lawfully entitled to exercise such rights and remedies, each Borrower hereby grants to each Agent an irrevocable non-exclusive license (exercisable without payment of royalty or other compensation to any Borrower), to use, license or sublicense (to the extent permitted under any IP License) any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Borrower, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by an Agent may be exercised only upon the occurrence and during the continuation of an Event of Default and only in connection with the operations and business of such Borrowers; provided that (i) any license, sublicense or other transaction entered into by any such Agent in accordance herewith shall be binding upon each Borrower notwithstanding any subsequent cure of an Event of Default and (ii) each Agent shall only exercise the use of any such license upon the written direction of the Required Lenders.
(e)In advance of the direct receipt by the Collateral Agent of any proceeds from the Collateral, the Collateral Agent, at the written direction of the Required Lenders, shall establish a segregated interest bearing trust account which shall be designated as the “Collateral Proceeds Account.” The only permitted withdrawals from or application of funds on deposit in, or otherwise to the credit of, the Collateral Proceeds Account shall be to pay the amounts specified herein and in accordance with the Priority of Payments in accordance with the direction of the Administrative Agent (acting at the written direction of the Required Lenders). The Borrowers shall not have any legal, equitable or beneficial

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interest in the Collateral Proceeds Account other than in accordance with the Priority of Payments. Funds in the Collateral Proceeds Account shall be invested in Eligible Investments as directed in writing by the Administrative Agent (acting at the written direction of the Required Lenders). In the absence of any such written direction, amounts on deposit in the Collateral Proceeds Account shall remain uninvested.
Section 6.03Permitted Contributions.
(a)The Borrowers may from time to time accept Cash contributions in respect of their Equity Interests (but in no event shall any Person be obligated to make any such Cash contributions), and subject to Section 6.03(b) below, to the extent such Cash contributions are deposited in a Restricted Borrower Account and written certification from a Responsible Officer of each Borrower confirming receipt thereof has been delivered to the Approved Account Bank, may be applied as Distributable Cash in accordance with the Priority of Payments. Except with respect to Permitted Cure Contributions to the extent set forth in Section 6.03(b) below, no such Cash contributions shall be included or otherwise taken into account in the calculation of Net Cash Flow or any LTV Ratio.
(b)The Borrowers may (but are not required to), upon delivery of written certification from a Responsible Officer of each Borrower to the Administrative Agent at least five (5) Business Days’ prior, designate all or a portion of any such Cash contributions as (i) a cure contribution that increases the amount of Collections and Net Cash Flow for the Collection Period during which such contributions were made by the Dollar amount of such contribution, which contribution shall accordingly improve the DSCR for such Collection Period and be applied as Distributable Cash on the following Payment Date (each, an “DSCR Cure Contribution”), (ii) a cure contribution that will be retained in the Cure Contribution Holding Account and increase the Aggregate Collateral Value by an amount equal to the Dollar amount of such contribution, and accordingly improve the LTV Ratio for each Measurement Date until the Payment Date until such amounts are released pursuant to Section 9.02 or at the direction of the Borrowers for so long as no Manager Termination Event, Unmatured Event of Default or Event of Default has occurred and is continuing or would result therefrom, for application as Distributable Cash (each, a “LTV Cure Contribution”) or (iii) a cure contribution that will be applied in connection with an Optional Prepayment (subject to the payment of any related fees pursuant to the Lender Fee Letter and the BNY Fee Schedule), in order to reduce the aggregate outstanding principal amount of the Advances (and interest expected to accrue thereon), and accordingly improve the LTV Ratio and the DSCR through such prepayment of Advances (a “Prepayment Cure Contribution” and, together with the DSCR Cure Coverage Contribution and the LTV Cure Contributions, “Permitted Cure Contributions”); provided that: (A) the Borrowers may only designate one type of Permitted Cure Contribution for the related cash or portion thereof being contributed; (B) no more than two (2) Permitted Cure Contributions may be made in the same calendar year; and (C) no more than six (6) Permitted Cure Contributions may be made during the term of this Agreement.
Article VII

PLEDGE OF COLLATERAL; RIGHTS OF THE AGENTS
Section 7.01Grant of Security. (a) Each Loan Party hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing first priority security interest in, and a Lien upon, all of its right, title and interest in, to and under, all of its assets and property, in each case whether tangible or intangible, wheresoever located, and whether now owned by it or hereafter acquired and whether now existing or hereafter coming into existence, including each of the following (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):
(i)in the case of each Borrower, the Equity Interests in its respective Subsidiary Guarantors and in the case of each SPV Guarantor, the Equity Interest in its respective Borrower;
(ii)all Intellectual Property and all IP Licenses, but excluding (A) any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent, if any, and solely during the

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period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use application under applicable federal Law and (B) any IP License if the grant of a security interest therein would cause the applicable Loan Party to be in breach of the IP License, or if it would result in the loss, termination or impairment of any rights of the Loan Party in the licensed intellectual property;
(iii)all Asset Files, Master Recordings, Musical Compositions, Inventory, Music Products, Music Product Rights, Music Publishing and Master Distribution Rights and all rights to access or otherwise with respect to Storage Facilities;
(iv)all Asset Agreements and all other Collateral Documents (and all rights, remedies, powers, privileges and claims thereunder or in respect thereto, whether arising pursuant to the terms thereof or otherwise available at law or equity, including the right to enforce each such Collateral Document, both now and hereafter owned), including all Collections, insurance policies, insurance rights and other Proceeds thereon or with respect thereto and all interest, dividends, distributions and other Money or property of any kind distributed in respect of thereto;
(v)each Borrower Account and each Collection Account, and all Cash and other property on deposit therein or credited thereto;
(vi)each Facility Document (other than this Agreement) and all rights, remedies, powers, privileges and claims thereunder or in respect thereto (whether arising pursuant to the terms thereof or otherwise available at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as such Loan Party could but for the collateral assignment and security interest granted to the Collateral Agent (for the benefit of the Secured Parties) under this Agreement;
(vii)all right, title and interest of such Loan Party in any and all Hedging Agreements and the transactions contemplated thereunder, and any and all present and future amounts payable by a Hedge Counterparty to such Loan Party under or in connection with its respective Hedging Agreement and the transactions contemplated thereunder;
(viii)all rights to payment under all servicer contracts and other contracts and agreements associated with the Collections and all rights of recourse relating thereto;
(ix)all accounts, chattel paper (including electronic chattel paper), deposit accounts, securities accounts, security entitlements, financial assets, payment intangibles, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating or credited to the foregoing (in each case as defined in the UCC), commercial tort claims and all other property of any type or nature in which such Loan Party has an interest, whether tangible or intangible, and all other property of each Loan Party which is delivered to the Collateral Agent by or on behalf of the Loan Party (whether in compliance with the Asset Acquisition Procedures or otherwise);
(x)all other general intangibles and payment intangibles of such Loan Party, including all general intangibles of such Loan Party which are delivered to the Collateral Agent (or any custodian on its behalf) by or on behalf of such Loan Party or held by any Person by or on behalf of such Loan Party;
(xi)all security interests, Liens, collateral, property, equipment, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and
(xii)all Proceeds of any and all of the foregoing.

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(a)All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC. Each Loan Party hereby designates each Agent as its agent and attorney in fact to file any UCC financing statement, continuation statement and all other instruments, and to take any other actions contemplated by this Article VII; provided that such designation shall not impose upon any Agent any such obligations, or release or diminish in any respect any Loan Party’s obligations in respect thereof, and provided further, that no such Agent shall file any such documents or take any such actions other than at the written direction of Required Lenders. Each Loan Party further hereby authorizes the Loan Party’s counsel to file, without such Loan Party’s signature, UCC financing statements that name such Loan Party as debtor and the Collateral Agent as secured party (for the benefit of the Secured Parties) and that describe the Collateral in which the Collateral Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable. Each Loan Party authorizes the UCC financing statement naming such Loan Party as debtor to describe the Collateral therein as “all assets” or words of similar import.
Section 7.02Intellectual Property. Each Loan Party covenants as follows:
(a)On each applicable Asset Acquisition Date, such Loan Party shall sign and deliver to the Lenders and the Agents (to the extent not previously so delivered), Intellectual Property Security Agreements with respect to all Intellectual Property owned or being acquired by such Loan Party. Such Loan Party shall promptly notify the Agents if it knows that any application or registration relating to any Registered Intellectual Property may become abandoned or dedicated to the public domain, or if it knows of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Loan Party’s ownership of such Registered Intellectual Property or its right to register the same or to keep and maintain the same.
(b)Whenever a Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent or Trademark with the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, such Loan Party shall report such filing to the Administrative Agent on or before the next Reporting Date. Upon request of the Administrative Agent, such Loan Party shall execute and deliver an Intellectual Property Security Agreement and any and all other agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby, and such Loan Party hereby constitutes each Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed subject to the terms of Section 7.01(b); such power being coupled with an interest is irrevocable until this Agreement is terminated.
(c)Such Loan Party shall take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Copyright Office, the United States Patent and Trademark Office, and including filing of applications for renewal, affidavits of use and affidavits of incontestability, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain all material Registered Intellectual Property.
(d)In the event that any Loan Party obtains knowledge that any Copyright, Patent, Trademark or other material Intellectual Property included in the Collateral is infringed, misappropriated or diluted by a third party, such Loan Party shall promptly notify each Agent after it learns thereof and shall, unless inconsistent with such Loan Party’s usual business practice, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent, Trademark or other material Intellectual Property.

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(e)Upon and during the continuance of an Event of Default, (i) no Loan Party shall abandon or otherwise permit any Registered Intellectual Property to become invalid or otherwise terminated (other than by expiration) and (ii) each Loan Party shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License that constitutes Collateral owned by such Loan Party to effect the assignment of all such Loan Party’s right, title and interest thereunder to the Collateral Agent (for the benefit of the Secured Parties) or such other Person as may be designated by the Administrative Agent (at the written direction of the Required Lenders).
(f)Each Loan Party shall, at its expense, promptly deliver to each Agent a copy of each notice or other communication received by it by which any other party to any IP License (i) declares a default by a Loan Party thereunder, (ii) terminates or threatens in writing to terminate such IP License or (iii) purports to exercise any of its rights, together with a copy of any reply by such Loan Party thereto.
(g)Each Loan Party shall duly perform and observe in all material respects all of its obligations under each IP License and shall take all action necessary to maintain each IP License in full force and effect. No Loan Party shall, without the prior written consent of the affected Agent or Secured Party (or any such Agent acting at the written direction of the Required Lenders), cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any IP License in any manner that could reasonably be expected materially and adversely to affect the rights and remedies of any Agent or any other Secured Party under this Agreement or any other Facility Document or the ability of the other Secured Parties to exercise the same.
Section 7.03Release of Security Interest upon Final Payment. If (x) all Obligations have been paid in full in cash and (y) all Hedging Agreements with Secured Hedge Counterparties have expired or have been terminated and any all termination amounts arising therefrom shall be paid in full in cash (or other arrangements satisfactory to the applicable Secured Hedge Counterparty have been made), the Agents (for themselves and on behalf of the other Secured Parties) shall, at the expense of the Loan Parties, promptly execute, deliver and file or authorize for filing such instruments as the Loan Parties shall reasonably direct in writing and prepare in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral, which release shall constitute a Permitted Release under Section 8.04.
Section 7.04Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall (solely upon written direction by the Required Lenders, which direction shall include, without limitation (a) the time, method, form and scope of such remedy, (b) voting and/or consent instructions and (c) method of disposition and the identity of any and all agents to be engaged in connection therewith), among other remedies: (i) instruct any Loan Party (or the Manager, as applicable) to deliver any or all of the Collateral, the Collateral Documents and any other documents relating to the Collateral to the Collateral Agent or to another Person designated by the Required Lenders, and otherwise give all instructions for each Loan Party regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Collateral Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce each Loan Party’s rights and remedies with respect to the Collateral; (vii) institute or prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that each Loan Party immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Facility Documents; (ix) redeem or withdraw or cause any Loan Party to redeem or withdraw any asset of such Loan Party to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from any Loan Party’s, the Manager’s and their respective agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of any Loan Party upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an Obligor. The proceeds of any sale or disposition of the Collateral shall be applied in accordance with the Priority of Payments.

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Each Loan Party hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of any Agent or the Required Lenders, it shall execute all documents and agreements which are reasonably necessary or appropriate to have the Collateral to be assigned to the Collateral Agent (for the benefit of the Secured Parties) or to another Person designated by the Administrative Agent (at the written direction of the Required Lenders). For purposes of taking the actions described in the paragraph above, each Loan Party hereby irrevocably appoints each Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of such Agent or in the name of such Loan Party or otherwise, for the use and benefit of the Secured Parties, but at the cost and expense of the Loan Parties and, except as prohibited by Applicable Law, without notice to any Loan Party.
Section 7.05Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by any Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies; provided, however, that no Secured Party may exercise any rights or remedies hereunder other than through the Collateral Agent (as directed in writing by the Required Lenders and subject to the terms of this Agreement) or as consented to by the Required Lenders; provided, further, however, that the Required Lenders may exercise any rights and remedies hereunder if, after directing the Collateral Agent in writing, the Collateral Agent does not comply with such instructions for any reason.
Section 7.06Collateral Documents. (a) Each Loan Party hereby agrees that, after the occurrence and during the continuance of an Event of Default it shall (i) upon the written request of any Agent, promptly forward to each Agent all material information and notices which it receives under or in connection with the Collateral Documents, and (ii) upon the written request of any Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Collateral Documents only in accordance with the direction of the Administrative Agent or the Collateral Agent (each as directed in writing by the Required Lenders). Without limiting the foregoing, each Loan Party hereby further agrees that each Agent may, and hereby authorizes each Agent to, in its name and stead, following the occurrence and during the continuance of an Event of Default, instruct applicable Obligors and otherwise cause any and all Collections in respect of such Loan Party’s assets to be paid directly to one or more accounts designated by such Agent.
(a)Each Loan Party agrees that, to the extent the same shall be in such Loan Party’s possession, it will hold all Collateral Documents and other documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties (and shall cause the Manager and any other Person holding such documents on its behalf to do the same), and upon request of any Agent or following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or to another Person designated by the Administrative Agent (at the written direction of the Required Lenders).
Section 7.07Loan Party Remains Liable. (a) Notwithstanding anything herein to the contrary, (i) each Loan Party shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Collateral Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release any Loan Party from any of its duties or obligations under any such contracts or agreements included in the Collateral.
(a)No obligation or liability of any Loan Party is intended to be assumed by any Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Collateral Document or any

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other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.
Section 7.08Protection of Collateral. Each Loan Party shall from time to time execute and deliver, or caused to be executed and delivered, all such supplements and amendments hereto and file or authorize the filing of all such UCC financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:
(i)grant security more effectively on all or any portion of the Collateral;
(ii)maintain, preserve and perfect any grant of security made or to be made by this Agreement or any other Facility Document including the first priority nature of the lien or carry out more effectively the purposes hereof;
(iii)perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations);
(iv)enforce any of the Collateral or other instruments or property included in the Collateral;
(v)preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and
(vi)pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral.
Each Loan Party hereby designates each Agent as its agent and attorney in fact to file any UCC financing statement, continuation statement and all other instruments, and take all other actions required pursuant to this Section; provided that such designation shall not impose upon any Agent any such obligations, or release or diminish in any respect any Loan Party’s obligations in respect thereof, and provided further, that no such Agent shall file any such documents or take any such actions other than at the written direction of the Required Lenders. Subject to the foregoing proviso, each Loan Party hereby further authorizes such Loan Party’s counsel to file, without such Loan Party’s signature, UCC financing statements that names such Loan Party as debtor and the Collateral Agent as secured party (for the benefit of the Secured Parties) and that describes “all assets in which the debtor now or hereafter has rights” or words of similar import as the Collateral in which the Collateral Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable.
Article VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES
Section 8.01Collection of Money. Except as otherwise expressly provided herein, the Collateral Agent shall (acting solely at the written direction of the Required Lenders) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money in the Collateral Proceeds Account and property received by it in accordance with this Agreement for the Secured Parties and shall apply it as provided in this Agreement.

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Section 8.02Borrower Accounts.
(a)Borrower Payment Account. The Initial SPV Guarantor shall on or prior to the initial Borrowing Date hereunder establish at an Approved Account Bank a securities account (or a linked deposit account and securities account) in the name of the Initial SPV Guarantor, which shall be designated as a “Borrower Payment Account” (all such accounts, collectively, the “Borrower Payment Account”), which shall be maintained with such Approved Account Bank in accordance with the related Account Control Agreement and which shall be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties). The Borrowers shall direct the Manager to cause all Collections received in any Collection Account denominated (i) in Dollars to be promptly remitted to the Borrower Payment Account, and in any event by no later than the fifth (5th) Business Day following the calendar month in which such Collections were received, and (ii) in a currency other than Dollars to be promptly remitted to the FX Aggregator Account and to be transferred from there to the Borrower Payment Account by no later than the fifth (5th) Business Day following the calendar month in which such Collections were received. All property deposited from time to time in the Borrower Payment Account pursuant to this Agreement or any other Facility Document shall be held by the related Approved Account Bank as part of the Collateral and shall only be withdrawn for application as Distributable Cash in accordance with the Priority of Payments on each Payment Date. All amounts on deposit in the Borrower Payment Account may be invested solely in Eligible Investments on behalf of the Borrowers as directed by the Lead Borrower (or the Manager on its behalf), unless an Event of Default has occurred and is continuing, in which case any such investment shall be subject to the Administrative Agent’s prior written consent (acting at the written direction of the Required Lenders).
(b)Borrower Interest Reserve Account. The Initial SPV Guarantor shall, on or prior to the initial Borrowing Date hereunder, establish at an Approved Account Bank a securities account (or a linked deposit account and securities account) in the name of the Initial SPV Guarantor, which shall be designated as the “Borrower Interest Reserve Account” (all such accounts, collectively, the “Borrower Interest Reserve Account”), which shall be maintained with such Approved Account Bank in accordance with the related Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. On the initial Borrowing Date, from the proceeds of such Borrowing or otherwise, the Borrowers shall cause to be deposited in the Borrower Interest Reserve Account an amount sufficient to cause the amounts on deposit therein to be equal to the Interest Reserve Required Amount, and additional amounts shall be deposited into the Borrower Interest Reserve Account to the extent required pursuant to the Priority of Payments on each Payment Date. All property deposited from time to time in the Borrower Interest Reserve Account pursuant to this Agreement or any other Facility Document shall be held by the related Approved Account Bank as part of the Collateral and shall only be withdrawn for application as Distributable Cash in accordance with the Priority of Payments on each Payment Date. All amounts on deposit in the Borrower Interest Reserve Account may be invested solely in Eligible Investments on behalf of the Borrowers as directed by the Lead Borrower (or the Manager on its behalf), unless an Event of Default has occurred and is continuing, in which case any such investment shall be subject to the Administrative Agent’s prior written consent (acting at the written direction of the Required Lenders).
(c)Borrower Liability Reserve Accounts. The applicable Borrower shall, on or prior to the related Asset Acquisition Date, establish at an Approved Account Bank a Borrower Liability Reserve Account in the name of such Borrower for the purpose of reserving for any Borrower liabilities that are required to be reserved for pursuant to the Asset Acquisition Procedures. Each such Borrower Liability Reserve Account shall be maintained at an Approved Account Bank in accordance with the related springing Account Control Agreement and shall be subject to the Lien of the Collateral Agent. The Borrowers shall fund or cause to be funded each such Borrower Liability Reserve Account, from funds previously released to the Borrowers pursuant to the Priority of Payments or from other non-Collateral funds available to the Borrowers, in the amount required under the Asset Acquisition Procedures by no later than the related Asset Acquisition Date; provided that, solely with respect to any Excepted Earn-out Liabilities arising under any Asset Transfer Agreements, the Borrowers may fund such liabilities out of the proceeds of the Advances borrowed in connection with the related acquisition of assets. Such amounts and all other property deposited from time to time in any Borrower Liability Reserve Account pursuant to this Agreement or any other Facility Document shall be held by the related Approved Account Bank as part of the Collateral. The Borrowers (or the Manager on their behalf) (i) shall withdraw amounts from each such Borrower Liability Reserve Account from time to time to pay the

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associated liabilities reserved for in accordance with Section 5.01(n), and (ii) may, to the extent of any other permanent reduction or termination in the amount of the associated liabilities being reserved for in any such Borrower Liability Reserve Account, as certified by the Manager on behalf of the Borrowers to the Agents, withdraw an amount corresponding to such reduction or termination and deposit such amounts as Collections in the Borrower Payment Account, for application in accordance with the Priority of Payments (without any duplication) on the following Payment Date. With respect to any Borrower Liability Reserve Account that constitutes a securities account, amounts on deposit in such Borrower Liability Reserve Account may be invested solely in Eligible Investments on behalf of the Borrowers as directed by the Lead Borrower (or the Manager on its behalf), unless an Event of Default has occurred and is continuing, in which case any such investment shall be subject to the Administrative Agent’s prior written consent (acting at the written direction of the Required Lenders). Amounts on deposit in any Borrower Liability Reserve Account that constitutes a deposit account shall remain uninvested.
(d)Acquisition Account. The Initial SPV Guarantor shall, on or prior to the initial Borrowing Date hereunder, establish at an Approved Account Bank a securities account (or a linked deposit account and securities account) in the name of the Initial SPV Guarantor, designated as the “Acquisition Account” (all such accounts, collectively, the “Acquisition Account”), into which the proceeds of all Advances shall be made on their related Borrowing Dates. The Borrowers shall procure that the Acquisition Account shall not be changed or moved to another Approved Account Bank without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).
(e)FX Aggregator Account. The Initial SPV Guarantor shall, on or prior to the acquisition of any Collateral consisting of Non-Dollar Payments, establish at an Approved Account Bank a currency aggregator account in the name of the Initial SPV Guarantor, designated as the “FX Aggregator Account” (all such accounts, collectively, the “FX Aggregator Account”), into which all Non-Dollar Payments shall be made, and all such Non-Dollar Payments shall be converted into Dollars at the applicable spot rate at the time of such deposit into the FX Aggregator Account. The Borrowers shall direct the Manager to cause all amounts on deposit in the FX Aggregator Account to be deposited into the Borrower Payment Account by no later than the fifth (5th) Business Day following the calendar month in which such Collections were received.
(f)Other Borrower Accounts; Borrower Accounts Generally. The Borrowers may from time to time establish additional Borrower Accounts (i) as a Restricted Borrower Account to reserve for any specific Obligations required to be paid pursuant to the Priority of Payments on a subsequent Payment Date, as contemplated by this Agreement or the other Facility Documents or (ii) with the prior written consent of the Required Lenders. Each such Borrower Account shall be maintained at an Approved Account Bank in accordance with the related Account Control Agreement and shall be subject to the Lien of the Collateral Agent. All property deposited from time to time in any such Borrower Account pursuant to this Agreement or any other Facility Document shall be held by the related Approved Account Bank as part of the Collateral. Amounts on deposit in (A) any Managed Borrower Account may be withdrawn or distributed by any Borrower (or the Manager on behalf of any Borrower) for so long as no Manager Termination Event or Event of Default has occurred and continuing, (B) any Restricted Borrower Account may only be withdrawn for application in accordance with the Priority of Payments on the applicable Payment Date in accordance with the related Periodic Report, or as otherwise consented to by the Required Lenders in writing, and (C) any additional Borrower Account established from time to time may only be withdrawn under the terms, conditions and circumstances specified by the Administrative Agent (at the written direction of the Required Lenders) in connection with the establishment thereof. With respect to any Borrower Account that constitutes a securities account, amounts on deposit in such Borrower Account may be invested solely in Eligible Investments on behalf of the Borrowers as directed by the Lead Borrower (or the Manager on its behalf), unless a Manager Termination Event or an Event of Default has occurred and is continuing, in which case any such investment shall be subject to the Administrative Agent’s prior written consent (acting at the written direction of the Required Lenders). Amounts on deposit in any Borrower Account that constitutes an interest bearing deposit account shall remain uninvested.
Section 8.03Periodic Report; Accountings. The Borrowers shall provide (or cause to be compiled and provided) to the Agents (upon receipt of which, the Administrative Agent shall promptly

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deliver a copy of the same to each Lender) a report (each, a “Periodic Report”) by no later than 1:00 p.m. on each Reporting Date, with respect to the Collection Period most recently ended and as of the related Determination Date. Each such Periodic Report shall contain the information contemplated by Schedule 3 hereto, and shall be delivered together with a written certification from a Responsible Officer of each Borrower which describes, in such detail as the Administrative Agent (at the written direction of the Required Lenders) shall reasonably require, with respect to each Borrower, all registrations and applications to register any Intellectual Property with the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, as applicable, that were made, filed or obtained by such Borrower since the prior Reporting Date.
Section 8.04Permitted Releases. (a) Collateral may be released, in whole or in part, from the Collateral Agent’s Lien, subject to compliance with the provisions of this Section 8.04, in the following cases (each, a “Permitted Release”): (i) Cash distributions released to the Borrowers in accordance with the Priority of Payments, (ii) upon payment in full in cash of the Obligations as contemplated in Section 7.03, (iii) in connection with the exercise of remedies by the Agents, (iv) in connection with any sale, disposition or other transfer of any asset or assets permitted hereunder of any Borrower (including any partial sales of any Music Products), subject to the related Approved Account Bank’s receipt of the Mandatory Prepayment Amount and payment of any amounts required pursuant to Section 2.12 and (v) to the extent consented to in writing by the Required Lenders.
(a)Each such Permitted Release shall be without recourse, representation or warranty to or on the part of each Borrower that remains party to this Agreement after giving effect to such Permitted Release, unless the Required Lenders have otherwise consented in writing.
(b)Each Permitted Release contemplated by Section 8.04(a)(i), (ii) and (iii) shall be automatic and require no further action by any Person.
(c)Each Permitted Release contemplated by Section 8.04(a)(iv) shall be subject to the following conditions:
(i)the prior delivery of a Release Request by the Lead Borrower (or the Manager on its behalf), duly executed and delivered by the parties thereto, accompanied by:
(ii)(A) if no Manager Termination Event or Event of Default has occurred and is continuing prior to such Permitted Release, a certificate of a Responsible Officer of such Borrower, certifying (1) that such Permitted Release is permitted under the Facility Documents and this Section 8.04(d), (2) the amount of the applicable Release Proceeds and setting forth the calculation thereof (and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this Section 8.04(d)), (3) that on a pro forma basis after giving effect to such Permitted Release and application of the Mandatory Prepayment Amount in accordance with the Priority of Payments, no such event shall have occurred and be continuing, (4) after giving effect to such Release Request, that the Acquisition/Disposition LTV Ratio on a pro forma basis after giving effect to such Permitted Release shall be maintained or improved and (5) the Aggregate Collateral Value on a pro forma basis after giving effect to such Permitted Release and setting forth the calculation thereof, and
(iii)(B) if a Manager Termination Event, Event of Default or Unmatured Event of Default has occurred and is continuing prior to such Permitted Release,

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(1) prior written consent of the Required Lenders and (2) a certificate of a Responsible Officer of such Borrower, certifying (a) that such Permitted Release is permitted under the Facility Documents and this Section 8.04(d), (b) the amount of the applicable Release Proceeds and setting forth the calculation thereof (and the Lenders hereby authorize and direct the Administrative Agent to rely on such certificate in performing its obligations under this Section 8.04(d)), (c) on a pro forma basis after giving effect to such Permitted Release and the related concurrent Optional Prepayment (which may provide for prepayments of Advances in excess of the related Release Proceeds (or Minimum Release Price)), that no Manager Termination Event or Event of Default shall have occurred and be continuing and (d) the Aggregate Collateral Value on a pro forma basis after giving effect to such Permitted Release and setting forth the calculation thereof;
(iv)the consummation of such related concurrent Optional Prepayment (including the payment of (x) all required principal payments in respect of the Advances and (y) all breakage and termination payments under any Hedging Agreements being unwound in accordance with Section 8.04(d)(iv), and the concurrent payment of any amounts senior to such principal payments in accordance with the Priority of Payments or the establishment of appropriate reserves therefor as provided for in Section 2.07(a)), the payment of any related fees contemplated in the Lender Fee Letter and the BNY Fee Schedule, and the satisfaction of any other applicable conditions precedent to such Permitted Release as specified by the Required Lenders;
(v)a written confirmation from the Administrative Agent (at the written direction of the Required Lenders) that such Permitted Release is effective;
(vi)the Release Proceeds, together with other amounts available to the Loan Parties and permitted to be released hereunder will be at least equal to the Minimum Release Price; and
(vii)prior to, or concurrently with, the Permitted Release, the Borrowers shall, unless otherwise agreed with the relevant Hedge Counterparties, amend, terminate or otherwise modify (which need not be on a pro rata basis) the Hedging Agreements, or any of them, to effect a reduction in the aggregate notional amount under all such Hedging Agreements in an amount commensurate to the reduction in the Funded Facility Amount following any prepayment required to be made in connection with such Permitted Release under Section 2.07(d) (subject to any permitted excess hedging provisions under the terms of the applicable Hedging Agreements).
(d)Each Permitted Release contemplated by Section 8.04(a)(v) shall be subject to such conditions as the Required Lenders may specify in writing.
(e)In the case of any Permitted Securitization or other Permitted Release of the Equity Interests of any Borrower and/or any Subsidiary Guarantor, upon the effectiveness of such Permitted Release and related transfer, such Loan Party shall cease to be a “Subsidiary Guarantor”, a “Guarantor” and/or a “Borrower”, as applicable, hereunder and shall accordingly (A) cease to have any rights under the Facility Documents in such capacities (and its signature in such capacity shall not be required for any subsequent amendment hereto or any other Facility Documents to which the Borrowers are party), and (B) be released from all Obligations owed to the Secured Parties and all other obligations under this Agreement, the Lender Fee Letter, the BNY Fee Schedule and the Management Agreement. Notwithstanding the foregoing, in the case of any such Permitted Release not involving a Permitted Securitization or in the case of any Permitted Release of the Equity Interests in the last remaining Loan Party, the Agents and the Required Lenders may require, as a condition to the effectiveness of such

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Permitted Release, that such Subsidiary Guarantor remain liable (conditionally or otherwise) for any remaining Obligations or any other obligations under the Facility Documents.
(f)In connection with any Permitted Release, the Collateral Agent (as directed in writing by the Required Lenders) is hereby irrevocably authorized by each other Secured Party to execute such documents as shall be reasonably requested by the Borrowers to evidence the release of the Lien of the Collateral Agent in the applicable Collateral.
(g)Notwithstanding anything to the contrary herein or in any other Facility Document, except with respect to continuation statements for the purpose of maintaining the Collateral Agent’s perfected security interest in the Collateral, no Borrower shall file, or permit or consent to any other Person filing, any terminations or amendments to any UCC financing statements (or any other filing, recording or other instrument for the purpose of perfecting the Collateral Agent’s security interest in any Collateral (for the benefit of the Secured Parties)), or any of the foregoing in favor of any Person other than the Collateral Agent, in each case without the prior written consent of the Collateral Agent (acting at the written direction of the Required Lenders).
Article IX

APPLICATION OF MONIES
Section 9.01Priority of Payments. On each Payment Date, the Borrowers (and the Manager on their behalf) shall cause all Distributable Cash in respect of such Payment Date to be applied in accordance with the following priorities (the “Priority of Payments”) and the related Periodic Report:
(a)first, to the extent any reserves have been established in respect of such Payment Date for the payment of Obligations payable under and pursuant to Section 2.11(a), 2.12, 11.03(d) or 11.04, to the payment of such Obligations, on a pro rata basis based on the aggregate amount of such Obligations owed to each applicable Secured Party, until such Obligations have been paid in full in cash or such reserves have been exhausted;
(b)second, (i) first, to any Approved Account Bank, any amounts then due and payable to such Approved Account Bank that are not subordinated to the Obligations under the terms of the related Account Control Agreement (including, for the avoidance of doubt, any indemnification amounts), then (ii) next, to the Administrative Agent and the Collateral Agent, in respect of any fees due and payable to it pursuant to the BNY Fee Schedule, together with any expense reimbursement, indemnification payments or other amounts then owed to it hereunder or under any Facility Document, in an amount not to exceed $150,000 in the aggregate in any calendar year; provided that such limit shall not be applicable during the occurrence and continuation of an Event of Default or upon any final payment, then (iii) next, to the Manager, any accrued and unpaid Management Fees then due and payable pursuant to the Management Agreement then (iv) next, to the Manager, any reimbursement of expenses due to the Manager pursuant to the Management Agreement in an amount not to exceed $200,000 in any calendar year;
(c)third, on a pro rata basis based on the aggregate amounts owed to each such Person under this clause third, (i) to the Administrative Agent for distribution to each Lender to pay (A) accrued and unpaid Interest on the Advances, (B) amounts payable to each such Lender or the Administrative Agent under Section 2.11(a), 2.12, 11.03(d) and 11.04, in each case, to the extent not previously paid pursuant to the Priority of Payments (including pursuant to clause first above) and (C) accrued and unpaid Undrawn Fees, and (ii) to each Secured Hedge Counterparty under each Hedging Agreement with such Secured Hedge Counterparty, the payment of all amounts which are due and payable under such Hedging Agreement on such date (other than fees, expenses, termination payments, indemnification payments, tax payments, collateral postings or other similar amounts);
(d)fourth, if the Final Maturity Date has occurred or an Event of Default has occurred and is continuing, to pay, on a pro rata basis based on the aggregate amounts owed to each such Person under this clause fourth, (i) to the Administrative Agent for distribution to each Lender on a pro rata basis based on outstanding principal amount, to pay the outstanding principal of the Advances until

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paid in full in cash and (ii) to each Secured Hedge Counterparty under each Hedging Agreement with such Secured Hedge Counterparty, all amounts due and payable under such Hedging Agreement (including breakage and termination payments, but excluding amounts described in clause third above);
(e)fifth, to the Borrower Interest Reserve Account, until the amount on deposit in therein is equal to the Interest Reserve Required Amount;
(f)sixth, (i) to the Administrative Agent for distribution to each Lender on a pro rata basis based on outstanding principal amount, to pay the outstanding principal of the Advances of each Lender (including to the extent applicable, any Mandatory Prepayment Amounts payable in connection with a Permitted Release) in connection with any Optional Prepayment occurring on such Payment Date and (ii) to each Secured Hedge Counterparty under each Hedging Agreement with such Secured Hedge Counterparty, all amounts due and payable under such Hedging Agreement (including breakage and termination payments, but excluding amounts described in clause third above and without duplication of amounts paid in clause fourth above);
(g)seventh, to pay all other Obligations of any Borrower owed to any Secured Party under the Facility Documents, on a pro rata basis based on the aggregate amounts owed to each such Person under this clause seventh, including, without limitation, any and all expense reimbursement, indemnity obligations and other liabilities owed to any Secured Party not previously paid pursuant to the Priority of Payments (including amounts contemplated in clause third in excess of the cap set forth therein);
(h)eighth, to pay all other liabilities of any Borrower under the Facility Documents, on a pro rata basis based on the aggregate amounts owed to each such Person under this clause eighth, including, without limitation, any and all expense reimbursement, indemnity obligations and other liabilities not previously paid pursuant to the Priority of Payments (including amounts contemplated in clause second in excess of the cap set forth therein, and to the extent otherwise unpaid, any amounts then due and payable under any Collateral Document, whether or not such amounts are required to be reserved for in a Borrower Liability Reserve Account);
(i)ninth, to reserve, by making a deposit to one or more Borrower Accounts, for any other liabilities of any Borrower under the Collateral Documents or the other Facility Documents that are, or reasonably may become (as determined by the Manager in accordance with the Management Standard), due and payable prior to the next Payment Date, to the extent applicable reserves then on deposit in the applicable Borrower Accounts are insufficient to pay such liabilities in full; and
(j)tenth, (i) for so long as no Event of Default has occurred and is continuing, the remainder to be released to the Borrowers pursuant to a Permitted Release and (ii) if an Event of Default has occurred and is continuing, the remainder to remain on deposit in the Borrower Payment Account.
All of the foregoing amounts due and payable to a Committed Lender that has a related Conduit Lender or to such Conduit Lender shall be made to such Lenders’ Managing Agent for the account of such Lenders.

Section 9.02Withdrawals from Interest Reserve. On each Payment Date, after application of the Priority of Payments, (a) if there remains any Interest due on the Advances that remain unpaid, an amount equal to such shortfall (or if less, all amounts then on deposit in the Borrower Interest Reserve Account) shall be withdrawn from the Borrower Interest Reserve Account and applied to make such Interest payments, and to the extent the amounts on the Borrower Interest Reserve Account are insufficient to make such Interest payments, withdrawn and applied from any Cure Contribution Holding Account holding DSCR Cure Contributions or LTV Cure Contributions, until such Interest payments have been paid in full in cash, and (b) if the amount on deposit in the Borrower Interest Reserve Account is in excess of the Interest Reserve Required Amount (as determined for the following Payment Date after giving effect to the application of the Priority of Payments on such Payment Date), at the request of the Borrowers, an amount equal to such excess may be withdrawn from the Borrower Interest Reserve Account and transferred to the Borrower Payment Account (without increasing Collections or Net Cash

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Flow), and applied as Distributable Cash in accordance with the Priority of Payments on the following Payment Date (or to the extent consented to by the Required Lenders, the same Payment Date).
Section 9.03Excepted Earn-out Liabilities. With respect to any Excepted Earn-out Liabilities agreed between the Borrowers and the sellers under any Asset Transfer Agreement, the Borrowers shall, pursuant to Section 9.01(j), reserve for such Excepted Earn-out Liabilities out of Collections on the Payment Date preceding the date on which such Excepted Earn-out Liabilities are, or reasonably may become (as determined by the Manager in accordance with the Management Standard) a liability of the Borrowers due and owing following such Payment Date. Such amounts shall be reserved in the Borrower Liability Reserve Account. Without limiting the foregoing, the Borrowers may fund any Excepted Earn-Out Liabilities from (x) Permitted Releases or (y) capital contributions up to an aggregate amount not to exceed 10% of the maximum aggregate Commitment Amount during the term of this Agreement, as such aggregate Commitment Amount may be increased pursuant to Section 2.19.
Section 9.04Hedging Unwind Payments. In the event that a Loan Party becomes obligated to make a breakage or termination payment to a Secured Hedge Counterparty upon the unwind or termination of a Hedging Agreement (or any trade thereunder) on any date other than a Payment Date (any such date, a “Hedge Unwind Date”), then such Loan Party shall be permitted to make (or to direct the applicable Approved Account Bank, as applicable, to make) such payment out of Distributable Cash out of the Borrower Payment Account on such Hedge Unwind Date upon delivery by such Loan Party (or the Manager on its behalf) of a certificate to the Lenders (with a copy to the Administrative Agent) confirming that (i) no Manager Termination Event, Unmatured Event of Default or Event of Default has occurred and is continuing as of such Hedge Unwind Date or would result from such payment and (ii) after giving effect to such payment, such Loan Party (or the Manager on its behalf) reasonably expects sufficient Distributable Cash to be available to make payment of the obligations set forth in clauses (a) through (e) of the Priority of Payments on the Payment Date immediately following such Hedge Unwind Date.
Article X

THE AGENTS
Section 10.01Authorization and Action. (a) Each Lender hereby irrevocably appoints and authorizes each Agent to take such action as are expressly set forth herein as agent on its behalf and to exercise its respective powers under this Agreement and, to the extent applicable, the other Facility Documents to which such Agent is a party, as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. In addition, each Secured Party hereby appoints the Collateral Agent to act as its agent and representative for purposes of perfecting a security interest in the Collateral for the benefit of the Secured Parties (including to act as the representative “secured party” and “secured party of record” for purposes of the UCC) and to take such actions in connection therewith as expressly provided for herein or in the other Facility Documents to which it is a party or as directed in writing by the Required Lenders. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Facility Document as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby and thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the reasonable written instructions, subject to Section 10.03(b)(xi), of the Required Lenders; provided that no Agent shall be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its written instructions (or, by

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refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. For the avoidance of doubt, the Administrative Agent shall have no obligation to provide consent or exercise discretion in the absence of such written instructions, and shall incur no liability to any Lender or any other Person in not providing such consent or using such discretion.
(b)        In furtherance of the foregoing, so long as The Bank of New York Mellon is the Administrative Agent or the Collateral Agent, whenever reference is made in this Agreement or the other Facility Documents to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by either the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by either the Administrative Agent or the Collateral Agent, it is understood that the Administrative Agent or the Collateral Agent shall be acting solely at the written direction of the number or percentage of Lenders as shall be expressly provided for herein or in the other Facility Documents, and in the absence of such specification, by the Required Lenders or the Lead Borrower, as applicable, and shall be fully protected in acting pursuant to such directions; provided, however, if either Agent receives conflicting instructions from the Required Lenders and the Lead Borrower prior to taking such action, the instructions of the Required Lenders shall control. Notwithstanding anything contained in this Agreement or the other Facility Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder (including without limitation this Article X), phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “designed by the Administrative Agent”, “specified by the Administrative Agent”, “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” “in the opinion of the Administrative Agent,” “required by the Administrative Agent”, “as the Administrative Agent deems necessary or advisable” and phrases of similar import that authorize or permit the Administrative Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Administrative Agent receiving a direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Facility Documents).
Section 10.02Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the acts or omissions of any agents or attorneys-in-fact selected by it with reasonable care.
Section 10.03Agent Rights; Limitation of Liability. (a) Neither Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.
(a)Without limiting the generality of the foregoing, each Agent:
(i)may consult with legal counsel (including counsel for any Borrower, the Manager or any of their Affiliates) and independent public accountants and other experts selected by it, and any advice or opinion received in connection therewith shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such advice or opinion; and no Agent shall be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with any such advice or opinion;

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(ii)makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents;
(iii)shall not have any duty to monitor, ascertain, investigate or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any Collateral Documents or any other Facility Documents, or any notice, consent, certificate, instruction, waiver, report, statement, opinion, direction, or other instrument, document, writing or communication of any kind or nature (physical, electronic, telephonic, oral or otherwise) on the part of any Borrower, the Manager, any Obligor or any other Person, or as to the existence or possible existence of any Manager Termination Event, Unmatured Event of Default, Event of Default or any other event, or to inspect the property (including the books and records) of any Borrower, the Manager, any Obligor or any other Person;
(iv)shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, collectability, perfection, genuineness, effectiveness, priority, sufficiency or value of any Collateral, this Agreement, the Collateral Documents, the other Facility Documents or any other instrument or document furnished pursuant hereto or thereto, any recitals, statements, information, representations or warranties regarding the Collateral, any Loan Party, the Manager or any other Person, or the financial or other condition of any such Person, or for the validity, perfection, priority or enforceability of the Liens on the Collateral, and it is expressly acknowledged by each other party hereto that no Agent shall have any duty or obligation whatsoever to (A) file or record any financing statements, Intellectual Property Security Agreements or other instruments to perfect any such Lien, or to see to the continuation or maintenance thereof, (B) see to any insurance or (C) see to the payment or discharge of any Tax, assessment, governmental charge or any other Lien of any kind;
(v)shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including for the avoidance of doubt, any Periodic Report), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by email) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties;
(vi)shall have no liability to any Borrower or any Lender or any other Person for any Borrower’s, the Manager’s, any Obligor’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document;
(vii)shall have no obligation whatsoever to any Person to (A) assure that any Collateral exists or is owned by any Person or is cared for, protected or insured, (B) assure that any Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, (C) exercise (at all) or to continue exercising (if commenced), in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities or powers granted or available with respect thereto or (D) commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrowers or on its own behalf or otherwise, with respect to any matter arising hereunder or relating to this Agreement or any services or activities contemplated hereby;
(viii)shall not be liable for the actions or omissions of any other agent (including without limitation any other Agent, and whether concerning the application of funds or any other matter), or under any duty to monitor or investigate compliance on the part of any such other agent with the terms or requirements of this Agreement, any Collateral Documents, any other Facility Documents, or their duties thereunder;
(ix)shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any resolution, certificate, statement, opinion, report,

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notice, request, direction, consent, order or other instrument or document it may receive (including without limitation each Joinder Agreement, Notice of Borrowing and Release Request received hereunder), shall have no duty to inquire into or investigate the authenticity or authorization of any such signature (whether manual, electronic or otherwise) and shall be entitled to conclusively rely on any such signature without any liability with respect thereto, and shall be fully protected in acting or refraining from acting in reliance thereon;
(x) shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders, to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders);
(xi)shall in no event be obligated to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its reasonable satisfaction, and if requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, shall be under no obligation to exercise any of its rights, authorities or powers in the manner so requested or directed unless it shall have been provided indemnity or security reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in performing or otherwise complying with such request or direction;
(xii)shall have no duty or obligation to take any action to exercise or enforce any of its rights, authorities or powers, including exercising any remedies against the Collateral (whether or not an Event of Default has occurred and is continuing) unless and until directed in writing (and provided with any applicable indemnity) by the Required Lenders;
(xiii)shall have no liability to any Loan Party, the Manager, any Secured Party, any of their respective Affiliates or any other Person for any exercise of remedies or any other action taken, suffered or omitted to be taken at the direction of the Required Lenders, whether or not the applicable directing Person was then authorized or entitled to give such direction;
(xiv)shall not be deemed to have notice or knowledge (constructive or otherwise) of any fact, claim, demand, event or other matter relating to this Agreement or any other Facility Document (including without limitation the occurrence or continuation of any Manager Termination Event, Unmatured Event of Default or Event of Default) unless (and then only to the extent) received in writing by a Responsible Officer of the Administrative Agent or the Collateral Agent, as applicable, and specifically referencing this Agreement and the fact, claim, demand, event or other matter with respect to which such notice is being given, and shall not be charged with notice or knowledge (constructive or otherwise) of any such fact, claim, demand, event or other matter by reason of the fact that the same could be discerned from the contents of any notices, reports or other instruments or documents prepared by any Person, whether or not received by the applicable Agent, except to the extent such fact, claim, demand, event or other matter is so specifically referenced;
(xv)shall not be responsible for or charged with notice or knowledge (constructive or otherwise) of any terms or conditions contained in any Facility Document to which it is not a party, whether or not such Facility Document is referred to in any agreement or instrument entered into, signed or acknowledged by such Agent;
(xvi)shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, opinion, report, notice, request, direction, consent, order or other instrument or document;

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(xvii)shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action;
(xviii) shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except as shall be determined by a court of competent jurisdiction by final and non-appealable judgment that it was grossly negligent in ascertaining the relevant facts; and
(xix)shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control, including but not limited to: acts of God, strikes, work stoppages, accidents, lockouts, riots, acts of war, terrorism, disease, epidemics, pandemics, quarantines, national emergencies, nationalization, civil or military disturbances, expropriation, fire, failures or interruptions of communications, computer (software or hardware) or other equipment, facilities or utilities, governmental regulations imposed, adopted or implemented after the fact, other acts of government, computer viruses, power failures, earthquakes, nuclear or natural catastrophes or other disasters.
(b)No permissive or discretionary right, authority or power conferred to any Agent or otherwise available to it shall be construed to impose on such Agent any duty to exercise the same or any other duty or obligation whatsoever.
(c)Subject to the express terms of this Agreement and each applicable Facility Document to which the applicable Agent is a party, whenever an Agent is entitled to or required to obtain any notice, information or other communication pursuant to or as contemplated by this Agreement or the other Facility Documents, it shall be entitled to receive the same in such form, format and medium reasonably acceptable to it, and whenever any such notice, information or other communication is required to be forwarded, delivered or otherwise made available by an Agent to any other Person, it shall be entitled to make the same available in such form, format and medium reasonably acceptable to it, and otherwise in accordance with any applicable term of this Agreement.
(d)Whether or not expressly stated in such Facility Document, each Agent, in its capacity as such under or in connection with any other Facility Document, shall be entitled to all rights, benefits, protections, limitations of liability and indemnification as provided for herein.
(e)In the event any dispute or disagreement arises as to the allocation of any Collections or any other Collateral, as applied pursuant to the Priority of Payments or otherwise, the Agents shall have the right to deliver such property to a court of competent jurisdiction and therein commence an action for interpleader.
(f)Each Lender acknowledges that no Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any Assignment and Acceptance or review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by such Agent to any such Lender as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the Collateral, the Borrowers, the Manager and all other matters relevant to its decision to make Advances hereunder, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the Collateral, the Borrowers, the Manager and all other matters relevant to its decision to make Advances hereunder. No Agent shall have any duty or responsibility to provide any Lender with any such information, whether or not such information is in the possession of such Agent.

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(g)In addition, with respect to each Agent:
(i)No Agent shall have any obligation to make any calculations (including, without limitation, in respect of Interest, LTV Ratios, DSCR, Maximum LTV Ratios, Specific Maximum LTV Ratios, Aggregate Collateral Values (or any of the components thereof), Commitment Amount, or Net Cash Flow) contemplated hereunder or under any other Facility Document.
(ii)Notwithstanding anything expressed or implied to the contrary herein or in any other Facility Document, neither Agent shall be obligated to take any action or make any determination in respect of the Collateral, this Agreement or the other Facility Documents, whether or not any discretionary rights, authorities or powers have been granted or made available to it, and in each case, may require and shall be entitled to receive the direction of the Required Lenders as a condition to taking any such action or making any such determination (including any determination not to act), and shall not be liable to any Person for acting solely in accordance with such direction or refraining or refusing to take any action or make any determination in the absence of such direction.
(iii)In the event an Agent is required to decide between two alternative courses of action or is otherwise required to make any determination in its capacity as Collateral Agent or Administrative Agent, as applicable, hereunder, it shall be entitled to request written direction from the Required Lenders as to the course of action desired by it. If such Agent does not receive such direction within five (5) Business Days of such request, the applicable Agent may, but shall be under no duty or obligation to, take or refraining from taking any such courses of action. In the event the applicable Agent receives direction after such five (5) Business Day period, such Agent shall act in accordance with such instructions except to the extent that it has already taken, or committed to take, any action contrary to such direction.
(iv)Each Agent is hereby authorized and directed to execute and deliver on the date hereof, or upon written direction from the Required Lenders, on any subsequent date, to the extent such Agent is a party, (A) each Account Control Agreement relating to the Borrower Accounts, (B) each Intellectual Property Security Agreement relating to any Intellectual Property from time to time owned or acquired by the Borrowers, and (C) each Joinder Agreement, Release Request and each other Collateral Document or other Facility Document from time to time directed by the Required Lenders. The Borrowers and the Secured Parties hereby further acknowledge and consent to the execution and delivery by the Collateral Agent of each Account Collateral Agreement.
(v)Without limiting any of the other protections in favor of the Agents set forth herein and for the avoidance of doubt, delivery of reports, notices, information, certificates and other documents to either Agent is for informational or custodial purposes only and such Agent’s receipt of such reports, information, certificates or other documents shall not constitute constructive notice to such Agent of any information contained therein or determinable from information contained therein, including any Person’s compliance with any of its covenants hereunder or under the Facility Documents.
(vi)Neither Agent shall be relieved from liability for its own gross negligence, bad faith or willful misconduct; provided, however, (A) the Agents shall not be liable for any error of judgment made or action taken in good faith by a Responsible Officer of such Agent unless it is proved that the applicable Agent was grossly negligent or engaged in willful misconduct or acted with bad faith in ascertaining the pertinent facts; (B) neither Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Agreement; (C) neither Agent shall be liable for the actions, omissions, default or misconduct of any other party hereto, or of any other Person in connection with this Agreement or otherwise and may assume that such Persons have performed their obligations under this Agreement absent written notice received by a Responsible Officer of such Agent to the contrary; (D) if any error, inaccuracy or omission (collectively “Errors”) exists in any information provided to either Agent by any party, and such Errors cause or materially

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contribute to such Agent making or continuing any Error (collectively “Continuing Errors”), the related Agent shall have no liability for such Continuing Errors; and (E) neither Agent shall be liable for any action or inaction taken or omitted to be taken in good faith in accordance with a direction received by it pursuant to this Agreement, or any failure to perform its duties if such failure is a direct or proximate result of another party’s failure to perform its obligations hereunder.
Section 10.04Indemnification. Each of the Lenders agrees to indemnify and hold each Agent harmless (to the extent not reimbursed by or on behalf of the Borrowers pursuant to Section 11.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any other Facility Document or any action taken or omitted by such Agent under this Agreement or any other Facility Document; provided that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages, arising from any non-Tax claim. The rights of each Agent and obligations of the Lenders under or pursuant to this Section 10.04 shall survive the termination of this Agreement, and the earlier removal or resignation of such Agent hereunder.
Section 10.05Successor Agents.
(a)Subject to the appointment of a successor Administrative Agent in accordance with this Section 10.05, the Administrative Agent may resign as Administrative Agent in the Administrative Agent’s sole discretion at any time upon thirty (30) days’ notice to the Lenders, the Collateral Agent and the Borrowers. If the Administrative Agent shall resign then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation the Administrative Agent may appoint a successor agent or petition a court to appoint a successor agent, at the expense of Borrowers. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Borrowers to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or (ii) if such successor Administrative Agent is a Lender or an Affiliate of such Administrative Agent or any Lender.
(b)Subject to the appointment of a successor Collateral Agent in accordance with this Section 10.05, the Collateral Agent may resign as Collateral Agent in the Collateral Agent’s sole discretion at any time upon thirty (30) days’ notice to the Lenders, the Collateral Agent and the Borrowers, and may be removed by the Required Lenders upon thirty (30) days’ notice to the Collateral Agent, the Borrowers, the Administrative Agent and the Lenders. In the event of any such resignation or removal, the Required Lenders shall appoint a successor agent. The appointment of any successor Collateral Agent shall be subject to the prior written consent of the Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed) and the consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Borrowers to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or (ii) if such successor Collateral Agent is a Lender or an Affiliate of any Lender.
(c)Any resignation or removal of any Agent shall be effective upon the appointment of a successor agent pursuant to this Section 10.05. After the effectiveness of the outgoing Agent’s resignation or removal hereunder as an Agent, such outgoing Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and under the other Facility Documents.
(d)Any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which such Agent shall be a party, or (iii) that may succeed to

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the properties and assets of an Agent substantially as a whole, shall be the successor to such Agent under this Agreement and the other Facility Documents without further act of any of the parties to this Agreement.
Section 10.06[Reserved].
Section 10.07Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or another Secured Party, or any Person who has received funds on behalf of a Lender, another Secured Party or any other Person (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has received written notice from another Secured Party that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the related Secured Party and shall be segregated by the Payment Recipient and held in trust for the benefit of the related Secured Party, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the same interest rate the Borrowers were required to pay interest hereunder during such period. A notice of the Administrative Agent to any Payment Recipient under this Section 10.07(a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) in respect of the Advances or the Obligations or otherwise with respect to this Agreement or the other Facility Documents (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment or applicable Periodic Report applicable to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment or applicable Periodic Report delivered hereunder, or (z) that such Lender, Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):
(i)(A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent (acting at the written direction of the Required Lenders) to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent (in writing) of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.07(b).
(iii)For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.07(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.07(a) or on whether or not an Erroneous Payment has been made.

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(c)Each Lender and other Secured Party hereby authorizes the Administrative Agent and the Collateral Agent, in each case, at the direction of the Required Lenders, to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by such Agent to such Lender or Secured Party from any source, against any amount due to such Agent under immediately preceding Sections 10.07(a) and (b) or under the indemnification provisions of this Agreement.
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agents shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Facility Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 10.07(d) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by such Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by an Agent from, or on behalf of (including through the exercise of remedies under any Facility Document), the Borrowers for the purpose of a payment on the Obligations.
(e)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by any Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 10.07 shall survive the resignation or replacement of any Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.
Section 10.08Electronic Communications. Each Agent hereby agrees to accept and act upon instructions or directions pursuant to this Agreement and the other Facility Documents sent by unsecured e-mail (or .pdf files of executed documents), or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to such Agent an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give an Agent e-mail instructions (or .pdf files of executed documents or other instructions by a similar electronic method), such Agent’s understanding of such instructions actually received by such Agent shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, such Agent shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions. Each of the other parties hereto understands and agrees that neither of the Agents can determine the identity of the actual sender of such instructions and that each Agent shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Agents and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. Neither of the Agents shall be liable for any losses, costs or expenses arising directly or indirectly from such Agent’s reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to

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either of the Agents, including without limitation the risk of either of the Agents acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Agents and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Agents immediately upon learning of any compromise or unauthorized use of the security procedures.
Section 10.09Managing Agents.
(a)Authorization and Action. Each Conduit Lender and its related Committed Lender hereby appoints and authorizes its Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Facility Documents as are delegated to such Managing Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. No Managing Agent shall have any duties other than those expressly set forth in the Facility Documents, and no implied obligations or liabilities shall be read into any Facility Document, or otherwise exist, against any Managing Agent. No Managing Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Loan Party. Notwithstanding any provision of this Agreement or any other Facility Document, in no event shall any Managing Agent ever be required to take any action which exposes such Managing Agent to personal liability or which is contrary to any provision of any Facility Document or applicable law. Unless notified in writing to the contrary by the applicable Committed Lender, Agents and the Loan Parties shall provide all notices and payments specified to be made by to a Conduit Lender or a related Committed Lender hereunder to the related Managing Agent, if any, for the benefit of such Lenders. Each Managing Agent may perform any of the obligations of, or exercise any of the rights of, any related Lender and such performance or exercise shall constitute performance of the obligations of, or exercise of the rights of, such Lenders hereunder. In performing its functions and duties hereunder and under the other Facility Documents, each Managing Agent shall act solely as agent for its related Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any other Lender, Loan Party or any other Person, or any of their respective successors or assigns. Each Lender hereby designates the Managing Agent, if any, to act as its Managing Agent, and such Managing Agent hereby agrees to perform the duties and obligations of, such related Lenders.
(b)Managing Agents’ Reliance, Etc. No Managing Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Managing Agent under or in connection with this Agreement or the other Facility Documents (i) with the consent or at the request or direction of its related Committed Lenders or (ii) in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Managing Agent: (a) may (at the cost of such Managing Agent or its related Committed Lender) consult with legal counsel (including counsel for any Loan Party), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender (whether written or oral) and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Facility Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Facility Document on the part of any Loan Party or any other Person or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Facility Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Facility Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by e-mail, telecopier or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
(c)Managing Agent and Affiliates. With respect to any Advances by its related Lenders, each Managing Agent shall have the same rights and powers under this Agreement as any

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Committed Lender and may exercise the same as though it were not a Managing Agent; provided that no such exercise of rights and powers shall release such Managing Agent from any of its obligations hereunder, or substitute any Committed Lender for such Managing Agent as a party hereto. Each Managing Agent and any of its Affiliates may generally engage in any kind of business with the Loan Parties, any of their respective Affiliates and any Person who may do business with or own securities of any Loan Party or any of their respective Affiliates, all as if such Managing Agent were not a Managing Agent and without any duty to account therefor to any Conduit Lenders or Committed Lenders.
(d)Indemnification of Managing Agents. Each Committed Lender agrees to indemnify its Managing Agent (to the extent not otherwise reimbursed by a Loan Party), ratably according to the proportion of the percentage of such Committed Lender to the aggregate percentages of all related Committed Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Managing Agent in any way relating to or arising out of this Agreement or any other Facility Document or any action taken or omitted by such Managing Agent provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Managing Agent’s gross negligence or willful misconduct.
(e)Delegation of Duties. Each Managing Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(f)Action or Inaction by Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take action under any Facility Document unless it shall first receive such advice or concurrence of its related Lenders and assurance of its indemnification by its related Lenders, as it deems appropriate. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or at the direction of its related Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all related Lenders.
(g)Notice of Events of Termination. No Managing Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless such Managing Agent has received notice from the Administrative Agent, any other Managing Agent, any Lender, or any Loan Party stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If a Managing Agent receives such a notice, it shall promptly give notice thereof to its related Lenders. The Managing Agent shall take such action concerning an Unmatured Event of Default or Event of Default as may be directed by its related Lenders, but until such Managing Agent receives such directions, such Managing Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Managing Agent deems advisable and in the best interests of its related Lenders.
(h)Non-Reliance on Managing Agent and Other Parties. Except to the extent otherwise agreed to in writing between a Lender and its Managing Agent, each related Lender expressly acknowledges that neither their Managing Agent, any of its Affiliates nor any of such Managing Agent’s or Affiliate’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Managing Agent hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by such Managing Agent. Except to the extent otherwise agreed to in writing between a Lender and its Managing Agent, each related Lender represents and warrants to its Managing Agent that, independently and without reliance upon such Managing Agent, any of its Affiliates, any other Managing Agent, the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and the Collateral Agent and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Facility Document. Except for items expressly required to be delivered under this Agreement or any other Facility Document by a Managing Agent to any related Lender, no Managing

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Agent shall have any duty or responsibility to provide any related Lender with any information concerning the Loan Parties or any of their Affiliates that comes into the possession of such Managing Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
(i)Reliance on Managing Agent. Unless otherwise advised in writing by a Managing Agent or by any Lender related to such Managing Agent, each party to this Agreement may assume that (i) such Managing Agent is acting for the benefit and on behalf of each of its related Lenders, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Managing Agent has been duly authorized and approved by all necessary action on the part of its related Lenders.
Article XI

MISCELLANEOUS
Section 11.01No Waiver; Modifications in Writing. (a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.
(a)Except as otherwise expressly set forth in this Agreement (including Section 2.17(c) and Section 2.18), no amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrowers, the Agents and the Required Lenders, provided that:
(i)subject to clause (iii) below, any Fundamental Amendment shall require the written consent of each affected Lender;
(ii)no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights, duties, immunities or liabilities of any Agent or any Approved Account Bank without the prior written consent of such Agent or Approved Account Bank (as applicable); and
(iii)no such amendment, modification, supplement or waiver shall amend, modify or waive this Agreement or any other Facility Document (other than Hedging Agreements) so as to alter the ratable treatment of Obligations arising under a Hedging Agreement relative to Obligations arising under the Facility Documents (other than Hedging Agreements) or the definition of “Secured Party”, “Secured Hedge Counterparty”, “Hedge Counterparty”, “Hedging Agreement”, “Facility Documents” or “Obligations” (as such terms, or terms with similar meanings, are defined in this Agreement or any other Facility Document) in each case in a manner adverse to any Secured Hedge Counterparty without the written consent of any such Secured Hedge Counterparty.
(b)In connection with the execution of any amendment hereto or to any Facility Document to be executed by either Agent, the Lead Borrower shall deliver an officer’s certificate to such Agent, stating that such amendment is authorized or permitted hereunder or under such Facility Document, as applicable, and that all conditions precedent to the execution of such amendment have been complied with.
Section 11.02Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by e-mail, to (i) in the case of the Agents, the Corporate Trust Office, Attention: Shylock Baloyi, Email: Shylock.Baloyi@bny.com, and (ii) in the case of any other Person, such party’s address or e-mail address set forth in Schedule 1 or Schedule 2 hereto, as applicable, or as set forth in the Joinder Agreement or

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Assignment and Acceptance pursuant to which it became a party hereto, or at such other address or e-mail address as such party may hereafter specify in a notice given in the manner required under this Section 11.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused, (c) if sent by electronic transmission, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (d) if made available and posted on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent). Each Borrower hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any courts in any action, suit or proceeding in connection with this Agreement by serving a copy thereof upon such Borrower or by mailing copies thereof by regular or overnight mail, postage prepaid, to such Borrower at its address as specified above.
Section 11.03Taxes. (a) For purposes of this Section 11.03, the term “Applicable Law” includes FATCA.
(a)Any and all payments by or on account of any obligation of any Borrower under this Agreement and any other Facility Document shall be made free and clear of, and without deduction or withholding for, any and all Taxes, except as required by Applicable Law. If the Borrowers shall be required by Applicable Law (as determined in the good faith discretion of the Borrowers) to deduct or withhold any Taxes from, or in respect of, any sum payable by it hereunder or under any other Facility Document to any Secured Party, then the Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholding been made.
(b)In addition, the Borrowers agree to timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Required Lenders timely reimburse it for the payment of, any present or future stamp, sales, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.11(b), 11.03(h) or 12.01(h)) (such Taxes, hereinafter referred to as “Other Taxes”).
(c)The Borrowers agree to indemnify each of the Secured Parties, by paying (on a Payment Date) or reserving in a Restricted Borrower Account (for payment on the next following Payment Date), within ten (10) days after demand therefor, for the full amount of Indemnified Taxes, including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.03, paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing in reasonable detail the amount of, and basis for asserting, such payment or liability delivered to the Borrowers by a Secured Party shall be conclusive absent manifest error.
(d)As soon as practicable after the date of any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 11.03, the Borrowers will furnish to the Required Lenders the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or a copy of the return reporting such payment or other evidence of such payment as may be reasonably satisfactory to the Required Lenders).

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(e)If any payment is made by the Borrowers to or for the account of any Secured Party after deduction for or on account of any Taxes, and an indemnity payment or additional amounts are paid by the Borrowers pursuant to this Section 11.03, then, if such Secured Party, in its sole discretion exercised in good faith, determines that it has received a refund of such Taxes, such Secured Party shall reimburse to the Borrowers (without interest) such amount of any refund received (but only to the extent of indemnity payments made under this Section 11.03 with respect to the Taxes giving rise to such refund and only net of reasonable out-of-pocket expenses incurred, including Taxes) as such Secured Party shall determine in its sole discretion to be attributable to the relevant Taxes; provided that, in the event that such Secured Party is required to repay such refund to the relevant Governmental Authority, the Borrowers agree to return the refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to the Borrowers pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(f)Status of Secured Parties.
(i)Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraph (g)(ii)(A), (B) and (D) of this Section 11.03) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.
(ii)Without limiting the generality of the foregoing:
(A)Each Secured Party that is a U.S. Person hereby agrees that it shall, before the Funding Effective Date or, in the case of a Secured Party which becomes a party hereto pursuant to Section 12.01, before the date upon which such Secured Party becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrowers), deliver to the Borrowers two copies of accurate, complete and executed IRS Form W-9 or successor form, certifying that such Secured Party is entitled to an exemption from United States backup withholding tax.
(B)Each Secured Party that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, before the date on which such Secured Party becomes a party hereto pursuant to Section 12.01 (and from time to time thereafter upon the reasonable request of the Borrowers), deliver to the Borrowers, whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest hereunder or under any other Facility Document, two copies of properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and, (y) with respect to any

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other applicable payments hereunder or under any other Facility Document , two copies of properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business” profits or “other income” article of such treaty, with respect to any other applicable payments hereunder;
(2)two copies of properly completed and duly executed IRS Form W-8ECI;
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two copies of a certificate substantially in the form of Exhibit G-1 hereto to the effect that such Non-U.S. Lender is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code), a “10 percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower, or a “controlled foreign corporation” related to any Borrower (within the meaning of Section 881(c)(3)(C) of the Code) (a “U.S. Tax Compliance Certificate”), and (y) two copies of properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, two copies of properly completed and duly executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner; provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, before the date on which such Non-U.S. Lender becomes a party to this Agreement and before the date, if any, such Non-U.S. Lender designates a new lending office (and, in each case, as promptly as practicable after receipt of a written request therefor from the Borrowers), copies of any other properly completed and duly executed form prescribed by Applicable Law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or any Agent as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(iii)Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.
(g)On or before the date of this Agreement, to the extent copies thereof have not previously been so delivered, each Approved Account Bank shall deliver to the Lead Borrower, two duly executed copies of either (i) IRS Form W-9 (or any subsequent versions thereof or successors thereto) or (ii) IRS Form W-8IMY (or any subsequent versions thereof or successors thereto) certifying that it is a “U.S. branch” of a foreign bank and evidencing its agreement with the Lead Borrower to be treated as a U.S. Person with respect to payments made to it by any Borrower.
(h)If any Secured Party requires the Borrowers to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 11.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, that such designation or assignment would eliminate or reduce amounts payable pursuant to this Section 11.03 in the future and would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(i)Nothing in this Section 11.03 shall be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
(j)Each Agent and each Lender hereby agrees to treat the Advances as debt for U.S. federal, state and local income and franchise tax purposes and will take no contrary position except to the extent that a “determination” is made within the meaning of Section 1313(a) of the Code (or an analogous provision of other Law) that the Advances may not be treated as debt for such purposes.
(k)Survival. Each party’s obligations under this Section 11.03 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all amounts owing under any Facility Document.
Section 11.04Costs and Expenses; Indemnification. (a) Each Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of each Agent, the Manager, the Lenders and each other Secured Party in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable fees and disbursements of outside counsel for each Agent and any auditors, accountants, consultants, appraisers and rating agency or other professional advisors and agents engaged by any Agent; UCC filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document. Further, each Borrower shall pay (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, expenses and disbursements of legal counsel), and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by any Agent and incurred by any Agent in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, (B) all reasonable out-of-pocket costs and expenses (including all reasonable and documented fees, expenses and disbursements of legal counsel) of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and Other Taxes, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all costs and expenses incurred by the Agents and the other Secured Parties in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of any Agent and the other Secured Parties or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency

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proceeding, including all reasonable and documented fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by any Agent or the other Secured Parties. The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the other Facility Documents and the resignation or replacement of any Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of each Agent are intended to constitute expenses of administration under any applicable bankruptcy law.
(a)Each Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Collateral Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Indemnified Liabilities”), including any such Indemnified Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Collateral Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by any Loan Party contained in any Facility Document; (iii) any representation or warranty made or deemed made by any Loan Party contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) any failure by any Loan Party to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected first priority security interest in all of the Collateral free and clear of all Liens; (vi) any action or omission, not expressly authorized by the Facility Documents, by any Loan Party or any Affiliate of any Borrower which has the effect of reducing or impairing the Collateral or the rights of any Agent or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense of an Obligor to the payment with respect to any Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by any Loan Party to give reasonably equivalent value in connection with any acquisition or other transfer of assets by or to such Borrower, or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; and (xi) any Unmatured Event of Default or Event of Default; provided that the Borrowers shall not be liable to the extent any such Indemnified Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; provided, however that in no event will such Indemnified Party have any liability for any special, exemplary, indirect, punitive or consequential damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, further, that any payment hereunder which relates to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, or additional sums described in Sections 2.11 or 2.12, shall not be covered by this Section 11.04(b).
(b)All amounts due under this Section 11.04 shall be paid (or reserved for in a Restricted Borrower Account for payment on the following Payment Date) not later than three (3) Business Days after demand therefor.
Section 11.05Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together,

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shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form (including deliveries by facsimile, emailed or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as in effect in any state, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), the Illinois Electronic Commerce Security Act (5 ILCS 175/1-101 et seq.), or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.
Section 11.06Assignability. No Borrower may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders). The Lenders may assign their rights, interests or obligations under this Agreement as permitted under Section 12.01. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including by operation of law).
Section 11.07Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 11.08Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 11.09Confidentiality. Each Secured Party agrees to keep confidential all Borrower Information; provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party, or (y) any of their respective Affiliates, employees, directors, agents, representatives, consultants, attorneys, accountants and other professional advisors with the need to know such information for a purpose hereunder or in connection with this Agreement or the other Facility Documents (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement, (ii) to any prospective agent or co-agent of any Agent, (iii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrowers and the Obligations, and (iv) to any provider of credit protection to a Lender or any provider of a hedge for the benefit of a Lender, (c) to any Governmental Authority having jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required or requested to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation hereof, (f) any rating agency or a nationally recognized statistical rating organization in connection with Rule 17g-5 promulgated by the SEC, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document and (h) to the other parties to the Facility Documents in connection with the administration of this credit facility or the enforcement of the Facility Documents, (i) by a Conduit Lender (or Committed Lender on its behalf) to (x) its Program Support Providers and (y) any trustee or collateral agent for the benefit of the holders of the commercial paper notes or other senior indebtedness of a Conduit Lender appointed pursuant to such Conduit Lender’s program documents (after obtaining such Person’s agreement to keep such confidential information confidential in a manner substantially similar to this Section 11.09), (j) to any rating agency providing a rating for any Conduit Lender’s debt and (k) to any Person acting as a

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placement agent, dealer or investor Conduit Lender’s commercial paper (provided that any confidential information provided to any such placement agent, dealer or investor does not reveal the identity of the Borrower or any of their Affiliates and is confined to information of the type that is typically provided to such entities by asset-backed commercial paper conduits). In addition, each Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration and management of this Agreement and the other Facility Documents.
Section 11.10Merger. This Agreement and the other Facility Documents executed by the Administrative Agent, the Collateral Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.
Section 11.11Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.11, 2.12, 2.15, 7.07(b), 8.04(h), 10.03, 10.04, 10.07, 11.02, 11.03, 11.04, 11.07, 11.08, 11.12, 11.13, 11.14, 11.16, 11.18 and 11.19 and this Section 11.11 shall survive the termination of this Agreement in whole or in part and the payment in full in cash of the principal of and interest on the Advances.
Section 11.12Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;
(b)consents that any such action or proceeding may be brought in any court described in Section 11.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referenced in Section 11.02 or at such other address as may be permitted thereunder;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any party hereto or any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).
Section 11.13Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.
Section 11.14Service of Process. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS

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AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 11.15Waiver of Setoff. Each Borrower hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.
Section 11.16PATRIOT Act Notice. Each Lender and each Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow the Lenders to identify such Borrower in accordance with the PATRIOT Act. Each Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or any Agent in order to assist such Lender or such Agent in maintaining compliance with the PATRIOT Act.
Section 11.17Business Days. In the event that the date of any Payment Date, Optional Prepayment Date or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Optional Prepayment Date or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.
Section 11.18Third-Party Beneficiary. The parties hereto acknowledge and agree that each Approved Account Bank, the Indemnified Parties and the Affected Persons are third party beneficiaries of this Agreement.
Section 11.19No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Creditors”), may have economic interests that conflict with those of a Loan Party or its Affiliates. Each Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Creditor, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Creditors, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Creditor has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Creditor has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Facility Documents and (y) each Creditor is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Creditor has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with such transaction or the process leading thereto.
Section 11.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Facility Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with this Section 11.20 applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the U.S.

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or any other state of the U.S.) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the U.S. or a state of the U.S.
Section 11.21Non-Recourse. Each Secured Party acknowledges that each Loan Party is required to be a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of a Loan Party shall be personally liable for any of the Obligations of such Loan Party under this Agreement. The Loan Parties’ sole source of funds for payment of all amounts due hereunder shall be the Collateral. No recourse shall be had for the payment of any amount owing in respect of the Advances against a Person other than the Loan Parties for any other amounts payable in respect of the Obligations hereunder or under the other Facility Documents.
Section 11.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or
the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Article XII

ASSIGNMENT
Section 12.01Assignments and Participations.
(a)Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign all or any portion of its Commitment Amount or Advances and other rights and obligations under this Agreement to an Eligible Assignee; provided that (i) each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the then outstanding amount of such Lender’s

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Advances and/or Commitment Amount) or such lesser amount consented to by the Required Lenders, (ii) the parties to such assignment shall execute and deliver to Administrative Agent, for recording in the Register, an Assignment and Acceptance (with a copy to the Collateral Agent), (iii) with the prior written consent of the Lead Borrower (such consent not to be unreasonably withheld, it being understood that it shall be reasonable for the Lead Borrower to take into account the Business Objective) unless and until an Event of Default has occurred and is continuing and (iv) with the prior written consent of the Administrative Agent and the Collateral Agent (such consent to be given at the written direction of the Required Lenders and not to be unreasonably withheld) unless such assignment is to another Lender, a Conduit Assignee or an Affiliate of a Lender. The assignee, if it is not an existing Lender, shall deliver to the Administrative Agent (with a copy to the Collateral Agent) (x) its applicable tax documentation pursuant to Section 11.03(g)(ii), and (y) all documentation and other information that the Administrative Agent or the Collateral Agent reasonably requests under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment and Acceptance and upon payment to Administrative Agent of the registration fee referred to in this Section 12.01(a), be released from its obligations under this Agreement.
(b)In addition to its rights under Section 12.01(a), each Conduit Lender may at any time assign its rights in the Advances (and its rights hereunder and under the Facility Documents) to its related Committed Lender or its related Program Support Provider or any Affiliate of any of the foregoing. Furthermore, each Conduit Lender may at any time grant a security interest in and lien on, all or any portion of its interests under this Agreement, its Advances and all Facility Documents to (i) its related Committed Lender, (ii) its Managing Agent, (iii) any Program Support Provider who, at any time now or in the future, provides program liquidity or credit enhancement, including, without limitation, an insurance policy for such Conduit Lender relating to the Commercial Paper or the Advances, (iv) any other Person who, at any time now or in the future, provides liquidity or credit enhancement for the Conduit Lenders, including, without limitation, an insurance policy relating to the Commercial Paper or the Advances, (v) any collateral trustee or collateral agent for any of the foregoing or (vi) a trustee or collateral agent for the benefit of the holders of the commercial paper notes or other senior indebtedness of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents (provided that any such security interest shall not entitle the related secured party to any right to approve, veto, consent, waive or otherwise influence any approval, consent or waiver hereunder); provided, however, that any such security interest or lien shall be released upon assignment of its Advances to its related Committed Lender. In addition, each Conduit Lender may assign all or a portion of its Advances and its rights and obligations under this Agreement, and, in connection therewith, any other Facility Documents to which it is a party to a Conduit Assignee with respect to such Conduit Lender, without the prior written consent of the Borrower. Upon such assignment by a Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of Advances and the right to make future Advances or such portion thereof with respect to such Conduit Lender, (ii) the related administrative or managing agent for such Conduit Assignee will act as the Managing Agent for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Administrative Agent hereunder or under the other Facility Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties, in each case relating to the Commercial Paper and/or the Advances shall have the benefit of all the rights and protections provided to such Conduit Lender herein and in the other Facility Documents (including, without limitation, any limitation on recourse against such Conduit Assignee as provided herein) and (iv) if requested by the Managing Agent with respect to such Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Managing Agent may reasonably request to evidence and give effect to the foregoing. No assignment by any Conduit Lender to a Conduit Assignee of all or any portion of the Advances with respect to such Conduit Lender shall in any way diminish the obligation of the related Committed Lenders to such conduit lender to fund any Advances not funded by such Conduit Lender or such Conduit Assignee.
(c)Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain in a register for the recordation of the names and addresses of the

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Lenders and the Commitment Amounts and the principal amount of (and corresponding interest amounts on) advances of each Lender from time to time (the “Register”). The Borrowers, Administrative Agent, the Collateral Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitment Amounts and Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment Amount or Advance shall be effective, in each case, unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment Amount or Advance shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment Amount or Advance. Promptly following its receipt of an Assignment and Acceptance executed by the parties to such as the information contained therein in the Register.
(d)Participation. Notwithstanding anything contained herein to the contrary, any Lender may, from time to time an at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all or any portion of its Commitment Amount and the outstanding principal amount of Advances owing to it) to any financial institution that invests in loans other than a Competitor or a Disqualified Lender (or upon the occurrence and during the continuance of an Event of Default that has continued for more than 30 consecutive days, any financial institution that invests in loans selected by such Lender) (such Person, a “Participant”); provided that the terms of any such participation shall not entitle the Participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same; provided, further, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amount of, and corresponding interest amount on, each participant’s interest in the Advances, Commitment Amounts or other Obligations (the “Participant Register”); provided that no Lender shall be required to disclose or share the information contained in such Participant Register with Borrower or any other Person, except as required by law and to satisfy the requirements of Treasury regulations section 5f.103-1(c) and proposed Treasury regulations section 1.163-5. The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 11.03 (subject to the limitations and requirements of such Sections, it being understood that the documentation required under Section 11.03(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 11.03, with respect to the participation sold to such Participant, than the applicable Lender would have been entitled to receive except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.
(e)Assignments by Agents. Except to the extent its obligations hereunder and its interest in its Commitment Amount and Advances have been assigned pursuant to one or more Assignments and Acceptances, if an Agent is also a Lender, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not such Agent, respectively. The Agents, the Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, or any Affiliate of any Borrower and any Person who may do business with or own securities of any Borrower or any Affiliate of any Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

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(f)[Reserved].
(g)Pledge to Federal Reserve. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System); provided that no such security interest or the exercise by the secured party of any of its rights thereunder shall release such Lender from any of its funding obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Replacement Lender. If any Lender requests compensation under Section 2.11 or Section 11.03 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11(b) or Section 11.03(i), respectively, or if any Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to such sections or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XII) all of its interests, rights and obligations under this Agreement and the related Facility Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(ii)in the case of any such assignment resulting from a claim for compensation under Section 2.11 or Section 11.03, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)such assignment does not conflict with Applicable Law; and
(iv)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(v)Each party hereto agrees that (a) an assignment required pursuant to this Section 12.01(h) may be effected pursuant to an Assignment and Acceptance executed by the Borrowers, the Administrative Agent (at the written direction of the Required Lenders) and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(vi)(i)    If any assignment or participation under this Section 12.01 is made to any Disqualified Lender without the Borrowers’ prior written consent (any such person, a “Disqualified Person”), then the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Required Lenders, (A) terminate any Commitment of such Disqualified Person and cause the Borrowers to repay all obligations of the Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Advance held by such Disqualified Person, purchase such

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Advance by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Advance, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.01), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that, in the case of clause (C), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Advance, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Borrowers and the relevant assignment shall otherwise comply with this Section 12.01 (except that (x) no registration and processing fee shall be required with any assignment pursuant to this paragraph, and (y) no Assignment and Acceptance shall be required to be executed and delivered by the assignor in connection with such assignment. Nothing in this Section 12.01(i) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity.
Section 12.02Limited Recourse
(a)Conduit Lenders. Each of the parties hereto hereby covenants and agrees that it will not, prior to the date that is one year and one day after the payment in full of all Commercial Paper or other debt securities or instruments issued by a Conduit Lender, institute against, or join with any other Person in instituting against, such Conduit Lender, any bankruptcy, reorganization, arrangement, insolvency, examination or liquidation proceedings, or other proceedings under any federal or state (or any other jurisdiction with authority over such Conduit Lender) bankruptcy or similar law. In the event that any such party takes action in violation of this Section 12.02(a), such related Conduit Lender may file an answer with the bankruptcy court or otherwise properly contest or cause to be contested the filing of such a petition by any such party against such Conduit Lender or the commencement of such action and raise or cause to be raised the defense that such party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of the Conduit Lenders. No recourse shall be had for the payment of any amount owing in respect of this Agreement, including any obligation or claim arising out of or based upon this Agreement, against any stockholder, employee, officer, agent, director, member, affiliate or incorporator (or Person similar to an incorporator under state business organization laws) of any Conduit Lender.
(b)Payments by Conduit Lender. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall be obligated to pay any fees, costs, indemnified amounts or expenses due pursuant to this Agreement (“Conduit Lender Amounts”) other than in accordance with the order of priorities set out in such Conduit Lender’s commercial paper program documents and all payment obligations of each Conduit Lender hereunder are contingent on the availability of funds received pursuant to this Agreement and in excess of the amounts necessary to pay its commercial paper notes; provided, however, that each Committed Lender shall pay any Conduit Lender Amounts, on behalf of any related Conduit Lender, as and when due hereunder, to the extent that such Conduit Lender is precluded by its commercial paper program documents from paying such Conduit Lender Amounts in accordance with this Agreement. Any such amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim against or corporate obligation of such Conduit Lender for any such insufficiency unless and until funds received pursuant to this Agreement and are available for the payment of such amounts as aforesaid.
Article XIII

GUARANTY
Section 13.01Guaranty.

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(a)(i) Subject to this Article XIII, each Loan Party hereby, jointly and severally, irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to each Secured Party and its successors and assigns, irrespective of the validity and enforceability of this Agreement or any of the Obligations from time to time owing to the Secured Parties by any Loan Party under any Facility Document, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”), (x) the full and punctual payment in full in cash of the Guaranteed Obligations when due, whether at stated maturity, by required prepayment, upon acceleration declaration, acceleration, demand, or otherwise including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) and (y) in the case of any extension in time of repayment or renewal of this Agreement or the other Facility Documents or any of the Guaranteed Obligations, the full in cash and punctual payment of the Guaranteed Obligations in accordance with the terms of such extension or renewal, whether at stated maturity, upon acceleration or otherwise. Failing the payment of any of the Guaranteed Obligations in full when due for whatever reason, each Loan Party shall be, jointly obligated to immediately pay the amount not so paid. Each Loan Party agrees that this is a guarantee of payment and performance and not a guarantee of collection.
(i)Each Loan Party hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or the other Facility Documents, the absence of any action to enforce this Agreement or the other Facility Documents, any waiver or consent by the Administrative Agent or any Secured Party with respect to any provisions hereof or thereof, the recovery of any judgment against any other Loan Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Loan Party. Each Loan Party hereby (x) waives (to the maximum extent permitted by applicable law) diligence, presentment, demand of payment, filing of claims with a court in the event of any Insolvency Event involving any other Loan Party, any right to require a proceeding first against such Loan Party, protest, notice and all demands whatsoever and (y) covenants that this Agreement shall not be discharged except by the full payment of the Obligations in accordance with the terms hereof.
(ii)If any Secured Party is required by any court or otherwise to return any payment in respect of the Guaranteed Obligations to any Loan Party or any custodian, trustee, liquidator or other similar official acting in relation to any Loan Party, the Guaranties, to the extent theretofore discharged, shall be reinstated in full in respect thereto in full force and effect.
(iii)Each Loan Party agrees that it shall not be entitled to any right of subrogation in relation to the Secured Parties in respect of any of the Guaranteed Obligations. Each Loan Party further agrees that, as between the Loan Parties, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of its Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any declaration of acceleration of the Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable at such time) shall forthwith become due and payable by such Loan Party for the purpose of its Guaranty. Each Loan Party shall have the right to seek contribution from any nonpaying Loan Party so long as the exercise of such right does not impair the rights of the Secured Parties under this Agreement.
(iv)Each Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation, reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the assets of any Loan Party, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be. If, at any time, any payment of the Guaranteed Obligations is rescinded or reduced in any amount, or must otherwise be restored or returned by any obligee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated as though such

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payment had been due but not made at such time and reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(v)Each Guaranty shall be a general secured senior obligation of each Loan Party and shall rank senior in right of payment with all existing and future Indebtedness of such Loan Party, if any.
(b)Right of Set-Off. Each payment to be made by a Loan Party in respect of its Guaranty shall be made without set-off, counterclaim, reduction or diminution of any kind or nature. If any Guaranteed Obligation is not paid promptly when due (subject to any applicable grace periods), each of the Secured Parties and their respective Affiliates is authorized, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Secured Party or its Affiliate to, or for the credit or account of, any Loan Party against the obligations of such Loan Party under its Guaranty, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this Section 13.01(b) are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.
(c)Limitation on Guarantor Liability. Each Loan Party and each Secured Party hereby confirms that it is the intention of all such parties that the Guaranty of such Loan Party not constitute a fraudulent transfer or fraudulent conveyance, or similar limitation, for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Administrative Agent, the Secured Parties and the Loan Parties hereby irrevocably agree that the obligations of each Loan Party shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Loan Party that are relevant under such laws and after giving effect to any collections from the rights to receive contribution from or payments made by or on behalf of any other Loan Party in respect of the obligations of such other Loan Party under this Agreement, result in the obligations of such Loan Party under its Guaranty not constituting a fraudulent transfer or fraudulent conveyance, or similar limitation, under applicable law. Each Loan Party that makes a payment under its Guaranty shall be entitled upon payment in full in cash of all Guaranteed Obligations under this Agreement to a contribution from each other Loan Party in an amount equal to such other Loan Party’s pro rata portion of such payment based on the respective net assets of all of the Loan Parties at the time of such payment determined in accordance with GAAP.
(d)Subrogation. Each Loan Party shall be subrogated to all of the rights of the Secured Parties against the Loan Parties in respect of any amounts paid by such Loan Party pursuant to the provisions of this Agreement; provided that, if an Event of Default or Unmatured Event of Default has occurred and is continuing, no Loan Party shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation.
(e)Continuing Guarantee. Each Guaranty is a continuing guarantee, shall be binding on the relevant Loan Party and its successors and assigns, and shall be enforceable by the Administrative Agent or the Secured Parties, as set forth herein. If all or a part of any Secured Party’s interest in any Guaranteed Obligation is assigned or otherwise transferred, the transferor’s rights under the Guaranty, to the extent applicable to the Guaranteed Obligation so transferred, shall automatically be transferred with such Guaranteed Obligation.
[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BEETHOVEN FINANCING 1, LLC, as Initial Borrower
By:         /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

BEETHOVEN HOLDINGS 1, LLC, as Initial SPV Guarantor
By:         /s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

[Bain Warner JVCo – Signature Pages to Credit Agreement]

THE BANK OF NEW YORK MELLON, as Administrative Agent
By:         /s/ Natalie Santoriello
Name: Natalie Santoriello
Title: Agent

THE BANK OF NEW YORK MELLON, as Collateral Agent
By:         /s/ Natalie Santoriello
Name: Natalie Santoriello
Title: Agent

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and Joint Lead Arranger
By:         /s/ Sergey Gevorgyan
Name: Sergey Gevorgyan
Title: Principal

GOLDMAN SACHS BANK USA, as a Lender and Joint Lead Arranger

By:     /s/ Jonathan Abraham
Name: Jonathan Abraham
Title: Authorized Signatory

[Bain Warner JVCo – Signature Pages to Credit Agreement]